Exhibit T3C.1

YPG FINANCING INC.

and

BNY TRUST COMPANY OF CANADA

as Canadian Trustee and Collateral Agent

and

THE BANK OF NEW YORK MELLON

as U.S. Trustee

and

EACH OF THE GUARANTORS

TRUST INDENTURE

providing for the issue of

9.25% Senior Secured Notes Due 2018

DATED AS OF December 20, 2012

3.4 NO NOTICE OF TRUSTS	48

3.5 REGISTERS OPEN FOR INSPECTION	48

3.6 EXCHANGES OF NOTES	48

3.7 CLOSING OF REGISTERS	49

3.8 CHARGES FOR REGISTRATION, TRANSFER AND EXCHANGE	49

3.9 OWNERSHIP OF NOTES	50

ARTICLE 4 REDEMPTION AND REPURCHASE OF NOTES	51

4.1 OPTIONAL REDEMPTION	51

4.2 NOTICE OF OPTIONAL REDEMPTION	51

4.3 MANDATORY REDEMPTION	52

4.4 SELECTION OF NOTES TO BE REDEEMED	53

4.5 NOTES DUE ON REDEMPTION DATES	53

4.6 DEPOSIT OF REDEMPTION PRICE	53

4.7 OFFICER'S CERTIFICATE WITH RESPECT TO MANDATORY REDEMPTION	54

4.8 OTHER ACQUISITIONS OF NOTES	54

4.9 NOTES REDEEMED OR ACQUIRED IN PART	55

4.10 CANCELLATION OF NOTES	55

ARTICLE 5 COVENANTS OF THE CORPORATION	55

5.1 POSITIVE COVENANTS	55

5.2 OFFICE FOR NOTICES, PAYMENTS AND REGISTRATION OF TRANSFER, ETC.	56

5.3 PAYMENT OF NOTES	56

5.4 REPORTING AND NOTICE OF DEFAULT	57

5.5 PROVISION OF FINANCIAL INFORMATION	57

5.6 RESTRICTED PAYMENTS	58

5.7 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK	62

5.8 ASSET SALES	67

5.9 OFFER TO REPURCHASE UPON CHANGE OF CONTROL	68

5.10 OFFER TO REPURCHASE UPON INCURRENCE OF SUBORDINATED INDEBTEDNESS	70

5.11 LIENS	72

5.12 LIMITATION ON SALE AND LEASEBACK TRANSACTIONS	72

5.13 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES	73

5.14 MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS	75

(ii)

5.15 TRANSACTIONS WITH AFFILIATES	76

5.16 BUSINESS ACTIVITIES	79

5.17 ADDITIONAL NOTE GUARANTEES	79

5.18 LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY-OWNED RESTRICTED SUBSIDIARIES	80

5.19 DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES	80

5.20 GUARANTORS	81

5.21 PAYMENTS FOR CONSENTS	82

5.22 ADDITIONAL AMOUNTS	82

ARTICLE 6 DEFAULTS AND ENFORCEMENT	84

6.1 EVENTS OF DEFAULT	84

6.2 ACCELERATION OF MATURITY	87

6.3 COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT BY TRUSTEES	87

6.4 TRUSTEES MAY FILE PROOFS OF CLAIM	88

6.5 TRUSTEES MAY ENFORCE CLAIMS WITHOUT POSSESSION OF NOTES	88

6.6 APPLICATION OF MONIES BY TRUSTEES	89

6.7 NO SUITS BY HOLDERS OF NOTES	90

6.8 RESTORATION OF RIGHTS AND REMEDIES	90

6.9 RIGHTS AND REMEDIES CUMULATIVE	90

6.10 Delay or Omission Not Waiver	91

6.11 CONTROL BY HOLDERS OF NOTES	91

6.12 NOTICE OF EVENT OF DEFAULT AND CURE	91

6.13 WAIVER OF DEFAULT	92

6.14 RESCISSION	92

6.15 UNDERTAKING FOR COSTS	92

6.16 JUDGMENT AGAINST THE ISSUER	93

6.17 NOTICE OF PAYMENT BY TRUSTEES	93

6.18 TRUSTEES MAY DEMAND PRODUCTION OF NOTES	93

6.19 IMMUNITY OF DIRECTORS AND OFFICERS	93

(iii)

ARTICLE 7 AMENDMENT, SUPPLEMENT AND WAIVER	93

7.1 WITH CONSENT OF HOLDERS	93

7.2 CONSENT OF EACH AFFECTED HOLDER	94

7.3 WITHOUT CONSENT OF HOLDERS	95

7.4 COMPLIANCE WITH TRUST INDENTURE ACT	96

7.5 FORM OF ANY PROPOSED AMENDMENT, SUPPLEMENT OR WAIVER	96

7.6 CONSENT OF ISSUER; TRUSTEES TO SIGN AMENDMENTS	96

7.7 NOTICE OF AMENDMENT, SUPPLEMENT OR WAIVER	96

ARTICLE 8 NOTE GUARANTEES	97

8.1 GUARANTEE	97

8.2 INDEMNITY	99

8.3 LIMITATION ON GUARANTOR LIABILITY	100

8.4 WAIVER	100

8.5 EXECUTION AND DELIVERY OF NOTE GUARANTEE	100

8.6 MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS OF A GUARANTOR	101

8.7 RELEASES	102

8.8 SUBORDINATION OF INTERCOMPANY INDEBTEDNESS	103

8.9 RECOURSE AGAINST THE ISSUER	104

8.10 ADDITIONAL SECURITY	104

8.11 FURTHER ASSURANCES	104

8.12 SETTLEMENT OF ACCOUNTS	104

8.13 JUDGMENT CURRENCY PROVISIONS	104

8.14 GUARANTEED PARTIES	105

ARTICLE 9 SATISFACTION AND DISCHARGE	105

9.1 SATISFACTION AND DISCHARGE	105

9.2 APPLICATION OF TRUST MONEY	106

9.3 NON-PRESENTATION OF NOTES	106

9.4 REPAYMENT OF UNCLAIMED MONIES	107

ARTICLE 10 COLLATERAL AND SECURITY	107

10.1 SECURITY INTEREST	107

10.2 COLLATERAL AGENT	108

10.3 INTERCREDITOR AGREEMENT	108

10.4 ENFORCEMENT OF LIENS	108

10.5 RELEASE OF LIENS ON COLLATERAL	109

(iv)

10.6 RELEASE OF LIENS IN RESPECT OF THE NOTES	110

10.7 ORDER OF APPLICATION	110

10.8 AMENDMENT OF SECURITY DOCUMENTS	111

10.9 VOTING	112

10.10 MAINTENANCE OF THE COLLATERAL	112

10.11 PERFECTION AND NON-PERFECTION OF SECURITY IN COLLATERAL	113

10.12 FURTHER ASSURANCES	113

10.13 IMPAIRMENT OF SECURITY INTEREST	113

10.14 CERTIFICATES OF THE ISSUER	114

ARTICLE 11 MEETINGS OF HOLDERS OF NOTES	114

11.1 PURPOSE, EFFECT AND CONVENTION OF MEETINGS	114

11.2 NOTICES OF MEETINGS	114

11.3 CHAIRMAN	115

11.4 QUORUM	115

11.5 POWER TO ADJOURN	115

11.6 SHOW OF HANDS	115

11.7 POLL	116

11.8 VOTING	116

11.9 REGULATIONS	116

11.10 ISSUER AND TRUSTEES MAY BE REPRESENTED	117

11.11 POWERS CUMULATIVE	117

11.12 MINUTES	117

11.13 FORM OF CONSENT, WAIVER, NOTICE, AUTHORIZATION OR RESOLUTION	117

11.14 BINDING EFFECT OF RESOLUTIONS	118

11.15 RECORD DATES	118

ARTICLE 12 NOTICES	118

12.1 NOTICE TO THE ISSUER	118

12.2 NOTICE TO HOLDERS	119

12.3 NOTICE TO THE TRUSTEES	119

12.4 WHEN PUBLICATION NOT REQUIRED	119

12.5 WAIVER OF NOTICE	119

12.6 EXECUTION OF DOCUMENTS BY HOLDERS	120

(v)

ARTICLE 13 CONCERNING THE TRUSTEE	120

13.1 INDENTURE LEGISLATION	120

13.2 CORPORATE TRUSTEE REQUIRED ELIGIBILITY	120

13.3 CERTAIN DUTIES AND RESPONSIBILITIES OF TRUSTEES	120

13.4 NO CONFLICT OF INTEREST	121

13.5 CONDITIONS PRECEDENT TO TRUSTEES' OBLIGATION TO ACT	121

13.6 REPLACEMENT OF TRUSTEE	122

13.7 ACCEPTANCE OF APPOINTMENT BY SUCCESSOR	123

13.8 TRUSTEES MAY DEAL IN NOTES	123

13.9 INVESTMENT OF MONIES HELD BY TRUSTEES	123

13.10 TRUSTEES NOT REQUIRED TO GIVE SECURITY	124

13.11 TRUSTEES NOT REQUIRED TO POSSESS NOTES	124

13.12 FINANCIAL STATEMENTS	124

13.13 EVIDENCE OF COMPLIANCE	124

13.14 FORM OF EVIDENCE	125

13.15 CERTAIN RIGHTS OF TRUSTEES	125

13.16 MERGER, CONSOLIDATION OR SUCCESSION TO BUSINESS	127

13.17 ACTION BY TRUSTEES TO PROTECT INTERESTS	127

13.18 COMPENSATION AND INDEMNITY	127

13.19 AUTHORITY TO CARRY ON BUSINESS	128

13.20 TRUSTEES NOT LIABLE IN RESPECT OF DEPOSITORY	128

13.21 TRUSTEES APPOINTED ATTORNEY	128

13.22 ACCEPTANCE OF TRUSTS	129

13.23 NO LIABILITY FOR CERTAIN DEPOSITED MONIES	129

13.24 NO LIABILITY FOR BREACH BY ISSUER	129

13.25 NO LIABILITY FOR STATEMENTS OF FACT	129

13.26 NO LIABILITY WHEN IN GOOD FAITH	129

13.27 PRIVACY LAWS	130

13.28 INITIAL APPOINTMENT OF TRUSTEES	130

13.29 REPORTS BY THE TRUSTEES	130

(vi)

ARTICLE 14 SUPPLEMENTAL INDENTURES AND CORRECTIONS	131

14.1 SUPPLEMENTAL INDENTURES	131

14.2 CORRECTIONS	131

14.3 EFFECT OF SUPPLEMENTAL INDENTURES	131

14.4 Execution of Supplemental Indentures	132

ARTICLE 15 MISCELLANEOUS	132

15.1 COMMUNICATION BY HOLDERS WITH OTHER HOLDERS	132

15.2 COUNTERPARTS AND FORMAL DATE	132

15.3 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SECURITYHOLDERS	132

15.4 GOVERNING LAW	132

15.5 CERTIFICATES AND OPINIONS	133

15.6 SEVERABILITY	133

15.7 SUCCESSORS AND ASSIGNS	133

15.8 BENEFITS OF INDENTURE	133

15.9 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS	133

15.10 CHOICE OF LANGUAGE	134

SCHEDULE A FORM OF NOTE	A-1

SCHEDULE B .1 TRANSFER CERTIFICATION FORM	B-1

SCHEDULE B .2 EXCHANGE CERTIFICATION FORM	B-1

SCHEDULE C FORM OF NOTE GUARANTEE	C-1

SCHEDULE D FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS	D-1

SCHEDULE E RECONCILIATION AND TIE BETWEEN THE TRUST INDENTURE ACT OF 1939 AND THE INDENTURE	E-1

(vii)

TRUST INDENTURE

THIS TRUST INDENTURE is entered into as of December 20, 2012.

AMONG:

YPG FINANCING INC., a corporation existing under the laws of Canada (the “Issuer”),

- and -

BNY TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, as trustee (in such capacity, the “Canadian Trustee”) and as collateral agent,

- and -

THE BANK OF NEW YORK MELLON, a New York banking corporation organized and existing under the laws of the United States, as trustee (the “U.S. Trustee”),

- and -

YELLOW MEDIA LIMITED, a corporation existing under the laws of Canada (the “Corporation”),

- and -

YELLOW PAGES GROUP CORP., a corporation existing under the laws of Canada,

- and -

YPG (USA) HOLDINGS, INC., a company existing under the laws of Delaware,

- and -

YELLOW PAGES GROUP, LLC, a company existing under the laws of Delaware,

- and -

WALL2WALL MEDIA INC., a corporation existing under the laws of Canada.

RECITALS:

A.	The Issuer wishes to create and issue the 9.25% senior secured notes due November 30, 2018 (the “Notes”) in the manner provided in this Indenture.

B.	The Issuer, under its constating documents and the laws relating thereto, is duly authorized to create and issue the Notes to be issued as herein provided.

C.	Each of the Guarantors (as defined below) is duly authorized to guarantee the obligations of the Issuer as herein provided.

D.	All necessary resolutions of the directors of the Issuer have been duly passed and other proceedings taken and conditions complied with to make the creation and issue of the Notes proposed to be issued hereunder and this Indenture and the execution thereof legal, valid and binding on the Issuer in accordance with the laws relating to the Issuer.

E.	All necessary resolutions of each Guarantor have been duly passed and other proceedings taken and conditions complied with to make this Indenture legal, valid and binding on each of the Guarantors in accordance with the laws relating to each Guarantor.

F.	The foregoing recitals are made as representations and statements of fact by the Issuer (except for C and E above) and not by the Guarantors or the Trustees.

G.	Recitals C and E above are made as a representation and statement of fact by each of the Guarantors and not by the Trustees or the Issuer.

NOW THEREFORE THIS TRUST INDENTURE WITNESSES and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Indenture and in the Notes, the following terms shall have the meanings ascribed thereto below:

“$75 Million Minimum Cash Balance” has the meaning ascribed thereto in Section 4.3.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; and

(2)	Indebtedness incurred by the specified Person in connection with the financing of an acquisition and secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Holders” means, as to any matter at any time, a direction in writing delivered to the Collateral Agent by or with a resolution by, or the written consent of, the Holders representing the Required Holders.

For purposes of this definition, (a) Notes registered in the name of, or beneficially owned by, the Corporation or any Affiliate of the Corporation shall be deemed not to be outstanding and (b) votes shall be determined in accordance with this Indenture and the Security Documents as set forth in Section 10.9.

“Additional Amounts” has the meaning ascribed thereto in Section 5.22.

“Adjusted Consolidated Cash Flow from Operations” means, with respect to any specified Person for any period:

(1)	the aggregate of the cash flow from operations of such Person and its Restricted Subsidiaries for such period on a consolidated or combined basis, determined in accordance with GAAP, excluding, however:

(a)	the cash flow from operations of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its articles, charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (“Dividend-Constrained Subsidiaries”); and

(b)	that portion of the cash flow from operations from any Restricted Subsidiary that is not directly or indirectly 100% owned by such person that is attributable to another party’s minority ownership interest in such Restricted Subsidiary,

For greater certainty and subject to the foregoing, that portion of the cash flow from operations of any Person or Restricted Subsidiary that arises from Investments that are not Investments in Restricted Subsidiaries including Investments in Unrestricted Subsidiaries or Investments that are accounted for by the equity method or cost method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (whether or not such dividends or distributions are classified as cash flow from operations or otherwise for the purposes of preparing a statement of cash flows in accordance with GAAP);

(2)	minus, without duplication and to the extent not otherwise deducted in calculating cash flow from operations in the current period or in prior period, on a consolidated basis and, with respect to Restricted Subsidiaries, only to the extent the amounts arise from Restricted Subsidiaries that are not Dividend-Constrained Subsidiaries in the current period:

(a)

the consolidated interest obligations (other than interest obligations relating to any Subordinated Indebtedness incurred after the date of this Indenture, excluding any Permitted Debt or Acquired Debt) of such Person and its Restricted Subsidiaries that were not paid in the current period (irrespective of whether such amount was expensed or capitalized or treated otherwise for accounting purposes) and are payable in cash within the six-month period immediately following the current period, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, any Additional Amounts payable under Section 5.22 (which, for the purposes of this paragraph (a) shall be deemed to be “interest obligations”), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(b)	all federal, provincial, state, municipal and foreign income taxes and franchise or margin taxes of such Person and its Restricted Subsidiaries that have not been paid on or before the end of the current period and are payable in cash within the 12-month period immediately following the current period and are in respect of the current or prior periods based on a reasonable method of allocation;

(c)	50% of the estimated cash amount payable to employees during the six-month period immediately following the current period with respect to long-term employee compensation plans including, without limitation, restricted stock unit plans, phantom stock plans, long term incentive plans and other similar multi-year compensation arrangements;

(d)	amounts paid to hedge future payments under stock compensation plans and awards;

(e)	the estimated minimum amount required by any applicable laws, rules or regulations or any Governmental Authority of any catch up pension plan contribution payments expected upon reasonable grounds to become retroactively payable in respect of the current period within the six-month period immediately following the current period; and

(f)	at the option of the specified Person, any other reserve established during the current period in accordance with GAAP acting reasonably for cash expenses payable within the 12-month period immediately following the current period by such Person and its Restricted Subsidiaries and classified as a current liability in the financial statements for the six-month period then ended;, provided that, where amounts determined in paragraphs (a) to (f) of this definition arise from Restricted Subsidiaries that are not Wholly-Owned Subsidiaries, then the amounts so determined with respect to such Restricted Subsidiaries shall be adjusted to reflect such Person’s aggregate direct and indirect interest in such Restricted Subsidiaries;

(3)	plus, without duplication, the amounts deducted pursuant to paragraphs 2(a), 2(b), 2(c), 2(e) and 2(f) when calculating Adjusted Consolidated Cash Flow from Operations for the immediately prior period; provided that to the extent that any amount so added back was not paid during the current period (such unpaid amount being an “Outstanding Reserve”) but is expected on reasonable grounds to be paid during the period immediately following the current period, then when calculating Adjusted Consolidated Cash Flow from Operations for the current period a new deduction may be made pursuant to the applicable subparagraph of paragraph 2 on account of such Outstanding Reserve; and

(4)	plus, without duplication, interest amounts paid in cash in the current period on any Subordinated Indebtedness incurred after the date of this Indenture (excluding any Permitted Debt or Acquired Debt).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Transaction” has the meaning ascribed thereto in Section 5.15.

“Applicable Indebtedness” means:

(1)	in respect of any asset that is the subject of an Asset Sale at a time when such asset constitutes Collateral, Indebtedness of the Issuer or a Guarantor that, in each case, is secured at such time by a Permitted Lien on such Collateral that is prior to the Lien on such Collateral securing the Notes or the Note Guarantees related thereto pursuant to the Security Documents, including, with respect to assets constituting First Priority Lien Obligations; or

(2)	in respect of any other asset, any First Priority Lien Obligations, and in the case of an Asset Sale by a Subsidiary that is not a Guarantor or the Issuer, Indebtedness of such Subsidiary or any other Subsidiary that is not a Guarantor or the Issuer.

“Asset Sale” means:

(1)	the sale, lease, transfer or other disposition of any properties, assets or rights by the Corporation or any of its Restricted Subsidiaries, provided that the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole, shall be governed by Section 5.9 and Section 5.14, as applicable, of this Indenture and not by the provisions of Section 5.8; or

(2)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than directors’ Qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Corporation or one of its Restricted Subsidiaries).

Notwithstanding the preceding paragraphs of this definition, none of the following items shall be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value in any calendar year of less than $5 million;

(2)	a disposition of leasehold improvements or leased assets in connection with the termination of an operating lease;

(3)	a sale or issuance of Equity Interests of any Restricted Subsidiary by the Corporation or any Restricted Subsidiary to the Corporation or to any of the Corporation’s Restricted Subsidiaries;

(4)	a sale, lease, transfer or other disposition of Excluded Property;

(5)	a sale, lease, transfer or other disposition of inventory, products, by-products, goods held for sale, services and accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain in the conduct of the business of the Corporation or its Restricted Subsidiaries);

(6)	a sale, lease, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(7)	a sale, lease, transfer or other disposition of assets by the Corporation or a Restricted Subsidiary in connection with a corporate reorganization that is carried out as a step transaction if:

(a)	the step transaction is completed within three Business Days;

(b)	at the completion of the step transaction, such assets are owned by the Corporation or a Restricted Subsidiary; and

(c)	the step transaction maintains the Lien securing the Notes or the Note Guarantees on such assets as if such assets had remained in the possession of the Corporation or the Restricted Subsidiary;

(8)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that shall be a Restricted Subsidiary following such transaction) of comparable or greater market value or usefulness, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $25 million shall be evidenced by an Officer’s Certificate, and (b) $50 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Corporation;

(9)	any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(10)	foreclosure or any similar action with respect to any Property of the Corporation or any of its Restricted Subsidiaries;

(11)	the sale, transfer or other disposition of Collateral or other assets in connection with the realization on Permitted Liens;

(12)	any sale and leaseback transaction permitted under Section 5.12 or any other similar financing transaction with respect to Property acquired by the Corporation or any Restricted Subsidiary after the Issue Date;

(13)	a sale, lease, transfer or other disposition of cash or Cash Equivalents;

(14)	a sale, lease, transfer or other disposition of assets relating to Hedging Obligations;

(15)	the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business;

(16)	outsourcing initiatives in the ordinary course of business;

(17)	any lease entered into in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries;

(18)	sales, transfers or other dispositions of accounts receivable and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction;

(19)	transactions permitted under Section 5.14;

(20)	a Restricted Payment that does not violate Section 5.6 or a Permitted Investment;

(21)	the creation of a Lien to the extent that the granting of such Lien was not in violation of Section 5.11;

(22)	the sale, transfer, discounting or other disposition of accounts receivable and other payment obligations in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, and transfers of accounts receivable, other payment obligations and related assets in connection with credit insurance;

(23)	to the extent allowable under any successor provision, or any comparable provision of any applicable tax law, any exchange of like property for use in the business of the Corporation or any of its Restricted Subsidiaries; and

(24)	subject to compliance, if applicable, with Section 5.13, any sale or other disposition of assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, but only if such Restricted Subsidiary is prevented by the terms of any agreement with its co-venturers from distributing the proceeds of such sale or other disposition to the Corporation or any of its Restricted Subsidiaries.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP, provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation”.

“Authorized Investments” means short term interest bearing or discount debt obligations that are direct obligations of Canada or an agency or instrumentality of Canada, a province of Canada or a chartered bank (which may include a Trustee’s Affiliate or related party of a Trustee), provided that such obligation is rated, as applicable, at least in one of the two highest sub-categories of short-term debt of R1 (high) or R1(mid) or for long term debt AA(low) or greater by DBRS and an equivalent rating by S&P or Moody’s, respectively, or their successors.

“Authorized Officer” means any individual who holds one or more of the offices of President and Chief Executive Officer, Chief Financial Officer, Senior Vice President, General Counsel and Secretary, Vice President and Corporate Controller and Treasurer.

“Available Proceeds” has the meaning ascribed thereto in Section 5.8.

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes, and any other applicable insolvency, winding-up, dissolution, restructuring, reorganization, liquidation, or other similar law of any jurisdiction.

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Certificate as shown on the books of the Depository or a Participant.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday or any other day on which the Canadian Trustee’s office in Montreal, Québec is not generally open for business, or any other day on which Canadian chartered banks are closed in Montreal, Québec.

“Canadian Trustee” has the meaning ascribed thereto in the preamble of this Indenture.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carry Forward Note Purchase Amount” has the meaning ascribed thereto in Section 4.8.

“Cash Balance” has the meaning ascribed thereto in Section 4.3.

“Cash Equivalents” means:

(1)	United States dollars and Canadian dollars;

(2)	securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)	time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any bank referred to in Schedule I, Schedule II or Schedule III of the Bank Act (Canada) or rated at least A-1 or the equivalent thereof by S&P, at least P-1 or the equivalent thereof by Moody’s, or at least R-1 or the equivalent thereof by DBRS;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or, with respect to Canadian commercial paper, having one of the two highest ratings obtainable from DBRS, and, in each case, maturing within twelve months after the date of acquisition;

(6)	securities issued by any state of the United States of America, any province of Canada or any political subdivision or any public instrumentality of any such state or province maturing within twelve months from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	local currencies held by the Corporation or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether absolute or contingent, of such Person in respect of overdrafts, returned items and other liabilities owed to any other Person that arises from treasury, depository, foreign exchange (including without limitation foreign currency Hedging Obligations) or cash management services, including without limitation in connection with any automated clearing house transfers of funds, wire transfer services, controlled disbursement accounts or similar transactions, and all obligations in connection with any credit cards or stored value cards.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to properties or other assets.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group or Persons acting jointly or in concert for purposes of such transaction;

(2)	the consummation of any transaction or series of transactions (including, without limitation, any merger, consolidation, arrangement or amalgamation), the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Corporation or the Issuer, measured by voting power rather than number of shares;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Corporation (other than a plan of liquidation of the Corporation that is a liquidation for tax purposes only); and

(4)	the consummation of any transaction, the result of which is that any Person or group of Persons acting jointly or in concert for the purposes of such transaction has elected to the Board of Directors of the Corporation such number of its or their nominees as shall constitute a majority of the directors comprising the Board of Directors of the Corporation.

For purposes of this definition, (i) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Corporation and its Restricted Subsidiaries, (ii) any direct or indirect holding company of the Corporation shall not itself be considered a “Person” or “group” for purposes of clauses (2) and (4) above, provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50% of the voting shares of such holding company, (iii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (iv) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (1), (2), (3) or (4) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have occurred, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Change of Control Payment Date” has the meaning ascribed thereto in Section 5.9.

“Change of Control Offer” has the meaning ascribed thereto in Section 5.9.

“Change of Control Payment” has the meaning ascribed thereto in Section 5.9.

“Collateral” means all Property of the Issuer and the Guarantors, whether owned on the Issue Date or thereafter acquired, other than Excluded Property.

“Collateral Agent” means BNY Trust Company of Canada, in its capacity as collateral agent under the Security Documents and this Indenture, or a duly appointed successor.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Consolidated Net Income: (a) Consolidated Interest Expense, (b) any tax expense, current and deferred, included in Consolidated Net Income, (c) depreciation expense,

(d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under this Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to Section 5.8, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Consolidated Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of the Corporation, all as determined on a consolidated basis for the Corporation and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any Intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of the Corporation and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Corporation and its Restricted Subsidiaries, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated profit (or loss) after taxation of the Corporation and its Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the sum, without duplication, of (a) all Indebtedness of the Corporation and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP and to the extent reflected as indebtedness on the consolidated balance sheet of the Corporation in accordance with GAAP, and (b) the aggregate amount of all outstanding Disqualified Stock of the Corporation and its Restricted Subsidiaries which shall be equal to their respective fixed repurchase or redemption prices in accordance with the terms of such Disqualified Stock (provided that any conditions precedent for such repurchase or redemption have all been satisfied), all calculated on a consolidated basis in accordance with GAAP, less (c) the net amount of all Hedging Obligations (determined on a marked-to-market basis as of the last day of the applicable four-quarter reference period).

“Consolidated Total Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date to (b) Consolidated EBITDA for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

In addition, for purposes of calculating the Consolidated Total Debt to Consolidated EBITDA Ratio:

(1)	acquisitions that have been made by the Corporation or any of its Restricted Subsidiaries, including through mergers, consolidations or amalgamations, or any Person or any of its Restricted Subsidiaries acquired by the Corporation or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Total Debt to Consolidated EBITDA Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)	the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Indebtedness shall not be obligations of the Corporation or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Control”, “Controls” and “Controlled” and similar expressions mean a relationship between two Persons wherein one person (first person) is considered to control another person (second person) if:

(1)	the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person (other than securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto),

(2)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(3)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

“Conversion Date” has the meaning ascribed thereto in Section 8.13(b).

“Corporation” has the meaning ascribed thereto in the preamble of this Indenture.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of senior secured notes, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Creditor” has the meaning ascribed thereto in Section 8.8.

“DBRS” means DBRS Limited and its successors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Amount” has the meaning ascribed thereto in Section 6.1.

“Depository” means CDS Clearing and Depository Services Inc. or such other Person as is designated in writing by the Issuer and acceptable to the Trustees to act as depository.

“Depository Nominee” means the nominee of the Depository in whose name Global Certificates are registered.

“Description of the Senior Secured Notes” means the section entitled “Description of the Senior Secured Notes” contained in the Issuer’s management proxy circular dated July 30, 2012.

“Designated Cash Payment Events” has the meaning ascribed thereto in Section 4.3.

“Designated Net Proceeds” has the meaning ascribed thereto in Section 5.8.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate delivered to the Trustees, which Officer’s Certificate shall set forth the Fair Market Value of such Designated Non-Cash Consideration and the basis for determining such Fair Market Value.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Corporation or any of its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation or any of its Subsidiaries may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.6, provided, further, that if the Capital Stock is issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Corporation and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Net Income: (a) Interest Expense, (b) any tax expense, current and deferred, included in Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under this Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to Section 5.8, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of such specified Person, all as determined in accordance with GAAP.

“equally and rateably” means, in reference to sharing of Liens or proceeds thereof as among Holders of Notes, that such Liens or proceeds shall be allocated and distributed first to a Trustee for such outstanding Notes, for the account of the Holders of Notes, rateably in proportion to the principal of, and amounts then due and payable (exclusive of expenses and similar payments) with respect to interest and premium, if any, on such outstanding Notes when the allocation or distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning ascribed thereto in Section 6.1.

“Excess Cash Flow” means with respect to any Person for any period, Adjusted Consolidated Cash Flow from Operations, adjusted as follows, without duplication:

(1)	minus all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of property, plant and equipment (other than the acquisition of a business or IS/IT Expenditures) and intangible assets determined in conformity with GAAP made during such period or accrued during such period and payable within the six-month period immediately following such period by such Person and its Restricted Subsidiaries (the aggregate amount deducted pursuant to this paragraph (1) for such period being the “Excess Cash Flow CapEx Deduction”);

(2)	minus payments of principal made or committed to be made by such Person and its Restricted Subsidiaries under Capital Lease Obligations for such period and any debt issuance costs paid in such period;

(3)	minus any payments made in the current period with respect to earn-out or similar arrangements existing as of the date of this Indenture;

(4)	minus any payments made in the current period with respect to a put right in favour of the co-owners of 411.ca, Mediative G.P. and Mediative L.P. or with respect to a call right in favour of the Corporation or any of its Affiliates in connection with Mediative G.P. and Mediative L.P., in all cases as contemplated in agreements existing as of the date of this Indenture; and

(5)	minus, to the extent not included in the foregoing, amounts accrued or paid in cash in such period with respect to share-based management compensation plans, provided that such amounts were not deducted in a calculation of Excess Cash Flow with respect to a prior period.

Notwithstanding the foregoing:

(a)	for a Mandatory Redemption Period ending on March 31 of any particular year, the following additional provisions shall apply:

(i)	if the Excess Cash Flow Cap Ex Deduction for the current period exceeds $50 million then the Excess Cash Flow calculated based on paragraphs (1) to (5) above shall be increased by the amount of such excess; or

(ii)	if the IS/IT Expenditures made by such Person and its Restricted Subsidiaries during the current period exceeds $50 million then the Excess Cash Flow calculated based on paragraphs (1) to (5) above shall be increased by the amount of such excess; and

(b)	for a Mandatory Redemption Period ending on September 30 of any particular year, the following additional provisions shall apply:

(i)	if the sum of the Excess Cash Flow Cap Ex Deduction for the current period and the six-month period ending immediately prior to the current period exceeds $50 million then the Excess Cash Flow calculated based on paragraphs (1) to (5) above shall be increased by the amount of such excess less any increase made pursuant to paragraph (a)(i) above in respect of the six-month period ending immediately prior to the current period; or

(ii)	if the sum of the IS/IT Expenditures made by such Person and its Restricted Subsidiaries during the current period and the six-month period ending immediately prior to the current period exceeds $50 million then the Excess Cash Flow calculated based on paragraphs (1) to (5) above shall be increased by the amount of such excess less any increase made pursuant to paragraph (a)(ii) above in respect of the six-month period ending immediately prior to the current period.

“Excess Proceeds Account” has the meaning ascribed thereto in Section 5.8.

“Excess Proceeds” has the meaning ascribed thereto in Section 5.8.

“Excluded Property” means Property of the Corporation and any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, to the extent that a grant of a security interest therein, or the assignment, conveyance or transfer thereof, would violate applicable law, require the leave, license, consent or approval of any Governmental Authority, constitute a breach of or default under, or result in the termination of or require the consent of the applicable counterparty or any other Person under, any contract, lease, license, indenture, instrument, agreement or other document evidencing or giving rise to, or governing or affecting, such Property, or result in the invalidation thereof or provide any party thereto with a right of termination, and any Property of the Corporation and any Restricted Subsidiary that is of a nature such that it is not possible or reasonably practicable to grant a security interest therein or perfecting a security interest thereon or such that the cost of granting a security interest therein is disproportionate to the added benefit.

“Existing Indebtedness” means all Indebtedness of the Corporation and its Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Corporation (unless otherwise provided in this Indenture).

“First Priority Lien Obligations” means any Indebtedness that is secured by a Permitted Lien on any Collateral that is prior to the Lien on such Collateral securing the Notes or the Note Guarantees, either by operation of law or pursuant to any contract, lease, license, indenture, instrument, agreement or other document evidencing or giving rise to such priority, including (a) any Indebtedness incurred pursuant to clauses 1.1(1) and 1.1(3) of the definition of “Permitted Debt” and secured by a Permitted Lien pursuant to clause (2) of the definition of “Permitted Liens”, (b) any Indebtedness incurred pursuant to clauses 1.1(4) and 1.1(10) of the definition of “Permitted Debt” and secured by a Permitted Lien pursuant to clauses (3) and (4) of the definition of “Permitted Liens”, (c) any Indebtedness incurred pursuant to the first paragraph of Section 5.7 and secured by a Permitted Lien pursuant to clauses (6), (7) or (8) of the definition of “Permitted Liens” and (d) all other Obligations under the documents relating to Indebtedness described in clauses (a), (b) and (c) above.

“fiscal quarter” means, with respect to the Corporation and each of its Subsidiaries, (a) the first to third, inclusive, calendar months of such fiscal year, (b) the fourth to sixth, inclusive, calendar months of such fiscal year, (c) the seventh to nine, inclusive, calendar months of such fiscal year and (d) the tenth to twelfth, inclusive, calendar months of such fiscal year.

“GAAP” means the generally accepted accounting principles approved by the Canadian Institute of Chartered Accountants, or any successor institute, as in effect from time to time, in connection with the preparation of financial statements, including for greater certainty the International Financial Reporting Standards adopted by the International Standards Board from time to time as adopted in Canada.

“Global Certificate” means a certificate representing Notes issued on any date registered in the name of the Depository Nominee (or any replacement Depository) for purposes of being held by such Depository on behalf of Beneficial Holders of Notes.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranteed Obligations” has the meaning ascribed thereto in Section 8.1(a).

“Guarantors” means the Corporation and any of its Restricted Subsidiaries that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

in each case entered into for the purpose of managing risks in the ordinary course of business and not for speculative purposes.

“Holders” means the Persons for the time being entered in the register for Notes as registered holders of Notes, including, for greater certainty, in the case of any Notes registered under the book-based system, the Depository.

“Holders’ Request” means an instrument signed in one or more counterparts by Holders of not less than 25% of the aggregate principal amount of all outstanding Notes requesting or directing a Trustee to take or refrain from taking the action or proceeding specified therein.

“incur” has the meaning ascribed thereto in Section 5.7.

“Incurrence of Subordinated Indebtedness Event” has the meaning ascribed thereto in Section 5.10.

“Incurrence of Subordinated Indebtedness Offer” has the meaning ascribed thereto in Section 5.10.

“Incurrence of Subordinated Indebtedness Offer Payment” has the meaning ascribed thereto in Section 5.10.

“Incurrence of Subordinated Indebtedness Offer Payment Date” has the meaning ascribed thereto in Section 5.10.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of the face amount of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed but excluding in any event trade payables arising in the ordinary course of business and also excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by the Corporation or any of its Restricted Subsidiaries of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing, provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means this indenture dated as of the Issue Date among the Issuer, the Guarantors and the Trustees.

“Indenture Legislation” means the provisions, if any, of any statute of Canada or a province thereof, and the respective regulations thereunder, relating to trust indentures and to the rights, duties and obligations of trustees under trust indentures and of companies issuing debt obligations under trust indentures, to the extent that such provisions are, at the time, in force and applicable to this Indenture.

“Intercreditor Agreement” has the meaning ascribed thereto in Section 10.3.

“Intercompany Indebtedness” means all Indebtedness between the Corporation and any Restricted Subsidiary or between Restricted Subsidiaries.

“Interest Expense” means, with respect to any specified Person for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any Intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of such Person with respect to all outstanding Indebtedness of such Person, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP.

“Interest Payment Date” means any date on which interest is due and payable in accordance with the terms hereof.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any of its Restricted Subsidiaries sells, transfers or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale, transfer or disposition, such Person is no longer a Restricted Subsidiary, the Corporation shall be deemed to have made an Investment on the date of any such sale, transfer or disposition equal to the Fair Market Value of the Corporation’s Investments in such Restricted Subsidiary that were not sold, transferred or disposed of in an amount determined as provided in the final paragraph of Section 5.6. The acquisition by the Corporation or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Corporation or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 5.6. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash of (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clause (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“IS/IT Expenditures” means, with respect to any specified Person, any current expenditures incurred by such Person’s IS/IT department related to servicing, maintaining and developing such Person’s technology infrastructure, software and hardware maintenance and telecommunications infrastructure, all as classified as IS/IT Expenditures by such Person in a manner consistent with past practice and excluding, for greater certainty, any amounts capitalized under property, plant and equipment and software.

“Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Issuer” has the meaning ascribed thereto in the preamble of this Indenture.

“Joint Purchasing Agreements” means any agreement between or among the Corporation and/or its Restricted Subsidiaries, and/or any of their respective Subsidiaries, whereby the parties thereto agree to jointly purchase goods or services from third parties, provided that such agreements result in the Corporation or the applicable Restricted Subsidiary purchasing such goods or services on terms that are no worse than would have been obtained by the Corporation or applicable Restricted Subsidiary in the absence of such agreement.

“Lien” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property whether now owned or hereafter acquired or capital lease obligation by such Person as lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt.

“Mandatory Redemption Payment” has the meaning ascribed thereto in Section 4.3.

“Mandatory Redemption Payment Date” has the meaning ascribed thereto in Section 4.3.

“Mandatory Redemption Period” has the meaning ascribed thereto in Section 4.3.

“Maturity Date” means with respect to the Notes, the date on which any principal amount thereof becomes due and payable as therein or herein provided, whether at the Stated Maturity thereof or by declaration of acceleration, call for redemption, or otherwise.

“Moody’s” means Moody’s Investors Service and its successors.

“Net Income” means, with respect to any specified Person for any period, the profit (or loss) after taxation of such Person during such period, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Corporation or any of its Wholly-Owned Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration or other non-cash consideration received in any Asset Sale), net of all reasonable and customary out-of-pocket expenses relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or reasonably estimated to be payable as a result of the Asset Sale or Casualty or Condemnation Event (or the distribution of such proceeds to a Wholly-Owned Restricted Subsidiary), in each case, after taking into account, without duplication, of (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Corporation or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released). To the extent that any Restricted Subsidiary that is not a Wholly-Owned Subsidiary receives proceeds in respect of an Asset Sale or Casualty or Condemnation Event, the Net Proceeds of such Asset Sale or Casualty or Condemnation Event shall mean that portion of such proceeds actually distributed to the Corporation or any of its Wholly-Owned Restricted Subsidiaries and otherwise as set forth hereinabove.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Corporation or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary);

in each case except to the extent permitted by Section 5.6, provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by the Corporation or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary or of Equity Interests of a Person that is not a Subsidiary of the Corporation or of such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Note Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer’s Certificate” means a certificate signed by any one senior officer of the Issuer, in his or her capacity as an officer of the Issuer and not in his or her personal capacity.

“Other Taxes” has the meaning ascribed thereto in Section 5.22.

“Participant” means a broker, dealer, bank, other financial institution, or other Person for whom, from time to time, the Depository effects book entries in respect of a Global Certificate deposited with the Depository.

“Paying Agent” means a Person, its successors or assigns, authorized by the Issuer to pay the principal, interest or any premium, if any, in respect of any Notes on behalf of the Issuer, and may include the Canadian Trustee.

“Payment Default” has the meaning ascribed thereto in Section 6.1.

“Permitted Business” means any business engaged in by the Corporation or any of its Restricted Subsidiaries on the date of this Indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Corporation and its Restricted Subsidiaries are engaged on the date of this Indenture.

“Permitted Debt” has the meaning ascribed thereto in Section 5.7.

“Permitted Investments” means:

(1)	any Investment in the Corporation or in any of its Restricted Subsidiaries;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Intercompany Indebtedness;

(4)	any Investment by the Corporation or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or sells, transfers or otherwise disposes of substantially all of its assets to, or is liquidated into, the Corporation or any of its Restricted Subsidiaries;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.8, or from a sale or other disposition of assets not constituting an Asset Sale;

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Qualifying Equity Interests;

(7)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(8)	Investments represented by Hedging Obligations;

(9)	loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Corporation or of any of its Restricted Subsidiaries, in an aggregate amount not to exceed $2 million at any one time outstanding;

(10)	the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Corporation or any of its Restricted Subsidiaries in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction;

(11)	any Investment for the redemption or the repurchase of Notes pursuant to this Indenture;

(12)	any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of this Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of this Indenture;

(13)	guarantees, including Guarantees of Indebtedness, otherwise permitted by the terms of this Indenture (other than guarantees to or for the benefit of Affiliates of the Corporation other than the Corporation and its Restricted Subsidiaries);

(14)	receivables owing to the Corporation or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(15)	payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)	Investments resulting from the acquisition of a Person, otherwise permitted by this Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(17)	any Investment resulting from a Lien which is permitted by clause (25) of the definition of “Permitted Liens”;

(18)	reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa), provided in each case that the amount of such Investment is not increased thereby; and

(19)	other Investments in any Person (other than an Affiliate of the Corporation that is not (a) a Restricted Subsidiary, (b) a Permitted Joint Venture Partner of the Corporation or any Guarantor or (c) a Subsidiary of the Corporation or any Guarantor) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $20 million.

“Permitted Joint Venture Partner” means any Person (other than a Subsidiary of the Corporation) that is an Affiliate of the Corporation solely because the Corporation and/or its Restricted Subsidiaries own Equity Interests in such Person.

“Permitted Liens” means:

(1)	Liens securing the Notes and the related Note Guarantees;

(2)	Liens on accounts receivable (other than any account receivable resulting from Intercompany Indebtedness) of the Corporation and any of its Restricted Subsidiaries securing Indebtedness permitted by clauses (1) and (3) of the definition of “Permitted Debt”;

(3)	Liens on property (excluding cash collateral) securing Indebtedness permitted by clause (10) of the of the definition of “Permitted Debt”;

(4)	Liens on cash collateral (in an aggregate amount not to exceed $25 million at any time) securing Indebtedness permitted by clauses (4), (10) and (17) of the definition of “Permitted Debt”;

(5)	Liens in favor of the Corporation, the Issuer or the Guarantors;

(6)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into or consolidated with the Corporation or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Corporation or any of its Restricted Subsidiaries;

(7)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Corporation or any of its Restricted Subsidiaries provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(8)	Liens incurred in connection with the financing of an acquisition and securing Acquired Debt and encumbering the assets of the Person being acquired by the Corporation or any of its Restricted Subsidiaries, provided such Liens are not extended, and for greater certainty are non-recourse, to any other assets of the Corporation or any of its Restricted Subsidiaries;

(9)	Liens to secure the performance of tenders, completion guarantees, statutory obligations, regulatory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds, warranty requirements or other obligations of a like nature incurred in the ordinary course of business, including rights of offset and set-off;

(10)	Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the definition of “Permitted Debt” covering only those assets acquired with or financed by such Indebtedness;

(11)	Liens existing on the date of this Indenture (other than Liens of the type described in clause (10) of this definition);

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(14)	Liens in favour of contractors, subcontractors, architects and materialmen on assets securing payment for services rendered in respect of such assets and arising in the ordinary course of business;

(15)	any state of facts an accurate survey would disclose, public and private roads, prescriptive easements or adverse possession claims, minor encumbrances, easements, leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of immoveable or real property or minor defects in title, and other similar charges or encumbrances in respect of immoveable or real property not interfering the use in the operation of the business of the Corporation or any Restricted Subsidiary;

(16)	Liens to secure any Permitted Refinancing Indebtedness, provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(17)	Liens on assets of the Corporation, the Issuer or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(18)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance or securing letters of credit issued in the ordinary course of business;

(20)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(21)	any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

(22)	Liens on the Equity Interests of an Unrestricted Subsidiary or of a Person that is not a Subsidiary of the Corporation securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Corporation and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(23)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Corporation or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(24)	Liens on any property in favor of a Governmental Authority to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable; and

(25)	Liens incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries with respect to obligations that do not exceed $20 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Corporation or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Corporation or any of its Restricted Subsidiaries (other than Intercompany Indebtedness), provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness then outstanding (including, in the case of a committed facility, the commitment with respect thereto) renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, partnership, corporation, company, joint venture, limited liability company, unlimited liability company, association, trust, trustee, unincorporated organization, government or agency or political subdivision thereof, or any other entity.

“Privacy Laws” has the meaning ascribed thereto in Section 13.27.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether immoveable, real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Corporation, any of its Restricted Subsidiaries or any of their respective Subsidiaries pursuant to which the Corporation, such Restricted Subsidiaries or any of their respective Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Corporation, Restricted Subsidiaries or any such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Corporation, its Restricted Subsidiaries or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualifying Equity Interests” means Equity Interests of the Corporation or the Issuer other than Disqualified Stock.

“Receivables Entity” means a Subsidiary of the Corporation or any Guarantor that engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Corporation (as provided below) as a Receivables Entity. Any such designation by the Board of Directors of the Corporation shall be evidenced to the Trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors of the Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Facilities” means any facility that provides for Qualified Receivables Transactions.

“Registrar” means the Canadian Trustee or a Person other than the Canadian Trustee designated by the Issuer with the consent of the Trustees (acting reasonably) to keep the register referred to in Section 3.1.

“Required Holders” means, at any time, the holders of at least a majority in aggregate principal amount of the then outstanding Notes.

For purposes of this definition, (a) Notes registered in the name of, or beneficially owned by, the Corporation or any Affiliate of the Corporation shall be deemed not to be outstanding, and (b) votes shall be determined in accordance with this Indenture and the Security Documents as set forth in Section 10.9.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means :

(1)	the declaration or payment of any dividend or distribution (a) on account of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests or (b) to the holders of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Qualifying Equity Interests and dividends or distributions payable to the Corporation or any of its Restricted Subsidiaries);

(2)	the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or the Issuer, to the extent that amounts payable upon such purchase, redemption or other acquisition or retirement for value is paid to any Person other than the Corporation or a Restricted Subsidiary;

(3)	any payment of principal on or with respect to, or the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Corporation, the Issuer or any Guarantor (excluding any Intercompany Indebtedness between or among the Corporation and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries), except (a) any payments due at the Stated Maturity thereof (to the extent permitted by the applicable terms of subordination) or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(4)	any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Corporation that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Corporation or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Article 7.

“Senior Subordinated Exchangeable Debenture Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Senior Subordinated Exchangeable Debenture Indenture and the Senior Subordinated Exchangeable Debentures, executed pursuant to the provisions of the Senior Subordinated Exchangeable Debenture Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Subordinated Exchangeable Debenture Indenture” means the indenture governing the Senior Subordinated Exchangeable Debentures, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Subordinated Exchangeable Debentures” means the senior subordinated exchangeable debentures due November 30, 2022 issued by the Issuer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means, (a) the Issuer (b) Yellow Pages Group Corp., (c) each Subsidiary (i) whose assets at the end of the most recently ended fiscal quarter of the Corporation is equal to or greater than 10% of the Total Assets as at the end of such fiscal quarter, or (ii) whose EBITDA for the previous four fiscal quarters is equal to or greater than 10% of the Consolidated EBITDA for the same period, in each case, as reflected in the most recent publicly released consolidated financial statements of the Corporation, or (d) any successor of any of the entities referred to in paragraphs (a), (b) or (c) above.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinate or junior in right of payment to the Notes or the applicable Note Guarantee, as the case may be.

“Subordinated Indebtedness Net Proceeds” has the meaning ascribed thereto in Section 5.10.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

“Supplemental Indenture” has the meaning ascribed thereto in Section 14.1.

“Taxes” has the meaning ascribed thereto in Section 5.22.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Indenture (except as otherwise provided in this Indenture).

“Total Assets” means the total assets of the Corporation and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Corporation, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“Trustee” or “Trustees” means the party or parties named as the Canadian Trustee and the U.S. Trustee in this Indenture until a successor to either or both of such Trustees shall have become such pursuant to the applicable provisions of this Indenture, and, thereafter, means each such successor Trustee hereunder and, unless the context otherwise requires, a reference to “a Trustee” or “the Trustee” means either of the Trustees.

“Unrestricted Subsidiary” means Mediative G.P. Inc. and Mediative Performance L.P. and any other Subsidiary of the Corporation that is designated by the Board of Directors of the Corporation as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Corporation, but only to the extent that such Subsidiary:

(1)	is not a Wholly-Owned Subsidiary of the Corporation;

(2)	has no Indebtedness other than Non-Recourse Debt;

(3)	except as permitted by Section 5.15, is not party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation;

(4)	except as otherwise permitted by Section 5.6, is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)	except as otherwise permitted by Section 5.6, has not guaranteed or otherwise provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“U.S. Trustee” has the meaning ascribed thereto in the preamble of this Indenture.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

1.2 Meaning of “Outstanding”

Every Note authenticated and delivered by the Canadian Trustee hereunder shall be deemed to be outstanding until it is cancelled or redeemed or delivered to the Trustees for cancellation or redemption, provided that:

(a)	Notes that have been partially redeemed or purchased shall be deemed to be outstanding only to the extent of the unredeemed or unpurchased part of the principal amount thereof;

(b)	where a new Note has been issued in substitution for a Note that has been mutilated, lost, stolen or destroyed, only one of said Notes shall be counted for the purpose of determining the aggregate principal amount of Notes outstanding; and

(c)	for the purpose of any provision of this Indenture entitling Holders of outstanding Notes to vote, sign consents, requisitions or other instruments or take any other action under this Indenture, Notes owned legally or beneficially by the Corporation or any Subsidiary shall be disregarded except that:

(i)	for the purpose of determining whether the Trustees shall be protected in relying on any such vote, consent, requisition, instrument or other action, only the Notes which are authenticated by an Authorized Officer to the Trustees as being so owned shall be disregarded;

(ii)	Notes so owned that have been pledged in good faith other than to the Corporation or any Subsidiary shall not be so disregarded if the pledgee shall establish to the satisfaction of the Trustees the pledgee’s right to vote such Notes, sign consents, requisitions or other instruments or take such other actions in such pledgee’s discretion free from the control of the Corporation or any Subsidiary; and

(iii)	for the purposes of disregarding any Notes owned legally or beneficially by the Corporation or any Subsidiary, the Issuer shall provide to the Trustees, at the request of the Trustees, from time to time, a certificate of the Issuer setting forth as at the date of such certificate:

(A)	the names of the Holders which, to the knowledge of the Issuer, are owned, directly or indirectly, legally or beneficially by the Corporation or any Subsidiary; and

(B)	the principal amount of Notes owned legally and beneficially by each of such Holders;

and the Trustees in making such determination shall be entitled to rely upon such certificate.

1.3 Interpretation Not Affected by Headings

The division of this Indenture into Articles, Sections, and other sub-divisions and the provision of headings and of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Indenture.

1.4 Extended Meanings

In this Indenture:

(a)	unless otherwise expressly provided herein or unless the context otherwise requires, words importing the singular number include the plural and vice versa;

(b)	words importing gender include the masculine, feminine and neuter genders;

(c)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them, and the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”;

(d)	references to “Indenture”, “Trust Indenture”, “this Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Indenture, and not to any particular Article, Section, clause or other portion hereof, and include all Schedules and amendments hereto, modifications or restatements hereof, and any and every Supplemental Indenture; and

(e)	the expressions “Article”, “Section”, “clause” and “Schedule” followed by a number, letter, or combination of numbers and letters refer to the specified Article, Section or clause of or Schedule to this Indenture.

1.5 Statutory References

Any reference in this Indenture to a statute is deemed to be a reference to such statute as amended, reenacted or replaced from time to time.

1.6 Day Not a Business Day

If any day on which an amount is to be determined or an action is to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be taken at or before the requisite time on the next succeeding day that is a Business Day.

1.7 Currency

Except as otherwise provided herein, all references in this Indenture to “Canadian dollars”, “dollars” and “$” are references to lawful money of Canada.

1.8 Other Currencies

For the purpose of making any computation under this Indenture, any currency other than Canadian dollars shall be converted into Canadian dollars at the applicable Bank of Canada noon rate of exchange for purchases or sales of Canadian dollars as applicable in the circumstances on the date on which such computation is to be made.

1.9 Accounting Terms

Each accounting term used in this Indenture, unless otherwise defined herein, has the meaning assigned to it under GAAP.

Notwithstanding (for greater certainty) the definition of GAAP set forth in Section 1.1, all ratios, calculations and determinations made under this Indenture shall be determined on the basis of GAAP as used in the preparation of the Issuer’s audited consolidated financial statements and the auditors’ reports thereon, as at and for the financial year ended December 31, 2011, and of the Issuer’s unaudited consolidated financial statements for the three-month period ended March 31, 2012, so as to exclude from any such ratios, calculations or determinations the effect of any change in accounting principles from those in effect on the Issue Date.

1.10 Incorporation by Reference of Trust Indenture Act

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317 of the TIA through operation of Section 318(c) thereof on any person, the duties so imposed by the TIA shall control.

For purposes of this Indenture, “obligor” on the Notes means the Issuer and any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by rules or regulations of the SEC have the meanings assigned to them by such definitions.

ARTICLE 2

THE NOTES

2.1 Issue and Designation

The Notes shall be designated as the “9.25% Senior Secured Notes due November 30, 2018”, and shall be issued in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof, for an aggregate principal amount of $800 million. The Notes shall be dated on the Issue Date. The Notes shall become due and payable, together with accrued and unpaid interest thereon on the earlier of November 30, 2018 and any Maturity Date.

2.2 Interest

The Notes shall bear interest at a rate of 9.25% per annum. Interest shall be payable in cash quarterly in arrears in equal installments on the last day of February, May, August and November of each year (or, if such day is not a Business Day, on the next Business Day), commencing on February 28, 2013.

2.3 Paying Agent and Registrar for the Notes

The Canadian Trustee shall initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, provided that neither the Issuer nor any of its Affiliates may act as Paying Agent or Registrar. The Issuer shall enter into an appropriate agency agreement with any Paying Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Paying Agent. In the event that the Canadian Trustee is not the Paying Agent, the Issuer shall notify the Canadian Trustee, in advance, of the name and address of any such Paying Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Canadian Trustee shall act as such. All money deposited with the Canadian Trustee for the payment of principal or interest on the Notes shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to such payment, either directly or through any Paying Agent as the Canadian Trustee may determine.

2.4 Form of Notes

(a)	The Notes shall be in the form attached hereto as Schedule A and except as otherwise provided in this Indenture shall be represented by a Global Certificate.

(b)	The Notes may be typed, engraved, printed, lithographed or reproduced in a different form, or partly in one form and partly in another, as the Issuer may determine. The execution of any such Notes by the Issuer and the authentication by the Canadian Trustee of any such Notes shall be conclusive evidence that such Notes are Notes authorized by this Indenture.

2.5 Book-Based System

(a)	Registration of beneficial interests in, and transfers and pledges of, Notes represented by Global Certificates shall be made through the book-based system. Except for (i) Notes originally issued to “affiliates” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act), (ii) Notes for which physical certificates evidencing ownership in Notes are otherwise required to deal with restricted and/or legended securities, or (iii) physical Notes issued pursuant to Section 3.2(b), the Notes shall be evidenced by a Global Certificate registered in the name of the Depository as contemplated in Section 2.4. Any Notes originally issued to “affiliates” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act) or issued pursuant to clause (ii) of the preceding sentence shall be evidenced by physical certificates evidencing ownership in such Notes (substantially in the form set out in Schedule A hereto), and such definitive certificates shall bear the legend required in Section 2.6(e), unless and until transferred pursuant to Section 3.2(c)(ii) or exchanged pursuant to Section 3.6(a) of this Indenture.

(b)	Except as otherwise provided in Section 3.2(b) and Section 3.2(c), the Notes (other than (i) those Notes issued to “affiliates” of the Issuer, as such term is defined in Rule 144 under the U.S. Securities Act, (ii) where physical certificates evidencing ownership in Notes are otherwise required to deal with restricted and/or legended Notes, or (iii) physical Notes issued pursuant to Section 3.2(b)) shall be issued under the book-based system and shall be represented by a Global Certificate. Beneficial interests in a Global Certificate shall be represented through book-based accounts of Participants on behalf of the applicable Beneficial Holders in accordance with the rules and procedures of the Depository. None of the Issuer or the Trustees shall have any liability for (i) the records maintained by the Depository or any other Person relating to beneficial interests in Global Certificates or the book-based system maintained by the Depository, (ii) maintaining, supervising or reviewing any records relating to such beneficial ownership interests or payments made by any Person (other than the Issuer) in respect thereof, (iii) any advice or representation made or given by the Depository or made or given herein with respect to the rules and regulations of the Depository or (iv) any action to be taken by the Depository at the direction of its Participants. Except as provided herein (including for (i) Notes issued to “affiliates” of the Issuer, as such term is defined in Rule 144 under the U.S. Securities Act, (ii) where physical certificates evidencing ownership in Notes are otherwise required to deal with restricted and/or legended securities, or (iii) physical Notes issued pursuant to Section 3.2(b)), Beneficial Holders shall not be entitled to have Notes registered in their names, shall not receive or be entitled to receive definitive certificates for their Notes and shall not be considered owners or holders thereof under this Indenture. Notwithstanding the foregoing, nothing herein shall impair, as between the Depository and its Participants or applicable Beneficial Holders, the operation of customary practices of the Depository governing the exercise of the rights of applicable Beneficial Holders of their interests in the Notes represented by a Global

Certificate. Whenever this Indenture requires or permits actions to be taken based upon votes, resolutions, instructions, directions, waivers or consents of Holders evidenced by a specified percentage of the outstanding Notes, the Depository shall be deemed to be counted in that percentage only to the extent that it has received instructions to such effect from the Beneficial Holders, or the Participants on behalf of the applicable Beneficial Holders, in accordance with the customary practices of the Depository.

2.6 Certificates

Book-based Notes shall be subject to the following:

(a)	the Trustees may deal with the Depository as the authorized representative of the applicable Beneficial Holders;

(b)	the rights of the Beneficial Holders holding their Notes through the book-based system shall be exercised only through the Depository and the rights of such Beneficial Holders shall be limited to those established by applicable law and agreements between the Depository and the Participants and between such Participants and such Beneficial Holders, and must be exercised through a Participant in accordance with the rules and procedures of the Depository;

(c)	the Depository shall make transfers among the direct Participants of the Depository through the book-based system and shall receive and transmit distributions of principal, premium (if any), and interest on the Notes to such direct Participants;

(d)	the direct Participants of the Depository shall have no rights under this Indenture or under or with respect to any of the Notes represented by a Global Certificate held on their behalf by the Depository, and the Depository may be treated by the Trustees and their agents, employees, officers and directors as the absolute owner of the Notes represented by such Global Certificate for all purposes whatsoever; and

(e)	each definitive certificate originally issued to an “affiliate” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act) or where otherwise required to deal with restricted securities, and, except as provided in Section 3.2(c) or Section 3.6(a), certificates issued in exchange for or in substitution of the foregoing Notes, will bear a legend to the following effect:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF YPG FINANCING INC. (THE “ISSUER”) THAT SUCH NOTE MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER OR A SUBSIDIARY OF THE ISSUER, (B) IN A TRANSACTION REGISTERED UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN

ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (D) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS IN THE UNITED STATES OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTIONS; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) AND (D) ABOVE, A DULY EXECUTED DECLARATION, IN A FORM REASONABLY SATISFACTORY TO THE TRUSTEES AND THE ISSUER, AND, IF REQUESTED BY THE TRUSTEES OR THE ISSUER, A LEGAL OPINION REASONABLY SATISFACTORY TO THE TRUSTEES AND THE ISSUER, MUST FIRST BE PROVIDED.

DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY,” MAY BE OBTAINED FROM THE TRUSTEES UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE TRUSTEES AND THE ISSUER AND, IF REQUESTED BY THE TRUSTEES OR THE ISSUER, A LEGAL OPINION SATISFACTORY TO THE TRUSTEES AND THE ISSUER.”

(f)	Each Global Certificate (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO YPG FINANCING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

THIS NOTE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CDS OR A NOMINEE OF CDS. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN CDS OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A

TRANSFER OF NOTE AS A WHOLE BY CDS TO A NOMINEE OF CDS OR BY A NOMINEE OF CDS TO CDS OR ANOTHER NOMINEE OF CDS AND/OR THEIR RESPECTIVE SUCCESSORS) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.”

2.7 Execution of Notes

All Notes shall be signed (either manually or by facsimile signature) by any two Authorized Officers of the Issuer. A facsimile signature on any Note shall for all purposes of this Indenture be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time such facsimile signature was reproduced, and each Note so signed shall be valid and binding upon the Issuer notwithstanding that any individual whose signature (either manual or facsimile) appears on a Note is not an Authorized Officer at the date of the Note or at the date of the authentication and delivery thereof.

2.8 Authentication

No Note shall be issued or, if issued, shall be obligatory or entitle the Holder thereof to the benefit thereof until it has been authenticated by or on behalf of the Canadian Trustee and such authentication by or on behalf of the Canadian Trustee upon any shall be conclusive evidence against the Issuer that such Note has been duly issued hereunder and is a valid obligation of the Issuer.

The signature of the Canadian Trustee on a Note shall not be construed as a representation or warranty by any of the Trustees as to the validity of this Indenture or of such Note or its issuance, and the Trustees shall not be liable for the use made of such Note or the proceeds of issuance thereof. The signature of the Canadian Trustee on any Note shall, however, be a representation and warranty by the Trustees that such Note has been duly authenticated by or on behalf of the Trustees pursuant to the provisions of this Indenture.

2.9 Issue of Replacement Notes

If any Note issued and authenticated hereunder becomes mutilated or is lost, destroyed or stolen, the Issuer, in its discretion but subject to this Section 2.9, may issue, and thereupon a Trustee shall certify and deliver, a replacement Note of like date and tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and on cancellation of such mutilated Note or in lieu of and in substitution for such lost, destroyed or stolen Note. The substituted Note shall be in a form reasonably approved by the Trustees and shall be entitled to the benefit hereof and rank equally in accordance with its terms with all other Notes. The applicant for a substituted Note shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Issuer and to the Trustees such evidence of ownership and of the loss, destruction or theft of the Note so lost, destroyed or stolen as shall be satisfactory to the Issuer and to the Trustees in their discretion, and such applicant shall also furnish an indemnity and surety bond, in amount and form satisfactory to the Issuer and the Trustees in their discretion, and shall pay the reasonable charges and expenses of the Issuer and the Trustees in connection therewith.

2.10 Payments of Principal, Interest and Premium

Except as otherwise provided in a Supplemental Indenture:

(a)	payment of interest, principal or premium, if any, as applicable, shall be made in the currency in which the Note is denominated;

(b)	Notes shall bear interest at the rate specified in Section 2.2 until the principal amount is paid or made available for payment; interest shall be calculated and payable quarterly in arrears in equal installments on the dates specified in Section 2.2 or as may be agreed to between the Issuer and the Holder and at maturity or redemption;

(c)	interest shall accrue from and including the Issue Date or, if interest has already been paid, from and including the most recent date on which interest has been paid, to but excluding the applicable Interest Payment Date;

(d)	interest shall be payable to the Holders of record at the close of business as of February 15, May 15, August 15 and November 15 immediately preceding the related Interest Payment Date; and

(e)	interest payable shall be calculated, in the case of the first interest period or any other interest period that is shorter than a full quarter interest period due to redemption or repurchase, on the basis of a 360-day year comprised of twelve 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 360.

Subject to accrual of any interest on unpaid interest from time to time, interest on each Note shall cease to accrue from the earlier of (i) the Maturity Date of such Note, and (ii) if such Note is called for redemption, the date of redemption fixed for such Note, unless, in each case, upon due presentation and surrender of such Note for payment on or after such Maturity Date or date of redemption, as the case may be, such payment is improperly withheld or refused.

Wherever in this Indenture or a Note there is mention, in any context, of the payment of interest, such mention is deemed to include the payment of interest on amounts in default to the extent that, in such context, such interest is, was or would be payable pursuant to this Indenture or such Note, and express mention of interest on amounts in default in any of the provisions of this Indenture shall not be construed as excluding such interest in those provisions of this Indenture in which such express mention is not made.

If the date for payment of any amount of interest, principal or premium, if any, in respect of a Note is not a Business Day at the place of payment, then payment shall be made on the next Business Day at such place and the Holder of such Note shall not be entitled to any further interest or other payment in respect of the delay.

Except as otherwise provided herein or in a Supplemental Indenture, the Issuer shall pay the interest, principal and premium, if any:

(a)	on each Note represented by a definitive certificate (except interest payable on maturity or redemption of such Note which, at the option of the Issuer, may be paid only upon surrender of such Note to the Canadian Trustee for payment) by cheque dated the Interest Payment Date and mailed to the address of, or if so directed by the Holder, funds representing the interest payable shall be forwarded by electronic funds transfer on the Interest Payment Date to the account of, the Holder appearing on the register maintained by the Registrar on the applicable record date prior to the Interest Payment Date, or in the case of joint Holders, payable to all such joint Holders and addressed to one of them at the last address appearing in the applicable register (unless otherwise instructed in writing). The forwarding of such cheque shall satisfy and discharge the liability for the payment of interest, principal, or premium, if any, on such Note to the extent of the sum represented thereby unless such cheque is not paid on presentation at any of the places at which such payment is payable. In the event of the non-receipt of such cheque by the applicable Holder or the loss, theft or destruction thereof, the Issuer, upon being furnished with evidence of such non-receipt, loss, theft or destruction and indemnity reasonably satisfactory to it, shall issue or cause to be issued to such Holder a replacement cheque for the amount of such cheque; or

(b)	on each Global Certificate, to the Depository or the Depository Nominee, as the case may be, as the Holder of the Global Certificate. Interest payments on Global Certificates shall be made by wire transfer on the Interest Payment Date and delivered to the Depository or the Depository Nominee, as the case may be. Principal payments on Global Certificates shall be made by wire transfer delivered to the Depository or the Depository Nominee, as the case may be, at maturity against surrender to the Canadian Trustee of the Global Certificate. As long as the Depository or the Depository Nominee is the registered owner of a Global Certificate, the Depository or the Depository Nominee, as the case may be, shall be considered the sole owner of the Global Certificate for the purposes of receiving payments of interest, principal and premium, if any, on the Note and for all other purposes under this Indenture and the Note. The forwarding of any such payments of interest, principal or premium, if any, to the Depository or the Depository Nominee shall satisfy and discharge the liability in respect of such amounts on such Note to the extent of the sum represented thereby.

If payment of interest is made by cheque, such cheque shall be forwarded at least three Business Days prior to the applicable Interest Payment Date, and if payment is made in any other manner, such payment shall be made in a manner whereby the recipient receives credit for such payment on the applicable Interest Payment Date, provided the Trustees and the Paying Agent shall only forward such cheques upon receipt of the full amount of interest being paid in immediately available funds.

2.11 Payment of Amounts Due on Maturity

(a)	On or before 11:00 a.m. (Montreal time) on the Maturity Date, the Issuer shall deposit in an account an amount sufficient to pay the amount payable in respect of the Notes (including accrued and unpaid interest, if any). The Issuer (either directly or through the Trustees or any agent of the Trustees) shall pay to each Holder entitled to receive payment, the principal amount of, and interest and premium, if any, on the Notes, upon surrender of the Notes at any branch of a Trustee designated for such purpose from time to time by the Issuer and the Trustees. The deposit or making available of such amounts to such account shall satisfy and discharge the liability of the Issuer for the Notes to which the deposit or making available of funds relates to the extent of the amount so deposited or made available and the Notes shall thereafter not be considered as outstanding under this Indenture and such Holder shall have no other right than to receive out of the money so deposited or made available the amount to which it is entitled.

(b)	For Notes represented by a Global Certificate, on or before 11:00 a.m. (Montreal time) on the Maturity Date, the Issuer shall deliver or cause to be delivered to the Depository a cheque (dated the Maturity Date) or electronic funds transfer equal to the amount payable in respect of such Notes (including interest and premium, if any) against receipt of such Global Certificate. The delivery of such cheque or electronic funds to the Depository shall satisfy and discharge the liability of the Issuer for the Notes to which the cheque or electronic funds relates to the extent of the amount deposited or made available and such Notes shall thereafter not be considered as outstanding under this Indenture unless such cheque is not paid on presentation at any of the places at which such payment is payable.

2.12 Record of Payments

The Trustees or the Paying Agent shall maintain accounts and records evidencing each payment of principal, interest and premium on the Notes, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

2.13 CUSIP or ISIN Numbers

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustees shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or Change of Control Offer and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustees of any change in the “CUSIP” or “ISIN” numbers.

2.14 Ranking

The Indebtedness evidenced by the Notes shall be senior secured Indebtedness of the Issuer, secured by a first-priority Lien on the Collateral, subject to Permitted Liens. The Notes shall rank equally in right of payment with all Indebtedness (which excludes, for greater certainty, accrued expenses and trade payables) of the Issuer that is not expressly subordinated in right of payment to the Notes, and the Notes shall rank senior in right of payment to all Subordinated Indebtedness of the Issuer. The Notes shall be effectively subordinated to First Priority Lien Obligations secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens. Each Note shall rank pari passu with each other Note.

The Indebtedness evidenced by the Note Guarantees shall be senior secured Indebtedness of the applicable Guarantor, secured by a first-priority Lien on the portion of the Collateral owned by the applicable Guarantor, subject to Permitted Liens. The Note Guarantees shall rank equally in right of payment with all Indebtedness (which excludes, for greater certainty, accrued expenses and trade payables) of the applicable Guarantor that is not expressly subordinated in right of payment to the Note Guarantees, and the Note Guarantees shall rank senior in right of payment to any Subordinated Indebtedness of such Guarantor. The Note Guarantees shall be effectively subordinated to First Priority Lien Obligations secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens.

ARTICLE 3

REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP

3.1 Registration of Certificated Notes

(a)	The Issuer shall cause to be kept by the Trustees at the principal office of the Canadian Trustee in Montreal, Québec or by the Trustees or such other Registrar as the Issuer, with the approval of the Trustees, may appoint at such other place or places as the Issuer may designate with the approval of the Trustees, a register in which shall be entered the names and addresses of the Holders of Notes and particulars of the Notes held by them respectively and of all transfers of registered Notes. Such registration shall be noted on the Notes by the Trustees or other Registrar unless a new Note shall be issued upon such transfer.

(b)	No transfer of a registered Note shall be valid unless made on such register referred to in Section 3.1(a) by the Holder or such Holder’s executors, administrators or other legal representatives or an attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Trustees or other Registrar upon surrender of the Notes together with a duly executed form of transfer acceptable to the Trustees and upon compliance with such other reasonable requirements as the Trustees or other Registrar may prescribe, and unless the name of the transferee shall have been noted on the Note by the Trustees or other Registrar.

3.2 Register of Global Certificate

(a)	The Issuer shall cause to be kept by the Trustees at the principal office of the Canadian Trustee in Montreal, Québec or by the Trustees or such other Registrar as the Issuer, with the approval of the Trustees, may appoint at such other place or places, if any, as the Issuer may designate with the approval of the Trustees, a register in which shall be entered the name and address of the Holder of each Global Certificate as Holder thereof and particulars of the relevant Global Certificate, and of all transfers thereof. With respect to any Notes that are not represented by a Global Certificate, the provisions of Section 3.1, this Section 3.2 and Section 3.6 shall govern with respect to registrations and transfers of such Notes.

(b)	Notwithstanding any other provision of this Indenture, a Global Certificate may not be transferred as a whole except by the Depository or its nominee in its capacity as depository in respect of book-based Notes to a nominee of the Depository or by any such nominee to the Depository or another nominee of the Depository and/or to their respective successors. Other than Notes issued to “affiliates” of the Issuer, as such term is defined in Rule 144 under the U.S. Securities Act, or where physical certificates evidencing ownership in Notes are otherwise required to deal with restricted and/or legended Notes, no definitive certificates or other instruments shall be issued in respect of the Notes to Beneficial Holders except:

(i)	if the issuance of such certificates or instruments is required by applicable law;

(ii)	if the book-based system is no longer available to the Issuer;

(iii)	if the Depository advises the Trustees that it is no longer willing or able to discharge properly its responsibilities as depository with respect to the Notes, and the Issuer cannot locate a qualified successor;

(iv)	if the Depository ceases to be a recognized clearing agency under applicable Canadian or provincial securities law or otherwise ceases to be eligible to be a depositary and a successor depositary is not appointed;

(v)	if the Issuer, at its option, decides to no longer utilize the book-based system; or

(vi)

after the occurrence of an Event of Default, if the Depository advises the Trustees that it has received written notification from Participants, acting on behalf of Beneficial Holders representing in the aggregate more than 50% of the aggregate principal amount of outstanding Notes, that the continuance of the book-based system is no longer in the best interests of such Beneficial Holders.

Upon the occurrence of any of the above events, the Trustees shall notify the Depository of the termination of the book-based system and shall notify all Beneficial Holders, through the Depository, of the availability of definitive Note certificates issued in denominations of $1.00 or integral multiples thereof. Upon surrender by the Depository of a Global Certificate and receipt of new written registration instructions from the Depository, the Trustees shall deliver the definitive Note certificates for the Notes formerly represented by such Global Certificate to the applicable Beneficial Holders in accordance with the new registration instructions and thereafter, the registration and transfer of such Notes shall be governed by Section 3.1 and the remaining applicable Sections of this Article 3.

(c)	If a definitive certificate tendered for transfer bears the legend set forth in Section 2.6(e):

(i)	the Trustees shall not register such transfer unless the transferor has provided the Canadian Trustee with the definitive certificate and (A) the transfer is made to the Issuer or a Subsidiary of the Issuer or (B) the transferor provides the Canadian Trustee with a declaration to the effect set forth in Schedule B.1 to this Indenture, or in such other form reasonably satisfactory to the Trustees and the Issuer or as the Issuer may from time to time reasonably prescribe, and, if requested by the Trustees or the Issuer, an opinion of counsel in a form reasonably satisfactory to the Trustees or the Issuer, as applicable; and

(ii)	upon consummation of such transfer, following which all or a part of the beneficial interests represented by the Notes or definitive certificates are no longer subject to the restrictions on transfer enumerated in the legend printed on such definitive certificate in accordance with Section 2.6(e) of this Indenture, the transferred beneficial interests in such Notes that are no longer subject to the restrictions on transfer shall be registered in, and transfers and pledges of such Notes shall be made through, the book-based system in accordance with Section 2.5 of this Indenture.

If, following such transfer, all or a part of the beneficial interests represented by the Notes or definitive certificates tendered for transfer remain subject to such restrictions on transfer, the transferred beneficial interests in such Notes that shall be subject to such restrictions on transfer and any portion of such Notes not transferred shall be evidenced by definitive certificates bearing the legend required in Section 2.6(e) of this Indenture.

(d)	With respect to the Notes, unless and until definitive certificates have been issued to Beneficial Holders pursuant to Section 3.2(b):

(i)	the Issuer and the Trustees may deal with the Depository for all purposes (including paying interest on the Notes) as the sole Holder of the Notes and the authorized representative of the Beneficial Holders;

(ii)	the rights of the Beneficial Holders shall be exercised only through the Depository and shall be limited to those established by law and agreements between the Beneficial Holders and the Depository or the Participants;

(iii)	the Depository shall make book-based transfers among the Participants; and

(iv)	whenever this Indenture requires or permits actions to be taken based upon instruction or directions of Holders evidencing a specified percentage of the outstanding Notes, the Depository shall be deemed to be counted in that percentage only to the extent that it has received instructions to such effect from the Beneficial Holders or the Participant, and has delivered such instructions to the Trustees.

(e)	Whenever a notice or other communication is required to be provided to Holders, unless and until definitive certificate(s) have been issued to Beneficial Holders pursuant to Section 3.2(b), the Trustees shall provide all such notices and communications to the Depository and the Depository shall deliver such notices and communications to the Beneficial Holders in accordance with applicable securities laws. At any time that there remains outstanding definitive certificates, any such notice shall be sent to the Depository (and the Depository shall deliver such notices and communications to the Beneficial Holders in accordance with applicable securities laws) and to all Holders of such definitive certificates.

(f)	It is expressly acknowledged that transfer of beneficial ownership in Notes represented by a Global Certificate shall be affected only (a) with respect to the interests of Participants, through records maintained by the Depository for such Global Certificate, and (b) with respect to interests of Persons other than Participants, through records maintained by Participants. Beneficial Holders who are not Participants but who desire to purchase, sell or otherwise transfer ownership of or other interest in Notes represented by Global Certificates may do so only through a Participant.

3.3 Transferee Entitled to Registration

The transferee of a Note shall be entitled, after the appropriate form of transfer is deposited with the Trustees or other Registrar and upon compliance with all other conditions in that behalf required by this Indenture (including, in the case where a transferee shall receive Notes in definitive form with the legend contemplated by Section 2.6(e), upon delivery of a transferee certificate substantially in the form of Schedule B.1 to this Indenture) or by law, to be entered on the register as the owner of such Note free from all equities or rights of compensation, set-off or counterclaim between the Issuer and the transferor or any previous Holder of such Note, save in respect of equities of which the Issuer is required to take notice by statute or by order of a court of competent jurisdiction.

3.4 No Notice of Trusts

Neither the Issuer nor the Trustees nor any Registrar shall be bound to take notice of or see to the execution of any trust (other than that created by this Indenture) whether express, implied or constructive, in respect of any Note, and the Issuer, the Trustees or any Registrar may transfer such Note on the direction of the Person registered as the Holder thereof, whether named as trustee or otherwise, as though that Person were the Beneficial Holder of such Note.

3.5 Registers Open for Inspection

The registers referred to in Sections 3.1 and 3.2 shall, subject to applicable law, at all reasonable times be open for inspection by the Issuer, the Trustees or any Holder. Every Registrar, including the Trustees, shall from time to time when requested in writing to do so by the Issuer or by the Trustees, furnish the Issuer or the Trustees, as the case may be, with a list of names and addresses of Holders of registered Notes entered on the register kept by them and showing the principal amount and serial numbers of the Notes held by each such Holder.

3.6 Exchanges of Notes

(a)	Subject to Section 3.2 and Section 3.7, Notes in any authorized form or denomination, other than Notes represented by a Global Certificate, may be exchanged, upon reasonable notice, for Notes in any other authorized form or denomination. To the extent any Note tendered for exchange bears the restricted legend provided for in Section 2.6(e), subject to the following sentence, any Note issued in exchange therefor shall bear such legend. Any Note evidenced by definitive certificates bearing the legends set forth in Section 2.6(e) herein may be exchanged by the holder thereof for beneficial interests represented by a Global Certificate if the holder of such Notes delivers a certificate substantially in the form of Schedule B.2 to this Indenture and, if requested by the Trustees or the Issuer, an opinion of counsel in a form reasonably satisfactory to the Trustees or the Issuer, as applicable, following which the beneficial interests in such Notes shall be registered in, and transfers and pledges of such Notes shall be made through, the book-based system in accordance with Section 2.5 of this Indenture.

(b)	In respect of exchanges of Notes permitted by Section 3.6(a), Notes may be exchanged only at the principal office of the Canadian Trustee in the City of Montreal, Québec or at such other place or places and at such other place or places as may from time to time be designated by the Issuer with the approval of the Trustees. Any Notes tendered for exchange shall be surrendered to the Trustees. The Issuer shall execute and the Trustees shall certify all Notes necessary to carry out exchanges as aforesaid. All Notes surrendered for exchange shall be cancelled.

(c)	Notes issued in exchange for Notes which at the time of such issue have been selected or called for redemption at a later date shall be deemed to have been selected or called for redemption in the same manner and shall have noted thereon a statement to that effect, provided that:

(i)	Notes which have been selected or called for redemption may not be exchanged for Notes of larger denominations; and

(ii)	if a Note that has been selected or called for redemption in part is presented for exchange for Notes of smaller denominations, the Trustees shall designate, as they may deem equitable, particular Notes of those issued in exchange, which shall be deemed to have been selected or called for redemption, in whole or in part, and the Trustees shall note on such Notes a statement to that effect.

3.7 Closing of Registers

(a)	Neither the Issuer nor the Trustees nor any Registrar shall be required to:

(i)	make transfers or exchanges of any Notes on any Interest Payment Date for such Notes or the date fixed for payment of the principal or premium for such Notes or during the 15 preceding days;

(ii)	make transfers or exchanges of any Notes on the date of selection by the Trustees of any Notes to be redeemed or during the 15 preceding days; or

(iii)	make exchanges of any Notes which have been selected or called for redemption unless upon due presentation thereof for redemption such Notes are not redeemed.

(b)	Subject to any restriction provided in this Indenture, the Issuer with the approval of the Canadian Trustee, may at any time close any register for the Notes, other than those kept at the principal office of the Canadian Trustee in Montreal, Québec, and transfer the registration of any Notes registered thereon to another register (which may be an existing register) and thereafter such Notes shall be deemed to be registered on such other register. Notice of such transfer shall be given to the Holders of such Notes.

3.8 Charges for Registration, Transfer and Exchange

For each Note exchanged, registered, transferred or discharged from registration, the Canadian Trustee or other Registrar at its principal office in the City of Montreal, Québec or such other city or cities as may from time to time be designated by the Issuer, except as otherwise herein provided, may make a reasonable charge for its services and in addition may charge a reasonable sum for each new Note issued (such amounts to be agreed upon from time to time by the Trustees and the Issuer), and payment of such charges and reimbursement of the Trustees or other Registrar for any taxes or governmental or other charges required to be paid shall be made by the party requesting such exchange, registration, transfer or discharge from registration as a condition precedent thereto. Notwithstanding the foregoing provisions, no charge shall be made to a Holder hereunder:

(a)	for any exchange, registration, transfer or discharge from registration of any Note applied for within a period of two months from the date of the first delivery thereof;

(b)	for any exchange of a Global Certificate as contemplated in Section 3.2; or

(c)	for any exchange of any Note resulting from a partial redemption under Article 4.

3.9 Ownership of Notes

(a)	The Holder for the time being of any registered Note shall be entitled to the principal of, interest and premium, if any, on such Note, free from all equities or rights of compensation, set-off or counterclaim between the Issuer and the original or any intermediate Holder thereof (except in respect of equities of which the Issuer is required to take notice by law) and all Persons may act accordingly and the receipt of any such Holder for any such principal, interest and premium, if any, shall be a good discharge to the Trustees, any Registrar and to the Issuer for the same and none shall be bound to inquire into the title of any such Holder.

(b)	Where Notes are registered in more than one name, the principal, interest and premium, if any, from time to time payable in respect thereof may be paid to the order of all or any of such Holders, failing written instructions from them to the contrary, and the receipt of anyone of such Holders therefor shall be a valid discharge, to the Trustees, any Registrar and to the Issuer.

(c)	Unless otherwise required by law, the Person in whose name any registered Note is registered shall for all the purposes of this Indenture be and be deemed to be the owner thereof and payment of or on account of the principal of, interest and premium, if any, thereon shall be made only to or upon the order in writing of such Holder.

(d)	Notwithstanding any other provision of this Indenture, all payments in respect of Notes represented by a Global Certificate shall be made to the Depository for subsequent payment by the Depository to the applicable Beneficial Holders.

(e)	None of the Issuer, the Trustees and any Registrar or Paying Agent shall be bound to take notice of or see to the performance or observance of any duty owed to a third Person, whether under a trust, express, implied, resulting or constructive, in respect of any Note by the Holder or any Person whom the Issuer or the Trustees treat, as permitted or required by law, as the owner or the Holder of such Note, and may transfer such Note on the direction of the Person so treated or registered as the Holder of the Note, whether named as trustee or otherwise, as though that Person were the Beneficial Holder thereof.

ARTICLE 4

REDEMPTION AND REPURCHASE OF NOTES

4.1 Optional Redemption

(a)	At any time and from time to time prior to May 31, 2017, the Issuer may redeem all or part of the Notes at its option, without premium or penalty, at a redemption price equal to 105% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)	At any time and from time to time on or after May 31, 2017, the Issuer may redeem all or part of the Notes at its option, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

4.2 Notice of Optional Redemption

Notice of intention to redeem any Notes pursuant to Section 4.1 shall be given by or on behalf of the Issuer to the Holders of the Notes that are to be redeemed not more than 60 days and not less than 30 days prior to the date fixed for redemption, in the manner provided in Section 12.2, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Article 9. Notice to Beneficial Holders shall be given by notice published in newspapers in the manner provided for in Section 12.2.

The notice of redemption shall state:

(a)	the redemption date;

(b)	the aggregate principal amount of Notes called for redemption;

(c)	the redemption price;

(d)	if any Note is being redeemed in part, the portion of the principal amount of such Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note; and

(e)	in the case of Notes represented by a Global Certificate, that the redemption shall take place in such manner as may be agreed upon by the Depository, the Trustees and the Issuer.

4.3 Mandatory Redemption

Subject to (i) the maintenance by the Corporation of a balance in cash and Cash Equivalents (the “Cash Balance”), including any amounts available to be drawn under any Credit Facility (for greater certainty, the amount of such availability shall be reduced taking into account the amount of any issued and outstanding letters of credit in the manner and to the extent contemplated by the applicable credit documents) that is secured by a Permitted Lien pursuant to clause (2) of the definition of “Permitted Liens”, of $75 million (the “$75 Million Minimum Cash Balance”) as of a Mandatory Redemption Payment Date (as defined below), and (ii) any adjustments to be made to the $75 Million Minimum Cash Balance as set forth below, on the last day of May and November of each year (or if such day is not a Business Day, on the next Business Day) (each a “Mandatory Redemption Payment Date”), commencing on May 31, 2013, the Issuer shall deposit with the Paying Agent an amount equal to the sum of (i) 75% of the Corporation’s Excess Cash Flow for the immediately preceding six-month period ended March 31 or September 30, as applicable (each a “Mandatory Redemption Period”) plus (ii) any Designated Net Proceeds (as defined under Section 5.8) (such sum referred to hereafter as a “Mandatory Redemption Payment”), to redeem, without premium or penalty, the maximum principal amount of Notes (plus accrued and unpaid interest, if any, on the Notes and the amount of all fees and expenses incurred in connection therewith) that may be redeemed with the applicable Mandatory Redemption Payment. The redemption price shall be equal to 100% of the aggregate principal amount of Notes, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date). The Notes to be redeemed with a Mandatory Redemption Payment in respect of any Mandatory Redemption Period shall be deemed to have been redeemed and fully paid, satisfied and discharged on the date the Issuer has deposited with the Paying Agent the applicable Mandatory Redemption Payment.

For greater certainty, if, at any time, a Mandatory Redemption Payment determined under this Section 4.3 would, if paid, result in the Cash Balance immediately after such payment less than the $75 Million Minimum Cash Balance, such Mandatory Redemption Payment shall be reduced to an amount that would result in the Cash Balance immediately after such payment to be equal to the $75 Million Minimum Cash Balance.

Notwithstanding the foregoing paragraphs, for purposes of the application of the $75 Million Minimum Cash Balance with respect to any Mandatory Redemption Payment Date, in the event that (i) the Mandatory Redemption Payment determined under this Section for such Mandatory Redemption Payment Date would, if paid, result in the Cash Balance immediately after such payment to be less than the $75 Million Minimum Cash Balance and (ii) the Corporation or any of its Restricted Subsidiaries completed any acquisitions of assets or Capital Stock of another Person, made any Investments in any Unrestricted Subsidiaries, made any Restricted Payment pursuant to clauses 1.1(1) (to the extent such Restricted Payment is made in cash in exchange for Qualifying Equity Interests, but excluding any such Restricted Payment made to the Corporation or any of its Restricted Subsidiaries), 1.1(3) (to the extent such cash dividend is not paid to the Corporation or any of its Restricted Subsidiaries), 1.1(5), 1.1(8) or 1.1(13) of the second paragraph of Section 5.6 or made any Permitted Investments described in clauses (9) or (19) of the definition thereof, in each case payable in whole or in part in cash, or the amount of Excess Cash Flow was increased pursuant to clauses (a)(i), (a)(ii), (b)(i) or (b)(ii) of the definition of “Excess Cash Flow” (collectively, “Designated Cash Payment Events”), at any time during the six-month period commencing on the day immediately following the preceding Mandatory Redemption Payment Date and ending on such Mandatory Redemption Payment Date (or, in the case of the first Mandatory Redemption Period, the eight-month period beginning on the first day of such Mandatory Redemption Period and ending May 31, 2013), the $75 Million Minimum Cash Balance shall be reduced by an amount equal to the portion of any cash payment made for such Designated Cash Payment Events which resulted in the Cash Balance as determined under this Section 4.3 to be less than the $75 Million Minimum Cash Balance as of such Mandatory Redemption Payment Date or, in the event that the amount of Excess Cash Flow was increased pursuant to clauses (a)(i), (a)(ii), (b)(i) or (b)(ii) of the definition of “Excess Cash Flow”, by an amount equal to such increase.

Notwithstanding any other provision hereof, in the event that (i) the aggregate amount of the Mandatory Redemption Payments due on May 31, 2013 and November 30, 2013 (collectively, the “2013 Mandatory Redemption Payments”) is less than $100 million (the “2013 Minimum Mandatory Redemption Payment”), the Issuer shall deposit with the Paying Agent, on the Mandatory Redemption Payment Date occurring on the last day of November of 2013 (or if such day is not a Business Day, on the next Business Day), together with the applicable Mandatory Redemption Payment, an amount equal to the difference between the applicable 2013 Minimum Mandatory Redemption Payment and the 2013 Mandatory Redemption Payments, (ii) the aggregate amount of the Mandatory Redemption Payments due on May 31, 2014 and November 30, 2014 (collectively, the “2014 Mandatory Redemption Payments”) is less than $75 million (the “2014 Minimum Mandatory Redemption Payment”), the Issuer shall deposit with the Paying Agent, on the Mandatory Redemption Payment Date occurring on the last day of November of 2014 (or if such day is not a Business Day, on the next Business Day), together with the applicable Mandatory Redemption Payment, an amount equal to the difference between the 2014 Minimum Mandatory Redemption Payment and the 2014 Mandatory Redemption Payments, and (iii) the aggregate amount of the Mandatory Redemption Payments due on May 31, 2015 and November 30, 2015 (collectively, the “2015 Mandatory Redemption Payments”) is less than $50 million (provided, however, that such $50 million amount shall be reduced by the amount, if any, by which the 2014 Mandatory Redemption Payments, in the aggregate, exceeded $75 million) (the “2015 Minimum Mandatory Redemption Payment”), the Issuer shall deposit with the Paying Agent, on the Mandatory Redemption Payment Date occurring on the last day of November of 2015 (or if such day is not a Business Day, on the next Business Day), together with the applicable Mandatory Redemption Payment, an amount equal to the difference between the 2015 Minimum Mandatory Redemption Payment and the 2015 Mandatory Redemption Payments, provided, however, that to the extent that any amount is deposited by the Issuer in order to meet the 2013 Minimum Mandatory Redemption Payment, the 2014 Minimum Mandatory Redemption Payment or the 2015 Minimum Mandatory Redemption Payment, as applicable, no adjustment shall be made to the 2013 Minimum Mandatory Redemption Payment, the 2014 Minimum Mandatory Redemption Payment or the 2015 Minimum Mandatory Redemption Payment, as applicable, in order to maintain the $75 Million Minimum Cash Balance.

4.4 Selection of Notes to Be Redeemed

In the event that less than all of the Notes are to be redeemed at any time pursuant to Sections 4.1 or 4.3, selection of the Notes for redemption shall be made by the Trustees on a pro rata basis (or, in the case of Notes represented by a Global Certificate, based on a method that most nearly approximates a pro rata selection as the Trustees deem fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of a principal amount of $1.00 or less shall be redeemed in part.

4.5 Notes Due on Redemption Dates

Notes called for redemption become due on the date fixed for redemption, including, in the case of a Mandatory Redemption Payment, on a Mandatory Redemption Payment Date. On and after such redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to this Indenture.

If any optional or mandatory redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

4.6 Deposit of Redemption Price

On or prior to 12:00 p.m. (noon) (Montreal time) on the date fixed for any redemption pursuant to Sections 4.1 or 4.3, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price, plus accrued and unpaid interest, if any, on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Issuer any money deposited with it by the Issuer in excess of the amounts necessary to pay the redemption price, plus accrued and unpaid interest, if any, on all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the applicable redemption date, including, in the case of a Mandatory Redemption Payment, on a Mandatory Redemption Payment Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Article 2 hereof.

If any question shall arise as to whether any notice has been given as required or any deposit has been made, such question shall be decided by the Trustees, whose decision shall be final and binding upon all parties in interest.

4.7 Officer’s Certificate With Respect to Mandatory Redemption

Concurrently with the deposit of the Mandatory Redemption Payment in accordance with Section 4.6, the Issuer shall deliver to the Trustees (and the Trustees may provide, and shall promptly provide upon receipt of a written request of such Holder, a copy thereof to any Holder) an officer’s certificate signed by the Chief Financial Officer or a more senior officer of the Corporation, in his or her capacity as an officer of the Corporation and not in his or her personal capacity:

(a)	setting forth in reasonable detail:

(i)	the Corporation’s reasonable estimate of its Cash Balance as of the Business Day immediately prior to the Mandatory Redemption Payment Date;

(ii)	the computations of the Corporation’s Adjusted Consolidated Cash Flow from Operations and Excess Cash Flow for the immediately preceding Mandatory Redemption Period; and

(iii)	the computations of the applicable Mandatory Redemption Payment, including details with respect to any adjustments to the $75 Million Minimum Cash Balance, including any Designated Net Proceeds or Designated Cash Payment Events;

(b)	certifying the correctness of all computations contained in such officer’s certificate made in relation to the applicable Mandatory Redemption Payment; and

(c)	with respect to the computations of the Corporation’s Adjusted Consolidated Cash Flow from Operations and Excess Cash Flow set forth in paragraphs a(ii) above, certifying that such computations have been reviewed either by the Board of Directors or the Audit Committee of the Board of Directors.

4.8 Other Acquisitions of Notes

The Issuer may at any time, and from time to time, acquire Notes by means other than a redemption, whether pursuant to an offer, open market purchase, or otherwise, provided that, at the time of any such acquisition of Notes, the following conditions are satisfied:

(1)	the aggregate dollar amount of proceeds paid for all acquisitions of Notes made by the Issuer pursuant to this Section 4.8 during a specified Mandatory Redemption Period does not exceed the amount equal to the sum of (i) the Mandatory Redemption Payment in respect of the immediately preceding Mandatory Redemption Period (less the amount of the adjustment, if any, described in the third paragraph of Section 4.3 in respect of the immediately preceding Mandatory Redemption Payment Date) divided by 0.75 and multiplied by 0.25, plus (ii) any Carry Forward Note Purchase Amount;

(2)	the Corporation maintains a Cash Balance equal to (or greater than) the $75 Million Minimum Cash Balance (or the reduced amount resulting from the adjustment, if any, to the $75 Million Minimum Cash Balance described in the third paragraph of Section 4.3 in respect of the immediately preceding Mandatory Redemption Payment Date) immediately after making any payment for any acquisition of Notes pursuant to this section; and

(3)	any acquisition of Notes pursuant to this Section does not otherwise violate the terms of this Indenture.

Any unused portion of the amount determined under clause (1) above (the “Carry Forward Note Purchase Amount”) shall be carried forward and added to the amount available for the acquisition of Notes for any future Mandatory Redemption Period.

For greater certainty, the conditions contained in this Section 4.8 shall in no way restrict or otherwise limit the Issuer’s ability to redeem or repurchase Notes as contemplated by the terms of this Indenture, including under Sections 4.1, 4.3, 5.8, 5.9 or 5.10.

4.9 Notes Redeemed or Acquired in Part

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an authentication order, a Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

4.10 Cancellation of Notes

Subject to compliance with applicable law and Section 4.9, all Notes redeemed or acquired in whole or in part by the Issuer under the provisions of this Article shall be forthwith delivered to and cancelled by the Trustees at the principal office of the Canadian Trustee in Montreal, Québec, and no Notes shall be issued in substitution thereof.

ARTICLE 5

COVENANTS OF THE CORPORATION

5.1 Positive Covenants

So long as any Notes are outstanding and except as otherwise permitted by the terms of this Indenture, the Corporation covenants and agrees with the Trustees for the benefit of the Holders:

(a)	to appoint a trustee whenever necessary to avoid or fill a vacancy in the office of any of the Trustees so as to comply with any requirement under applicable laws, including as described under Section 13.2 hereunder;

(b)	from time to time to pay or cause to be paid all taxes, rates, levies, assessments, government fees or dues lawfully levied, assessed or imposed upon or in respect of its Property and the Property of its Restricted Subsidiaries or any part thereof or upon the income and profits of the Corporation as and when the same become due and payable, and the Corporation and its Restricted Subsidiaries shall exhibit or cause to be exhibited to the Trustees, when required, the receipts and vouchers establishing such payment and shall duly observe and conform to all valid requirements of any Governmental Authority relative to any of the Property or rights of the Corporation and its Restricted Subsidiaries and all covenants, terms and conditions upon or under which any such Property or rights are held; provided, however, that the Corporation and its Restricted Subsidiaries shall have the right to contest by legal and proper proceedings any such taxes, rates, levies, assessments, government fees or dues and, upon such contest, may delay or defer payment or discharge thereof if adequate reserves have been maintained with respect thereto in accordance with GAAP;

(c)	subject to the provisions of this Indenture, to keep or cause to be kept proper books of account and make or cause to be made therein true and faithful entries of all its dealings and transactions in relation to its business and the business of its Restricted Subsidiaries, as the case may be, in accordance with GAAP;

(d)	subject to the provisions of this Indenture (including, for greater certainty, the completion of any transaction not prohibited under Section 5.14, Section 5.15 or Section 8.6), to maintain and cause each Restricted Subsidiary to maintain at all times its respective corporate existence in accordance with their respective organizational documents (as the same may be amended from time to time);

(e)	subject to the provisions of this Indenture, to cause each Guarantee granted by each Guarantor and any subordination undertaking in favour of the Trustees or the Holders to be maintained in full force and effect at all times until the full and final payment of all amounts due hereunder or under the Notes; and

(f)	to comply and cause each of its Restricted Subsidiaries to comply with its respective constating documents and all applicable laws, rules, regulations and orders, except to the extent the failure to do so would not reasonably be expected to adversely affect the ability of the Corporation or any of its Restricted Subsidiaries to perform its obligations hereunder or under the Note Guarantees or the rights and remedies of the Trustees or the Holders thereunder.

5.2 Office for Notices, Payments and Registration of Transfer, etc.

The Issuer will maintain in Montreal, Québec, and in such other places acceptable to the Trustees as the Board of Directors of the Issuer shall designate from time to time, an office or agency where the Notes may be presented for payment, transfer or exchange and where notices and demands to the Issuer in respect of the Notes and this Indenture may be served. The principal office of the Canadian Trustee in Montreal, Québec shall be such offices or agencies of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more such purposes. The Issuer will give to the Trustees written notice of the location of any such office or agency and of any change of location thereof. In case the Issuer shall fail to maintain any such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the principal office of the Canadian Trustee in Montreal, Québec.

5.3 Payment of Notes

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent holds as of 12:00 p.m. (noon) (Montreal time) or, in the case of a payment on the Maturity Date in accordance with Section 2.11, 11:00 a.m. (Montreal time), on the due date money deposited by or on behalf of the Issuer in immediately available funds and designated for the payment of and sufficient to pay all principal, premium, if any, and interest then due.

5.4 Reporting and Notice of Default

(a)	The Issuer shall, within 120 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2012, furnish the Trustees with an Officer’s Certificate complying with Section 314(a)(4) of the TIA stating that, to the knowledge of the applicable senior officer of the Issuer, the Issuer and each Guarantor has complied with all covenants, conditions or other requirements contained in this Indenture, the non-compliance with which would, with notification or with the lapse of time or otherwise, constitute an Event of Default hereunder, or, if such is not the case, setting forth with reasonable particulars the circumstances of any failure to so comply, the period of existence thereof and the action the Issuer or the Guarantor, as the case may be, is taking with respect thereto;

(b)	Notwithstanding Section 5.4(a), the Issuer and each Guarantor shall promptly deliver to the Trustees written notice, in the form of an Officer’s Certificate, of any Default or Event of Default, its status, and what action the Issuer or the Guarantor, as applicable, is taking or proposes to take with respect thereto.

(c)	The Issuer shall deliver to the Trustees such additional information, documents and other reports as is required by Section 314 of the TIA.

5.5 Provision of Financial Information

So long as any of the Notes are outstanding, the Issuer shall provide to the Trustees, at any time prior to the date that is 15 days after the latest date on which such filings can be made pursuant to applicable Canadian securities laws and regulations, (i) all quarterly and annual consolidated financial statements of the Corporation and related management’s discussion and analysis of the Corporation, and (ii) any material change reports of the Corporation that, in each case, the Corporation is required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) pursuant to applicable Canadian securities laws and regulations with applicable Canadian securities commissions.

In the event that the Corporation is no longer subject to the reporting requirements under applicable Canadian securities laws and regulations and is therefore not required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) quarterly and annual consolidated financial statements with applicable Canadian securities commissions, the Issuer shall continue to furnish to the Trustees all quarterly and annual consolidated financial statements of the Corporation in the same form and within the same time periods provided in the first paragraph of this Section 5.5 as if the Corporation remained subject to the reporting requirements of applicable Canadian securities laws and regulations. However, in such case, the Issuer shall not be required to furnish to the Trustees the management’s discussion and analysis and material change reports referred to in the first paragraph of this Section 5.5.

The Corporation and the Trustees shall not be required to deliver or cause to be delivered to the Holders and Beneficial Holders of Notes any quarterly or annual consolidated financial statements, related management’s discussion and analysis or any other documents if such documents are available on or through the System for Electric Document Analysis and Retrieval (SEDAR) or the Corporation’s website.

5.6 Restricted Payments

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment described in clauses (1) to (3) of the definition of “Restricted Payment”. In addition, the Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Investment unless, at the time of and after giving effect to such Restricted Investment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Investment;

(2)	the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Investment is made would not have been greater than 2.0 to 1.0, determined on a pro forma basis, as if such Restricted Investment had been made at the beginning of such four-quarter period; and

(3)	such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Corporation and its Restricted Subsidiaries since the date of this Indenture (excluding any payments permitted by clauses (1) to (6), (8) and (9) of the next succeeding paragraph), is less than the sum of:

(a)	the lesser of: (i) $200 million; or (ii) the sum of (x) $25 million and (y) 30% of the Corporation’s Excess Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Corporation’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment; plus

(b)	100% of the aggregate net cash proceeds received by the Corporation or the Issuer since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock of the Corporation or the Issuer or convertible or exchangeable debt securities of the Corporation or the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Corporation); plus

(c)	to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of the Corporation’s Restricted Investment in such Restricted Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Restricted Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture.

The preceding provisions shall not prohibit:

(1)	the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Corporation or the Issuer, provided that the amount of any such net proceeds that are utilized for any such Restricted Payment shall not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (b) of the preceding paragraph;

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer, the Corporation or any other Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(4)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or the consummation of any redemption by the Corporation or any of its Restricted Subsidiaries, provided that such dividend or redemption is paid in Qualifying Equity Interests;

(5)

so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition, payment or retirement for value of, or in connection with, any Equity Interests of the Corporation or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Restricted Subsidiaries pursuant to any equity incentive or other plan, equity subscription agreement, stock option, restricted share, deferred share or other similar plan or agreement, shareholders’ agreement, employment agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any twelve-month period, provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Qualifying Equity Interests to any officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Subsidiaries that occurs after the date of this Indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (1) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Corporation or its Restricted Subsidiaries after the date of this Indenture; and

(c)	in addition, cancellation of Indebtedness owing to the Issuer, the Corporation or any other Guarantor from any current or former officer, director, consultant or employee (or any permitted transferees thereof) of the Corporation or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Corporation or any of its Restricted Subsidiaries from such Persons shall not be deemed to constitute a Restricted Payment for purposes of this Section 5.6 or any other provisions of this Indenture;

(6)	the repurchase of Equity Interests or other securities deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Corporation or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Corporation or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the conversion or exchange of Capital Stock of any such Person;

(8)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock or preferred stock of the Corporation or any of its Restricted Subsidiaries;

(9)	any Restricted Payment to the Corporation or any of its Restricted Subsidiaries;

(10)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to Section 5.9 (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Indebtedness of the Corporation or any of its Restricted Subsidiaries that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest), provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control Offer with respect to the Notes as required by this Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(11)	any payment to reimburse the Corporation or any of its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or any of its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(12)	any payment resulting from the exercise of rights, or the performance of obligations, arising from any agreement entered into on or prior to the date of this Indenture in connection with the sale, disposition, purchase or acquisition of assets, including any indemnification, adjustment of purchase price, earn-out, put or call option or any similar rights and obligations; and

(13)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $20 million since the date of this Indenture, provided that the aggregate amount of Restricted Payments permitted to be made by the Corporation at any time pursuant to this clause (13) shall be decreased by any amount paid by the Corporation or any of its Restricted Subsidiaries in any twelve-month period (but not exceeding $5 million during any such twelve-month period) pursuant to clause (5) of this paragraph.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 5.6 shall be determined by the Board of Directors of the Corporation whose resolution with respect thereto shall be delivered to the Trustees.

For purposes of determining compliance with this Section 5.6, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) of the second paragraph of this Section 5.6, or is entitled to be made pursuant to the first paragraph thereof, the Corporation shall be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 5.6.

5.7 Incurrence of Indebtedness and Issuance of Preferred Stock

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Corporation shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock, provided, however, that the Corporation or any of its Restricted Subsidiaries may incur Subordinated Indebtedness or Acquired Debt or issue Disqualified Stock, and the Guarantors may incur Subordinated Indebtedness or Acquired Debt or issue preferred stock, if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness or Acquired Debt is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would not have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Subordinated Indebtedness or Acquired Debt had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, that, notwithstanding Section 5.19, any Restricted Subsidiary that ceases to be a Wholly-Owned Subsidiary of the Corporation as a result of such Restricted Subsidiary issuing Capital Stock pursuant to this Section 5.7 shall be deemed to remain a Restricted Subsidiary for all purposes under this Indenture.

The first paragraph of this Section 5.7 shall not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(1)	the incurrence by the Corporation or any of its Restricted Subsidiaries and the guarantee thereof by any of the Guarantors of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), $50 million, provided that the aggregate principal amount of Indebtedness permitted to be incurred by the Corporation at any time pursuant to this clause (1) shall be decreased by the principal amount of Indebtedness then incurred by the Corporation pursuant to clauses (3) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(2)	the incurrence by the Corporation or any Restricted Subsidiary of Existing Indebtedness (other than Indebtedness permitted under clauses (4), (6), (10), (16) and (17));

(3)	Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction, provided that, after giving effect to any such incurrence, the aggregate principal amount of Indebtedness at any one time outstanding under this clause (3) does not exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), $50 million, provided further, that the aggregate principal amount of Indebtedness permitted to be incurred by any Receivables Entity at any time pursuant to this clause (3) shall be decreased by the principal amount of additional Indebtedness then incurred by the Corporation pursuant to clauses (1) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(4)	letters of credit and banker’s acceptances issued in the ordinary course of business (and reimbursement obligations with respect thereto) in an aggregate principal amount (with letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (4), when combined with any Existing Indebtedness that comprises of letters of credit and banker’s acceptances (with such letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), $25 million;

(5)	the incurrence by the Issuer, the Corporation and the other Guarantors of Indebtedness represented by the Notes, the related Note Guarantees, the Senior Subordinated Exchangeable Debentures and the related Senior Subordinated Exchangeable Debenture Guarantees;

(6)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property, plant or equipment used in the business of the Corporation or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (6), $15 million;

(7)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 5.7 or clauses (2), (5) and (7) of this paragraph;

(8)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries, provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or any of its Restricted Subsidiaries and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation or any of its Restricted Subsidiaries, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)	the issuance by any of the Corporation’s Restricted Subsidiaries to the Corporation or to any of its Restricted Subsidiaries of shares of preferred stock, provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Corporation or any of its Restricted Subsidiaries and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Corporation or any of its Restricted Subsidiaries shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

(10)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Cash Management Obligations and Hedging Obligations in the ordinary course of business in an aggregate principal amount not to exceed $25 million at any one time outstanding;

(11)	the guarantee by the Issuer, the Corporation or any of the other Guarantors of Indebtedness of the Corporation or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 5.7, provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the Guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(12)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(13)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(14)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Corporation or such Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition, sale or disposition of any business or assets, or Capital Stock of the Corporation or any of its Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(15)	the incurrence of contingent liabilities arising out of endorsements of cheques and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)	the incurrence of Indebtedness, consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees and consultants (and their spouses and estates) of the Corporation or any of its Restricted Subsidiaries for the purpose of permitting such Persons to purchase or redeem Capital Stock of the Corporation or any of its Restricted Subsidiaries or in connection with the exercise by such Persons of stock options of the Corporation or any of its Restricted Subsidiaries and the funding of the exercise price of such stock options, in an aggregate principal amount not to exceed $2 million at any one time outstanding;

(17)	Indebtedness of the Corporation or any of its Restricted Subsidiaries to credit card providers, processors or intermediaries in connection with credit card processing or financing services incurred in the ordinary course of business of the Corporation and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million;

(18)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness owed to one or more Persons in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business; and

(19)	the incurrence by the Corporation or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $40 million.

The Issuer shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms, provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this Section 5.7, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) of this Section 5.7, or is entitled to be incurred pursuant to the first paragraph of this Section 5.7, the Corporation shall be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock, in any manner that complies with this Section 5.7.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 5.7, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Total Debt of the Corporation as accrued. Notwithstanding any other provision of this Section 5.7, the maximum amount of Indebtedness that the Corporation or any Restricted Subsidiary may incur pursuant to this Section 5.7 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

5.8 Asset Sales

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale on or after the date of this Indenture unless:

(1)	the Corporation (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Corporation (or its Restricted Subsidiary, as the case may be) is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following shall be deemed to be cash:

(a)	any liabilities, as shown on the Corporation’s most recent consolidated balance sheet, of the Corporation or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement and without recourse to the Corporation or any of its Restricted Subsidiaries;

(b)	any securities, Notes or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents within 30 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Non-Cash Consideration received by the Corporation or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $20 million, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received without giving effect to subsequent changes in value;

(d)	any assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(e)	any assets that are used or useful in a Permitted Business; and

(f)	cash held in escrow as security for any indemnification, settlement or adjustment of purchase price, earn-outs or similar obligations in connection with the Asset Sale.

As provided in Section 10.12, any Net Proceeds received by the Corporation (or any of its Restricted Subsidiaries, as the case may be) from an Asset Sale, or Casualty or Condemnation Event directly attributable to any assets or properties of the Corporation or any of its Restricted Subsidiaries, other than Excluded Property, shall automatically become Collateral securing the obligations of the Issuer and the Guarantors with respect to the Notes and the Notes Guarantees.

For purposes of this Indenture, (i) the portion up to and not exceeding $35 million of the aggregate amount of Net Proceeds received by the Corporation (or any of its Restricted Subsidiaries, as the case may be) from Asset Sales or Casualty or Condemnation Events since the date of this Indenture shall constitute “Available Proceeds”, and (ii) the portion exceeding $35 million of the aggregate amount of Net Proceeds received by the Corporation (or any of its Restricted Subsidiaries, as the case may be) from Asset Sales or Casualty or Condemnation Events since the date of this Indenture shall constitute “Excess Proceeds”.

The Corporation (or any of its Restricted Subsidiaries, as the case may be) shall be permitted to use or invest any Available Proceeds as it deems appropriate, in its sole discretion, provided that such use or investment is not otherwise prohibited by the terms and conditions of this Indenture.

Any Excess Proceeds shall be automatically designated as “Designated Net Proceeds” and applied to redeem Notes as provided in Section 4.3 on the first Mandatory Redemption Payment Date to occur immediately after the receipt of such Excess Proceeds. During the period commencing on the date that is 30 days after the receipt of any Excess Proceeds and ending on the first Mandatory Redemption Payment Date to occur immediately thereafter, the Corporation (or any of its Restricted Subsidiaries, as the case may be) shall deposit any such Excess Proceeds in a segregated account or accounts (each, an “Excess Proceeds Account”) held by the Collateral Agent pursuant to arrangements reasonably satisfactory to the Collateral Agent, provided, however, that the Corporation (or any of its Restricted Subsidiaries, as the case may be), shall not be required to cause any Excess Proceeds to be held in the Excess Proceeds Account except to the extent the aggregate amount of such Excess Proceeds that are not held in the Excess Proceeds Account would exceed $10 million.

5.9 Offer to Repurchase Upon Change of Control

If a Change of Control occurs, the Issuer shall be required to offer each Holder of Notes to repurchase all or any part (in minimum denominations of the lesser of a Holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of that Holder’s Notes on the terms set forth in this Indenture (the “Change of Control Offer”). In the Change of Control Offer, the Issuer shall offer a Change of Control payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase on the Notes repurchased, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall send a notice to each Holder with a copy to the Trustees describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice. The Issuer shall comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent a cash amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustees the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes as directed by the Issuer in writing, and the Canadian Trustee shall promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each Note shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions of this Section 5.9 that require the Issuer to make a Change of Control Offer following a Change of Control shall be applicable whether or not any other provisions of this Indenture are applicable. Except as set forth in this Section 5.9 with respect to a Change of Control, the Issuer shall not be required to repurchase or redeem Notes in the event of a takeover, recapitalization or similar transaction.

If 90% or more of the aggregate principal amount of the Notes outstanding on the date of the giving of notice of the Change of Control have been tendered to the Issuer pursuant to the Change of Control Offer, the Issuer shall have the right to redeem all the remaining Notes at the same price as under the Change of Control Offer. Notice of such redemption must be given by the Issuer to the Trustees within 10 days following the expiry of the Change of Control Offer, and promptly thereafter, by the Trustees to the Holders of the Notes not tendered pursuant to the Change of Control Offer.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

5.10 Offer to Repurchase Upon Incurrence of Subordinated Indebtedness

Upon the incurrence or issuance by the Corporation or any of its Restricted Subsidiaries of any (i) Subordinated Indebtedness or (ii) Disqualified Stock or preferred stock, in either case, providing for the payment of regularly scheduled dividends in cash that would be payable pursuant to the terms of such Disqualified Stock or preferred stock at any time while the Notes are outstanding (an “Incurrence of Subordinated Indebtedness Event”), the Issuer shall, within 30 days after the receipt of any Subordinated Indebtedness Net Proceeds from such incurrence or issuance, make an offer (an “Incurrence of Subordinated Indebtedness Offer”) to each Holder of Notes to repurchase, without premium or penalty, the maximum principal amount of Notes that may be repurchased with such Subordinated Indebtedness Net Proceeds. The offer price for any Incurrence of Subordinated Indebtedness Offer shall be equal to the applicable offer price among the offer prices set forth in the table below (expressed as percentages of the aggregate principal amount of Notes), plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) and shall be payable in cash (the “Incurrence of Subordinated Indebtedness Offer Payment”).

Year	Offer Price
2012	104.50%
2013	104.50%
2014	104.50%
2015	103.50%
2016	102.50%
2017 (prior to May 31, 2017)	102.50%
From and after May 31, 2017	100.00%

The Issuer shall send a notice to each Holder of Notes with a copy to the Trustees describing the Incurrence of Subordinated Indebtedness Offer and offering to repurchase Notes on a given date specified in the notice (the “Incurrence of Subordinated Indebtedness Offer Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice.

In the event that any Subordinated Indebtedness Net Proceeds remain after the completion of the Incurrence of Subordinated Indebtedness Offer, the Issuer or the applicable Restricted Subsidiary may use such remaining Subordinated Indebtedness Net Proceeds for any purpose not otherwise prohibited by this Indenture. In the event that the aggregate amount to be paid in respect of all the Notes or portion of Notes properly tendered pursuant to any Incurrence of Subordinated Indebtedness Offer exceeds the Subordinated Indebtedness Net

Proceeds, selection of the Notes for repurchase shall be made by the Trustees on a pro rata basis (or, in the case of Notes represented by a Global Certificate, based on a method that most nearly approximates a pro rata selection as the Trustees deem fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of a principal amount of $1.00 or less shall be repurchased in part. Upon completion of an Incurrence of Subordinated Indebtedness Offer, the amount of Subordinated Indebtedness Net Proceeds shall be reset at zero.

The Issuer shall comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Incurrence of Subordinated Indebtedness Offer. To the extent that the provisions of any securities laws or regulations conflict with the Incurrence of Subordinated Indebtedness Offer provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Incurrence of Subordinated Indebtedness Offer provisions of this Indenture by virtue of such compliance.

On the Incurrence of Subordinated Indebtedness Offer Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Incurrence of Subordinated Indebtedness Offer;

(2)	deposit with the Paying Agent an amount equal to the Incurrence of Subordinated Indebtedness Offer Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustees the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Incurrence of Subordinated Indebtedness Offer Payment for such Notes as directed by the Issuer in writing, and the Canadian Trustee shall promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each Note shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

The provisions of this Section 5.10 that require the Issuer to make an Incurrence of Subordinated Indebtedness Offer shall be applicable whether or not any other provisions of this Indenture are applicable.

For purposes of this Section 5.10, “Subordinated Indebtedness Net Proceeds” shall mean the aggregate cash proceeds and Cash Equivalents received by the Corporation or any of its Wholly-Owned Restricted Subsidiaries in respect of any Incurrence of Subordinated Indebtedness Event, net of all reasonable and customary out-of-pocket expenses relating to such Incurrence of Subordinated Indebtedness Event, including, without limitation, legal, accounting and investment banking fees, and underwriting, sales and agency commissions and fees, taxes paid or reasonably estimated to be payable as a result of the Incurrence of Subordinated Indebtedness Event (or the distribution of such proceeds to a Wholly-Owned Restricted Subsidiary). To the extent that any Restricted Subsidiary that is not a Wholly-Owned Subsidiary receives proceeds in respect of an Incurrence of Subordinated Indebtedness Event, the Subordinated Indebtedness Net Proceeds of such Incurrence of Subordinated Indebtedness Event shall mean that portion of such proceeds actually distributed to the Corporation or any of its Wholly-Owned Restricted Subsidiaries and otherwise as set forth in this Section 5.10.

Notwithstanding anything to the contrary in this Section 5.10, an Incurrence of Subordinated Indebtedness Event shall be deemed not to include, and the provisions of this Section 5.10 that require the Issuer to make an Incurrence of Subordinated Indebtedness Offer and an Incurrence of Subordinated Indebtedness Offer Payment shall not apply to, the incurrence or issuance by the Corporation or any of its Restricted Subsidiaries of any Acquired Debt or Permitted Debt and, for greater certainty, shall be deemed not to include and not to apply to the incurrence or issuance of any Disqualified Stock or preferred stock providing for the payment of dividends while the Notes are outstanding in a form other than cash.

If 90% or more of the aggregate principal amount of the Notes outstanding on the date of the giving of notice of an Incurrence of Subordinated Indebtedness Offer have been tendered to the Issuer pursuant to the Incurrence of Subordinated Indebtedness Offer, the Issuer shall have the right to redeem all the remaining Notes at the same price as under the Incurrence of Subordinated Indebtedness Offer. Notice of such redemption must be given by the Issuer to the Trustees within 10 days following the expiry of the Incurrence of Subordinated Indebtedness Offer, and promptly thereafter, by the Trustees to the Holders of the Notes not tendered pursuant to the Incurrence of Subordinated Indebtedness Offer.

5.11 Liens

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

5.12 Limitation on Sale and Leaseback Transactions

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with respect to any fixed assets, provided, however, that this Section 5.12 shall not apply to any sale and leaseback transaction if:

(1)	(i) such Restricted Subsidiary created a Lien on such property or asset securing Attributable Debt pursuant to Section 5.11, (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the property or asset that is subject to such sale and leaseback transaction and (iii) the transfer of assets and application of proceeds in such sale and leaseback transaction is permitted by and in compliance with Section 5.8;

(2)	the lease in such sale and leaseback transaction is for a period, including renewal rights, of eighteen months or less; or

(3)	such sale and leaseback transaction is entered into between the Corporation and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary.

5.13 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Corporation or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Corporation;

(2)	make loans or advances to the Corporation; or

(3)	sell, lease or transfer any of its properties or assets to the Corporation.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1)	instruments, indentures, agreements or other documents governing Existing Indebtedness, Credit Facilities or Receivables Facilities or other contractual encumbrances or restrictions, in each case, as in effect on the date of this Indenture or incurred after the date of this Indenture as permitted under this Indenture, and any amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings of those agreements, provided that the amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture or those contained in those agreements after the date of this Indenture as permitted under this Indenture;

(2)	this Indenture, the Notes, the Note Guarantees, the Senior Subordinated Exchangeable Debentures, the Senior Subordinated Exchangeable Debenture Guarantees and the Senior Subordinated Exchangeable Debenture Indenture;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)

(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof, provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (1), (2) or (3) of the first paragraph of this Section 5.13 than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the first paragraph of this Section 5.13;

(7)	any restriction with respect to (a) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary or (b) any asset of a Restricted Subsidiary pursuant to an agreement entered into for the sale or other disposition of such asset (including in connection with sale and leaseback transactions), in each case pending the closing of such sale or disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(9)	Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(10)	provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to the Capital Stock of a Person other than on a pro rata basis;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Corporation, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed in leases, in agreements with customers and under other contracts entered into in the ordinary course of business;

(13)	restrictions in other Indebtedness incurred in compliance with Section 5.7, provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of the Corporation, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above;

(14)	encumbrances on property that exist at the time such property was acquired by the Corporation or any Restricted Subsidiary;

(15)	any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(16)	restrictions contained in agreements governing Permitted Liens of the Corporation or any of its Restricted Subsidiaries or in respect of licenses otherwise permitted to be incurred under this Indenture, in each case to the extent such restrictions only restrict the transfer of the property subject to such agreement or license.

5.14 Merger, Consolidation, or Sale of All or Substantially All Assets

Except as otherwise provided in Section 8.6 hereof, the Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) merge, consolidate or amalgamate with or into another Person or (2) sell, assign, transfer or otherwise dispose of all or substantially all of the properties or assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Corporation or the Issuer is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof;

(2)	the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or the Person to which such sale, assignment, transfer or other disposition has been made assumes all the obligations of the Corporation or the Issuer, as the case may be, under the Notes, this Indenture and the Security Documents and pursuant to agreements reasonably satisfactory to the Trustees and the Collateral Agent;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	the Corporation, the Issuer or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer), or to which such sale, assignment, transfer, or other disposition has been made would have, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, a Consolidated Total Debt to Consolidated EBITDA Ratio not greater than 2.0 to 1.0; and

(5)	the Corporation shall have delivered, or caused to be delivered, to the Trustees (i) an Officer’s Certificate stating that all conditions set forth in clauses (1) to (4) of this Section 5.14 have been satisfied and (ii) an opinion of counsel stating that the Corporation or the Issuer is the surviving Person, or that the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof.

In addition, the Corporation shall not, directly or indirectly, lease all or substantially all of the properties and assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This Section 5.14 shall not apply to:

(1)	any merger, consolidation or amalgamation of the Corporation or the Issuer with an Affiliate for the purpose of (a) reorganizing the Corporation or the Issuer as a different type of entity, or (b) reincorporating or reorganizing the Corporation or the Issuer in another jurisdiction, in each case in a transaction that complies with clauses (1), (2), (3) and (4) of the prior paragraph; or

(2)	any merger, consolidation or amalgamation, or any sale, assignment, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries.

Upon consummation of any transaction effected in accordance with this Section 5.14, if the Corporation or the Issuer is not the succeeding Person, the other Person or the succeeding Person, as applicable, will succeed to, and be substituted for, and may exercise every right and power of the Corporation and the Issuer under this Indenture. Upon such substitution, except in the case of a lease of all or substantially all of its Property, the Corporation and the Issuer will be released and discharged from their respective obligations under this Indenture and the Notes and the Trustees will execute or direct the Collateral Agent to execute any documents which it may be advised are necessary or advisable for effecting or evidencing such release and discharge.

5.15 Transactions with Affiliates

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation; and

(2)	the Corporation delivers to the Trustees:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors of the Corporation set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 5.15 and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Corporation; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60 million, an opinion as to the fairness to the Corporation or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1)	any consulting or employment agreement or arrangements, employee or director compensation, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Corporation or any of its Restricted Subsidiaries and payments, other benefits (including, bonuses, retirement, severances, health, stock option, restricted share, stock appreciation right, phantom right, profits interest, equity incentive and other benefit plans) and transactions pursuant thereto;

(2)	transactions between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Corporation solely because the Corporation owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable compensation or fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and indemnities provided to or on behalf of officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries;

(5)	any issuance of Qualifying Equity Interests or any Restricted Subsidiary to Affiliates of the Corporation, or any contribution of capital by Affiliates of the Corporation to the Corporation or any Restricted Subsidiary;

(6)	any transaction with an Affiliate where the consideration paid by the Corporation or any of its Restricted Subsidiaries is a Qualifying Equity Interest;

(7)	Permitted Investments, and Restricted Payments that are permitted under and made in compliance with Section 5.6;

(8)	any transaction effected as part of a Qualified Receivables Transaction;

(9)	loans or advances to officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $2 million in the aggregate at any one time outstanding;

(10)	any Joint Purchasing Agreement;

(11)	any merger, consolidation, amalgamation or other transaction with an Affiliate for the purpose of reincorporating or reorganizing the Corporation or a Restricted Subsidiary in another jurisdiction as permitted by this Indenture;

(12)	purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation;

(13)	if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Corporation or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Corporation or such Restricted Subsidiary;

(14)	any capital contribution to any Affiliate otherwise permitted by this Indenture;

(15)	any payment to reimburse the Corporation or its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(16)	transactions with any joint venture engaged in a Permitted Business, provided that all the outstanding ownership interests of such joint venture are owned only by the Corporation, its Restricted Subsidiaries and Persons that are not Affiliates of the Corporation;

(17)	any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of this Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of this Indenture;

(18)	transactions pursuant to agreements or arrangements in effect on the date of this Indenture or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the date of this Indenture or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not, in the good faith judgment of the Board of Directors of the Corporation, materially less favorable, to the Holders of the Notes);

(19)	transactions between the Corporation or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors or officers is also a director or officer of the Corporation, provided that such director abstains from voting as a director of the Corporation on any such transaction involving such other Person;

(20)	repurchase of Notes or Senior Subordinated Exchangeable Debentures held by an Affiliate of the Corporation if repurchased on the same terms as offered to Persons that are not Affiliates of the Corporation; and

(21)	transactions entered into in good faith with any of the Corporation’s or a Restricted Subsidiary’s Affiliates which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies to the Corporation and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Board of Directors of the Corporation, and payments related thereto.

5.16 Business Activities

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its Restricted Subsidiaries, taken as a whole.

5.17 Additional Note Guarantees

Any Subsidiary that becomes a Restricted Subsidiary or that is designated as a Restricted Subsidiary after the date of this Indenture pursuant to Section 5.19 shall become a Guarantor of the Notes and execute a supplemental indenture and Security Documents, if applicable, effectuating such Guarantor’s Note Guarantee and deliver an opinion of counsel and an

Officer’s Certificate as to the authorization, execution, delivery and enforceability of such supplemental indenture and Security Documents satisfactory to the Trustees (and, if applicable, the Collateral Agent) within 30 Business Days of the date on which it became a Restricted Subsidiary or on which it was designated as a Restricted Subsidiary, provided that any Wholly-Owned Subsidiary that constitutes a Receivables Entity or an Unrestricted Subsidiary need not become a Guarantor until such time as it ceases to be a Receivables Entity or an Unrestricted Subsidiary.

5.18 Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Restricted Subsidiaries

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to sell, transfer, or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Corporation to any Person (other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation), unless:

(1)	such sale, transfer, or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)	the net proceeds from such sale, transfer, or other disposition are, to the extent required, applied in accordance with Section 5.8.

In addition, the Corporation shall not permit any of its Wholly-Owned Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation.

5.19 Designation of Restricted and Unrestricted Subsidiaries

All of the Corporation’s existing Wholly-Owned Subsidiaries shall be “Restricted Subsidiaries” and any future Wholly-Owned Subsidiary of the Corporation shall become a “Restricted Subsidiary” as at such time that it becomes a Wholly-Owned Subsidiary of the Corporation.

The Board of Directors of the Corporation shall not be permitted to designate any existing or future Wholly-Owned Subsidiary of the Corporation as an “Unrestricted Subsidiary”. However, the Board of Directors of the Corporation shall be permitted to (1) designate any Unrestricted Subsidiary or any Subsidiary that is not a Wholly-Owned Subsidiary as a “Restricted Subsidiary”, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary or Subsidiary that is not a Wholly-Owned Subsidiary, as applicable, and such designation shall only be permitted if (a) such Indebtedness is permitted under Section 5.7, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (b) no Default or Event of Default would be in existence following such designation, or (2) subject to the first paragraph of Section 5.7, designate any Restricted Subsidiary that is not a Wholly-Owned Subsidiary as an “Unrestricted Subsidiary” if, as at the time of such designation, (a) such designation would not cause a Default, and (b) after giving pro forma effect to such designation, (i) the sum, without duplication, of the EBITDA of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the EBITDA of the Corporation and its Subsidiaries, on a consolidated basis, and (ii) the sum, without duplication, of the total assets of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the total assets of the Corporation and its Subsidiaries, on a consolidated basis, all as shown on the most recent internal income statement and balance sheet of the Corporation; provided, however, that upon such designation the aggregate Fair Market Value of all outstanding Investments owned by the Corporation and its Restricted Subsidiaries in such Restricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 5.6 or under one or more clauses of the definition of “Permitted Investments”, as determined by the Corporation, and provided further that such designation shall only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary that is not a Wholly-Owned Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Trustees by filing with the Trustees a certified copy of a resolution of the Board of Directors of the Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 5.6. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.7, the Corporation shall be in default of such Section 5.7.

Mediative G.P. Inc. and Mediative Performance L.P. shall be treated as “Unrestricted Subsidiaries” from and after the date of this Indenture. In the event Mediative G.P. Inc. and Mediative Performance L.P. become Wholly-Owned Subsidiaries of the Corporation, Mediative G.P. Inc. and Mediative Performance L.P. will, at such time, become Restricted Subsidiaries.

5.20 Guarantors

(a)	The Issuer shall cause the Corporation, each of the Restricted Subsidiaries (other than the Issuer and any Subsidiary that constitutes a Receivables Entity) and any Subsidiary that is designated as a Restricted Subsidiary (other than the Issuer) after the Issue Date, to execute and deliver to the Trustees a Supplemental Indenture substantially in the form of Schedule D pursuant to which each such entity shall provide a Note Guarantee.

(b)

Each Subsidiary that becomes a Guarantor on or after the Issue Date shall also become a party to the applicable Security Documents and any Intercreditor Agreement, and shall, as promptly as practicable, execute and/or deliver such security instruments, financing statements, forms, certificates, and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but of no greater scope)) as may be necessary to provide to the Collateral Agent a perfected (opposable) first-priority Lien (subject to Permitted Liens) in all Property (other than Excluded Property) of such Guarantor that constitutes

Collateral for the Notes or the Note Guarantees, and as may be necessary to have such Property added to the Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such Property to the same extent and with the same force and effect.

5.21 Payments for Consents

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

5.22 Additional Amounts

All payments by the Issuer in respect of the Notes or any Guarantor under a Note Guarantee, as the case may be, shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, levies, fees, withholdings or other governmental charge of whatever nature, including penalties, interest and other liabilities related thereto, imposed, levied, collected, withheld or assessed by or on behalf of any taxing jurisdiction in which the Issuer or any Guarantor (including any successor) is then incorporated or resident for tax purposes, any taxing jurisdiction from or through which any payment in respect of the Notes or under a Note Guarantee is made or any political subdivision thereof or therein (hereafter “Taxes”), unless such withholding or deduction is required by law. If any such withholding or deduction is required by law, the Issuer or the relevant Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes of such amounts as would have been received by them had no such withholding or deduction (including any deduction or withholding in respect of payments of Additional Amounts) been required, except that no Additional Amounts shall be payable with respect to a payment made to a Holder of Notes for or in respect of:

(1)	Taxes imposed as a result of any of the following circumstances:

(a)	the existence of any present or former connection between such Holder or Beneficial Holder of Notes and the jurisdiction imposing such tax (including without limitation, by virtue of the Holder or Beneficial Holder carrying on a business or having a place of business in such jurisdiction), other than merely holding or ownership of, or receiving payments under such Note or Note Guarantee or exercising or enforcing any rights thereunder;

(b)	the Holder or Beneficial Holder of a Note not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with the Issuer or a relevant Guarantor at the relevant time; or

(c)	the payment being deemed to be a dividend under subsection 214(16) of the Income Tax Act (Canada) by virtue of the Holder or Beneficial Holder of a Note being a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Issuer at the relevant time.

(2)	any estate, inheritance, gift, sales, transfer, personal property or similar tax;

(3)	any Taxes, deduction or withholding imposed by reason of the failure of the Holder or Beneficial Holder of a Note to comply with reasonable certification, information or other reporting requirements after receiving a written advance request from the Issuer or a relevant Guarantor to so comply, if such compliance is required or imposed by a statute, treaty or regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from or reduction in all or part of such Taxes, deduction or withholding, in each case except where such Holder or Beneficial Holder is not legally able to so comply; or

(4)	any Taxes, to the extent the Holder or Beneficial Holder of the Note would receive a credit therefor against Taxes imposed by the taxing jurisdiction in which such Holder or Beneficial Holder is then incorporated or is resident for tax purposes.

The Issuer or relevant Guarantor shall (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or relevant Guarantor shall make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from the relevant taxing authority. The Issuer shall furnish to the Holders of Notes, within 45 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if such receipts are not obtainable, other evidence of such payments.

In addition, the Issuer and the Guarantors shall indemnify and hold harmless each Holder and, upon written request of any Holder (subject to the exclusions set forth in clauses (1) through (4) of the first paragraph of this Section 5.22) and provided that reasonable supporting documentation is provided, reimburse such Holder for the amount of (i) any such Taxes levied or imposed as a result of payments made under or with respect to the Notes (including payments under this clause (i)), and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such Holder after such reimbursement shall not be less than the net amount such Holder would have received if Taxes on such reimbursement had not been levied or imposed. Any payment pursuant to this paragraph shall be an Additional Amount.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or relevant Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or relevant Guarantor shall deliver to the Trustees an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and shall set forth such other information necessary to enable the

Paying Agent to pay such Additional Amounts to the Holders on the payment date. Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal of, premium, if any, interest or any other amount payable under or with respect to any Note or Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In addition, the Issuer or relevant Guarantor shall pay any stamp, issue, registration, excise, property, documentary, value added or other similar taxes and other duties (including interest and penalties) (“Other Taxes”) with respect to (i) enforcement of or payments in respect of a Note Guarantee, (ii) the creation, issue, offering, delivery, registration, execution or enforcement of the Notes or any payment made thereunder, or (iii) any documentation with respect thereto, and the Issuer and each Guarantor shall in each case indemnify the Holders for any Other Taxes paid by such Holders.

The obligations set forth in this Section 5.22 shall survive any termination or satisfaction and discharge of the Notes.

ARTICLE 6

DEFAULTS AND ENFORCEMENT

6.1 Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Indenture:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, provided however that in connection with a redemption of Notes pursuant to Section 4.3 and a dispute with respect to the determination of any amounts payable thereunder, an Event of Default shall not be deemed to have occurred under this clause (2) if (i) the Corporation deposits with the Paying Agent an amount representing the Corporation’s good faith estimate of the applicable Mandatory Redemption Payment (the “Deposit Amount”) on or prior to the applicable Mandatory Redemption Payment Date and (ii) any amount in excess of the Deposit Amount determined in a final and non-appealable judgment of a court of competent jurisdiction to be the amount of the Mandatory Redemption Payment for such applicable Mandatory Redemption Payment Date is deposited with the Paying Agent within 30 days of notice to the Issuer of such judgment;

(3)	failure by the Corporation or any of its Restricted Subsidiaries to comply with the provisions described under Sections 5.9 or 5.14;

(4)	failure by the Corporation or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Trustees or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under Sections 5.8 or 5.10;

(5)	failure by the Corporation or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustees or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants in the Note Documents or the Security Documents (other than those specified in clause (1), (2), (3) or (4) above);

(6)	default under any agreement, mortgage, deed, hypothec, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Corporation or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness at its Stated Maturity after the expiration of any applicable grace period provided in the instrument governing such Indebtedness (a “Payment Default”) (and such Payment Default has not been remedied or waived); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded or annulled),

and, in each case, the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

(7)	failure by the Corporation or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50 million (net of any amounts covered by insurance or pursuant to which the Corporation or any of its Restricted Subsidiaries are indemnified to the extent that the relevant indemnifying party acknowledges its obligations to so indemnify), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(8)

(a)  any Security Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Security Documents or other than as a result of the action or inaction of the Collateral Agent or the Trustees) for a period of 60 consecutive days after the Issuer receives notice thereof or (b) any of the Security Documents ceases to give the Holders a valid, perfected Lien (subject to any Permitted Liens) (except as permitted by the terms of this Indenture or the Security Documents or other than as a result of the action or inaction of the Collateral Agent or the Trustees) for a period of 60 consecutive days after the Issuer receives notice thereof, in each case with respect to Collateral (excluding, for greater certainty, any Excluded Property) having a fair market value in excess of $50 million in the aggregate at any time with respect to clauses (a) and (b) above;

(9)	any Guarantor denies or challenges the validity of its Note Guarantee or either the Corporation or any Guarantor denies or challenges the validity of any Security Documents;

(10)	the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(b)	consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	admits in writing its inability to pay its debts generally as they become due; and

(11)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary proceeding in which the Corporation or any of its Restricted Subsidiary that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(b)	appoints a custodian of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property or assets of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(c)	orders the liquidation of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days.

6.2 Acceleration of Maturity

(a)	If an Event of Default referred to in clauses (10) and (11) of Section 6.1 shall arise with respect to the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, the principal amount of all outstanding Notes, plus accrued and unpaid interest, if any, shall become due and payable immediately without further action or notice; and

(b)	If any other Event of Default referred to in Section 6.1 (other than an Event of Default referred to in clauses (10) and (11) of Section 6.1) shall have occurred and be continuing, the Trustees or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount of all outstanding Notes, plus accrued and unpaid interest, if any, to be due and payable immediately by a written notice to the Issuer. Upon any such declaration, the Notes shall become due and payable immediately.

6.3 Collection of Indebtedness and Suits for Enforcement by Trustees

In the event of the occurrence of an Event of Default under Section 6.1(1) or Section 6.1(2), the Issuer and each Guarantor shall, upon demand of the Trustees, pay to the Paying Agent for the benefit of the Holders of Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable expenses, disbursements and advances of the Trustees, their agents and counsel.

If the Issuer or any Guarantor, as the case may be, fails to pay such amounts forthwith upon such demand, the Trustees, in their own names as Trustees of an express trust, as Collateral Agent and as the fondé de pouvoir (holder of the power of attorney) of the Holders of Notes, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer, such Guarantor or any other obligor upon the Notes and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer, such Guarantor or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustees may in their discretion proceed to protect and enforce their rights and the rights of the Holders of Notes by such appropriate judicial proceedings as the Trustees shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or to enforce any other proper remedy.

6.4 Trustees May File Proofs of Claim

In the event of any actual or pending case or proceeding under any Bankruptcy Law relative to the Issuer and its debts or any Guarantor and their debts or the Property of the Issuer or of any other Guarantor or their creditors, the Trustees (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustees shall have made any demand on the Issuer for the payment of overdue principal (and premium, if any) or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise, in their own names on behalf of the Holders of Notes and as Collateral Agent and the fondé de pouvoir (holder of the power of attorney) of the Holders of Notes:

(a)	to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustees (including any claim for the reasonable expenses, disbursements and advances of the Trustees, their agents and counsel) and of the Holders of Notes allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other securities or property payable or deliverable upon the conversion or exchange of such securities or upon any such claims and to distribute the same,

and any custodian is hereby authorized by each Holder of Note to make such payments to the Trustees and, in the event that the Trustees shall consent to the making of such payments directly to the Holders of Notes, to pay the Trustees any amount due to it for the reasonable expenses, disbursements and advances of the Trustees, their agents and counsel, and any other amounts due to the Trustees hereunder.

Nothing herein contained shall be deemed to authorize the Trustees to authorize or consent to or accept or adopt on behalf of any Holder of Note any plan of reorganization, arrangement or adjustment affecting the Notes or the rights of any Holder of Note thereof, or to authorize the Trustees to vote in respect of the claim of any Holder of Note in any such proceeding.

6.5 Trustees May Enforce Claims Without Possession of Notes

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustees without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustees shall be brought in their own names as Trustees of an express trust, as Collateral Agent and as the fondé de pouvoir (holder of the power of attorney) of the Holders of Notes, and any recovery of judgment shall, after provision for the payment of the reasonable expenses, disbursements and advances of the Trustees, their agents and counsel, be for the rateable benefit of the Holders of Notes in respect of which such judgment has been recovered.

6.6 Application of Monies by Trustees

(a)	Except as herein otherwise expressly provided (including in Section 10.7), any money collected by the Trustees pursuant to this Article 6 shall be applied in the following order, at the date or dates fixed by the Trustees and, in case of the distribution of such money on account of principal, premium (if any), or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(i)	FIRST, in payment or in reimbursement to the Trustees, the Collateral Agent and the Paying Agent of their reasonable costs, charges, expenses, borrowings, advances or other monies furnished or provided by or at the instance of the Trustees, the Collateral Agent and the Paying Agent in or about the execution of their trusts under, or otherwise in relation to, this Indenture, with interest thereon as herein provided;

(ii)	SECOND, but subject as hereinafter in this Section 6.6 provided, in payment, rateably and proportionately to the Holders of Notes, of the principal of (and premium, if any, on) and accrued and unpaid interest and interest on amounts in default on the Notes which shall then be outstanding in the priority of principal first and then premium and then accrued and unpaid interest and interest on amounts in default unless otherwise directed by resolution in accordance with Section 7.2 and in that case in such order or priority as between principal (and premium, if any) and interest as may be directed by such resolution; and

(iii)	THIRD, in payment of the surplus, if any, of such monies to the Issuer or its assigns and/or the Guarantors, as the case may be;

provided, however, that no payment shall be made pursuant to clause (ii) above in respect of the principal of (and premium, if any, on) or interest on any Notes held, directly or indirectly, by or for the benefit of the Issuer or any Subsidiary (other than any Notes pledged for value and in good faith to a Person other than the Issuer or any Subsidiary but only to the extent of such Person’s interest therein) except subject to the prior payment in full of the principal of (and premium, if any, on) and interest (if any) on all Notes which are not so held.

(b)

The Trustees shall not be bound to apply or make any partial or interim payment of any monies coming into their hands if the gross amount so received by the Trustees, after reserving from such gross amount such amount as the Trustees may think necessary to provide for the payments mentioned in Section 6.6(a), is insufficient to make a distribution of at least 2% of the aggregate principal amount of the outstanding Notes, but they may retain the money so received by them and invest or deposit the same as provided in Section 13.9 until the money or the investments representing the same, with the income derived therefrom, together with any other monies for the time being under their control shall be sufficient for the said purpose or until they shall consider it advisable to apply the same in the manner hereinbefore set forth. The foregoing shall, however, not apply to a final payment in distribution hereunder.

6.7 No Suits by Holders of Notes

Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)	such Holder has previously given the Trustees notice that an Event of Default is continuing;

(b)	Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustees to pursue the remedy;

(c)	such Holders have offered the Trustees security or indemnity satisfactory to the Trustees against any loss, liability or expense;

(d)	the Trustees have not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)	Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustees a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

6.8 Restoration of Rights and Remedies

If the Trustees or any Holder have instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustees or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantors, the Trustees and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustees and the Holders shall continue as though no such proceeding had been instituted.

6.9 Rights and Remedies Cumulative

Except as otherwise expressly provided herein, no right or remedy herein conferred upon or reserved to the Trustees or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.10 Delay or Omission Not Waiver

No delay or omission of the Trustees or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustees or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustees or by the Holders of Notes, as the case may be.

6.11 Control by Holders of Notes

The Holders of not less than a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on the Trustees, provided that:

(a)	such direction shall not be in conflict with any law or with this Indenture,

(b)	the Trustees may take any other action deemed proper by the Trustees which is not inconsistent with such direction, and

(c)	the Trustees need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting.

6.12 Notice of Event of Default and Cure

(a)	If an Event of Default shall occur and be continuing the Trustees shall, within 30 days after they receive written notice of the occurrence of such Event of Default (or an officer of a Trustee responsible for the duties of such Trustee under this Indenture otherwise becomes aware that an Event of Default has occurred and is continuing), give notice of such Event of Default to the Holders of Notes in the manner provided in Section 12.2, provided that notwithstanding the foregoing, unless the Trustees shall have been requested to do so by the Holders of at least 25% of the principal amount of the Notes then outstanding, the Trustees shall not be required, except in the case of an Event of Default relating to the payment of principal of, interest or premium, if any, on any Note, to give such notice if the Trustees in good faith shall have determined that the withholding of such notice is in the best interests of the Holders and shall have so advised the Issuer in writing.

(b)

Where notice of the occurrence of an Event of Default is given by the Trustees under Section 6.12(a) and such Event of Default is thereafter cured, notice that such Event of Default is no longer continuing shall be given by the Trustees to the Holders of Notes in the manner provided in Section 12.2 within a reasonable time, but not exceeding 30 days, after an officer of a Trustee responsible for the duties of such Trustee under this Indenture becomes aware that such Event of Default has been cured.

6.13 Waiver of Default

Upon a waiver of any Default or any Event of Default or rescission of any declaration of acceleration in accordance with Section 7.1 or Section 7.2, such Default shall cease to exist and such Event of Default and any other Event of Default arising from the non-payment of the principal of, interest and premium (if any) on the Notes that became due solely by the declaration of acceleration shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver or rescission shall extend to any subsequent or other Default or Event of Default or declaration of acceleration or impair any right consequent thereon. No such act or omission either of the Trustees or of the Holders of Notes shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or the rights resulting therefrom.

6.14 Rescission

At any time after the Notes have automatically become due and payable or have been declared due and payable pursuant to Section 6.2, if (a) the Issuer has paid or deposited with the Trustees or the Paying Agent a sum sufficient to pay (i) all overdue interest on the Notes, (ii) all principal of and premium, if any, on any Notes that are due and payable and are unpaid other than by reason of any acceleration under Section 6.2 and all interest on such overdue principal and premium, if any, (iii) to the extent permitted by applicable law, all interest on overdue installments of interest at the rate borne by the Notes, and (iv) all sums paid or advanced by the Trustees hereunder and the reasonable expenses, disbursements and advances of the Trustees, their agents and counsel; (b) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes; and (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of any acceleration under Section 6.2, have been cured or have been waived pursuant to Section 6.13, Section 7.1 or Section 7.2, then the Trustees shall, upon receipt of a notice from the Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Issuer, rescind or annul any acceleration under Section 6.2 and its consequences or waive any existing Default or Event of Default under this Indenture and its consequences. No rescission, annulment or waiver under this Section 6.14 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

6.15 Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustees for any action taken, suffered or omitted by them as Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defences made by such party litigant; but the provisions of this Section 6.15 shall not apply to any suit instituted by the Trustees, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (and premium, if any, on) or interest on any Note on or after the Maturity Date of such Note (or, in the case of redemption, on or after the applicable redemption date).

6.16 Judgment Against the Issuer

The Issuer covenants and agrees with the Trustees that, in case of any judicial or other proceedings to enforce the rights of the Holders of Notes, judgment may be rendered against it in favour of the Holders of Notes or in favour of the Trustees, as Trustees for the Holders of Notes, for any amount which may remain due in respect of the Notes, including premium (if any) and the interest thereon and any other monies owing hereunder.

6.17 Notice of Payment by Trustees

Not less than 15 days’ notice shall be given in the manner provided in Section 12.2 by the Trustees to the Holders of Notes of any payment to be made under this Article 6. Such notice shall state the time when and place where such payment is to be made and also the liability under this Indenture to which it is to be applied. After the day so fixed, unless payment shall have been duly demanded and have been refused, the Holders of Notes will be entitled to interest only on the balance (if any) of the principal, premium (if any) and interest due (if any) to them, respectively, on the Notes, after deduction of the respective amounts payable in respect thereof on the day so fixed.

6.18 Trustees May Demand Production of Notes

The Trustees shall have the right to demand production of the Notes in respect of which any payment of principal, interest or premium required by this Article 6 is made and may cause to be endorsed on the same a memorandum of the amount so paid and the date of payment, but the Trustees may, in their discretion, dispense with such production and endorsement, upon such indemnity being given to them and to the Issuer as the Trustees shall deem sufficient.

6.19 Immunity of Directors and Officers

The Holders and the Trustees hereby waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future director or officer of the Issuer or any Guarantor, or any of their respective successor, for the payment of the principal of, interest or premium, if any, on any of the Notes or the Note Guarantees or on any covenant, agreement, representation or warranty by the Issuer or any Guarantor, or any of their respective successor, contained herein or contained in the Notes or the Note Guarantees.

ARTICLE 7

AMENDMENT, SUPPLEMENT AND WAIVER

7.1 With Consent of Holders

Except as provided in Sections 7.2 and 7.3, (i) this Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and (ii) any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (excluding any Notes held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

7.2 Consent of Each Affected Holder

Without the consent of the Issuer and of each Holder of Notes affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment or supplement to, or waiver of any provision of, this Indenture, the Notes or the Note Guarantees shall become effective (with respect to any Notes held by a non-consenting Holder) in order to:

(1)	reduce the principal amount of the Notes;

(2)	change the fixed maturity of the Notes, or change the date on which the Notes may be subject to redemption or the redemption price;

(3)	reduce the rate of, or change the time for payment of, interest, including default interest, on the Notes;

(4)	waive a Default or Event of Default in the payment of principal of, or interest and premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make the Notes payable in a currency other than that stated in the Notes;

(6)	make any change in the provisions of this Indenture relating to (i) waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest and premium, if any, on, the Notes or (ii) the institution of suits for the enforcement of payment with respect to any Notes;

(7)	waive a redemption payment with respect to the Notes;

(8)	release a Guarantor from its obligations under its Note Guarantee, other than in accordance with the terms of this Indenture;

(9)	release all or substantially all of the Note Guarantees, other than in accordance with the terms of this Indenture;

(10)	modify or change any provision of this Indenture affecting the ranking of the Notes or the Note Guarantees in a manner that materially adversely affects the rights of Holders of the Notes;

(11)	make any change in the provisions of Section 5.22 that materially adversely affects the rights of Holders; or

(12)	make any change in the amendment, supplement or waiver provisions of Section 7.1 or Section 7.2, including any change reducing the principal amount of Notes required to effect any change pursuant to Section 7.1 or Section 7.2.

Any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of Holders of at least 75% in aggregate principal amount of Notes then outstanding.

7.3 Without Consent of Holders

Notwithstanding the preceding paragraphs, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustees may amend or supplement this Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency, or to maintain their validity as a result of any change in any applicable legislation, rules or regulations, provided that such amendment or supplement does not materially adversely affect the rights under this Indenture, the Notes or the Note Guarantees of any Holder of Notes;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger, consolidation or amalgamation or sale of all or substantially all of the Issuer’s or a Guarantor’s assets, as applicable;

(4)	to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture;

(5)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(6)	to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the Description of the Senior Secured Notes to the extent that such provision in the Description of the Senior Secured Notes was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees, as determined in good faith by an officer of the Corporation and set forth in an Officer’s Certificate to that effect;

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(8)	to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(9)	to comply with the rules of any applicable securities depository;

(10)	to enter into additional or supplemental Security Documents;

(11)	to evidence or provide for the acceptance of the appointment of a successor trustee or collateral agent, provided that the successor trustee or collateral agent is otherwise qualified and eligible to act as such under the terms of this Indenture or Security Documents, as applicable; or

(12)	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

7.4 Compliance with Trust Indenture Act

Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

7.5 Form of any Proposed Amendment, Supplement or Waiver

It shall not be necessary for the consent of the Holders under Section 7.1 or Section 7.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

7.6 Consent of Issuer; Trustees to Sign Amendments

Notwithstanding anything to the contrary in this Indenture, (i) neither this Indenture nor any Note or Note Guarantee may be amended, supplemented, or otherwise modified without the written consent of the Issuer and each Guarantor; and (ii) the Trustees shall sign any amendment or Supplemental Indenture authorized pursuant to this Article 7 unless the amendment or Supplemental Indenture adversely affects the rights, duties, liabilities, or immunities of the Trustees.

7.7 Notice of Amendment, Supplement or Waiver

After any amendment, supplement or waiver under Section 7.1 or Section 7.2 becomes effective, the Issuer shall mail, or cause to be mailed, to the Holders affected thereby a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not, however, in any way impair or affect the validity and effect of such amendment, supplement or waiver.

ARTICLE 8

NOTE GUARANTEES

8.1 Guarantee

(a)	Subject to the provisions of this Article 8, each of the Guarantors hereby, solidarily (jointly and severally), unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustees and to the Trustees and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)	the principal of, interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and that interest on the overdue principal of, premium, if any, on, and overdue interest, if any and if lawful, on the Notes, and that all other obligations of the Issuer to the Holders or the Trustees hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)	in case of any extension of time for payment of or renewal of any Notes or any of such other obligations described in paragraph (i) above, that same shall be promptly paid in full when due or performed in accordance with the terms of such extension or renewal.

(the obligations described in clauses (i) and (ii) of this Section 8.1(a) being collectively referred to as the “Guaranteed Obligations”)

Failing payment when due by the Issuer of any amount under the Guaranteed Obligations or failing performance by the Issuer of any Guaranteed Obligation, for whatever reason, the Guarantors shall be solidarily (jointly and severally) obligated to pay and perform the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)	The Guarantors hereby agree that their obligations hereunder are unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged, limited or otherwise affected by (and each Guarantor hereby waives, to the fullest extent permitted by applicable law):

(i)	any modification, amendment or supplement to the Guaranteed Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder, or to the covenants set forth in this Indenture;

(ii)	the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Issuer, the Trustees or the Holders or any other Person, whether in connection herewith or any unrelated transactions;

(iii)	any change in the financial condition of any Guarantor, the Issuer or any other Person (including insolvency and bankruptcy);

(iv)	any release, substitution or addition of any cosigner, endorser or other guarantor of the Guaranteed Obligations;

(v)	any event, whether or not attributable to the Trustees or the Holders, that may be considered to have caused or accelerated the bankruptcy or insolvency of the Issuer or any other Person, or to have resulted in the initiation of any such proceedings;

(vi)	any defence arising by reason of the invalidity, illegality or lack of enforceability of the Guaranteed Obligations or any part thereof or of any security or guarantee, or by reason of any incapacity, lack of authority, or other defence of the Issuer or any other Person, or by reason of any limitation, postponement, prohibition, subordination or other restriction on the Trustees’ or the Holders’ right to payment of the Guaranteed Obligations or any part thereof, or by reason of the termination, invalidity, unenforceability or of the cessation from any cause whatsoever of the liability of the Issuer or the Guarantors or any other Person with respect to all or any part of the Guaranteed Obligations except as a result of the payment by the Issuer or the Guarantors to the Trustees in full of the Guaranteed Obligations including all interest and expenses as provided for herein, or by reason of any act or omission of the Trustees or others, whether occasioned by their own fault or otherwise, which directly or indirectly results in the discharge or release of the Issuer or any other Person or all or any part of the Guaranteed Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(vii)	any defence arising by reason of any failure by the Trustees or the Holders to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Issuer or any other Person, or by reason of any interest of the Trustees or the Holders in any Property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Trustees or the Holders of any right to recourse or collateral; or

(viii)	any other act or omission to act or delay of any kind by any of the Issuer, the Trustees, the Holders or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Article 8, constitute a legal or equitable discharge, limitation or reduction of the Guarantors’ obligations hereunder (other than the payment or extinguishment in full of all of the Guaranteed Obligations).

To the extent permitted by applicable law, the foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect of any action (or failure to take action) by the Trustees or the Holders is to destroy or diminish any Guarantor’s subrogation rights, any Guarantor’s right to proceed against the Issuer for reimbursement, any Guarantor’s right to recover contribution or indemnity from any other guarantor or any other right or remedy.

(c)	If any Holder or the Trustees are required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustees or such Holder, the Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)	Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations (other than contingent obligations) guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustees, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

8.2 Indemnity

Each Guarantor shall pay to the Trustees all such amounts as shall be required from such Guarantor from time to time to ensure that the Trustees and the Holders are fully indemnified against and saved fully harmless from and against all losses, damages, costs and expenses which the Trustees and the Holders may at any time suffer or incur by reason of or otherwise in connection with:

(a)	the creation, the unenforceability or the invalidity of the Guaranteed Obligations or any failure by the Issuer to duly and punctually pay or perform the Guaranteed Obligations in accordance with the express provisions of this Indenture and the Notes, without regard for any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any Bankruptcy Laws;

(b)	any loss of any right of the Trustees or the Holders against the Issuer or any Guarantor in respect of the Guaranteed Obligations for any reason whatsoever, including, without limitation, by operation of any Bankruptcy Laws; and

(c)	any act or omission of the Trustees and the Holders in connection with the enforcement of any of the rights of the Trustees and the Holders against the Issuer or any Guarantor in respect of the Guaranteed Obligations.

The indemnity of a Guarantor under this Section 8.2 shall constitute a separate and independent obligation of such Guarantor from the Note Guarantee and may be enforced by the Trustees in lieu of or in addition to such Note Guarantee.

8.3 Limitation on Guarantor Liability

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustees, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 8, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

8.4 Waiver

No delay on the part of the Holders or the Trustees in exercising any of their respective options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of their rights hereunder, and no modification or amendment of the Note Guarantees, shall be deemed to be made by the Holders or the Trustees unless the same shall be in writing, duly signed on behalf of the Holders or the Trustees, as the case may be, in accordance with Article 7 hereof, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Holders and the Trustees or the liabilities of any Guarantor to the Holders and the Trustees in any other respect at any other time.

8.5 Execution and Delivery of Note Guarantee

To evidence its Note Guarantee set forth in Section 8.1 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Schedule C hereto shall be endorsed by an officer of such Guarantor on each Note authenticated and delivered by the Canadian Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 8.1 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Canadian Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Canadian Trustees, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

8.6 Merger, Consolidation or Sale of All or Substantially All Assets of a Guarantor

(a)	No Guarantor shall, directly or indirectly: (1) merge, consolidate or amalgamate with or into another Person or (2) sell, assign, transfer or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(i)	either: (a) such Guarantor is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof;

(ii)	the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or the Person to which such sale, assignment, transfer or other disposition has been made assumes all the obligations of such Guarantor under the Note Guarantees and the Note Documents and pursuant to agreements reasonably satisfactory to the Trustees and the Collateral Agent;

(iii)	immediately after such transaction, no Default or Event of Default exists;

(iv)	the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such merger, consolidation or amalgamation, or such sale, assignment, transfer or other disposition has been made would not have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of any related financing transaction), as if such transaction had occurred at the beginning of such four-quarter period; and

(v)	the Corporation shall have delivered, or caused to be delivered, to the Trustees (i) an Officer’s Certificate stating that all conditions set forth in clauses (i) to (iv) of this Section 8.6(a) have been satisfied and (ii) an opinion of counsel stating that such Guarantor is the surviving Person, or that the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof.

(b)	Section 8.6(a) shall not apply to:

(i)	any merger, consolidation or amalgamation of a Guarantor with an Affiliate for the purpose of (a) reorganizing such Guarantor as a different type of entity, or (b) reincorporating or reorganizing such Guarantor in another jurisdiction, in each case in a transaction that complies with clauses (i), (ii), (iii) and (iv) of Section 8.6(a); or

(ii)	any merger, consolidation or amalgamation of a Guarantor with or into the Corporation, the Issuer or another Guarantor, or any sale, assignment, transfer or other disposition of all or substantially all of the assets of a Guarantor to the Corporation, the Issuer or another Guarantor.

In case of any such merger, consolidation, amalgamation, sale, assignment, transfer or other disposition and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustees and the Collateral Agent and satisfactory in form to the Trustees and the Collateral Agent, of the obligations under the relevant Note Guarantee and Note Documents and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustees. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

8.7 Releases

(a)	In the event of a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, amalgamation, arrangement, consolidation, liquidation or otherwise, or a sale or other disposition of the Capital Stock of such Guarantor such that it ceases to be a Subsidiary of the Corporation or a Restricted Subsidiary, and where, following the consummation of such transaction, such Guarantor is no longer required to provide a Note Guarantee hereunder, such Guarantor shall be automatically released from its obligations under its Note Guarantees.

(b)	If a Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of this Indenture, such Guarantor shall be automatically released from its obligations under its Note Guarantee upon effectiveness of such designation.

(c)	Upon payment in full in cash of the principal of, interest and premium, if any, on the Notes, each Guarantor shall be automatically released from its obligations under its Note Guarantee.

(d)	Upon the Issuer’s obligations hereunder being discharged in accordance with the terms hereof, each Guarantor shall be automatically released from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 8.7 shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 8.

Any Guarantor released from its obligations under its Note Guarantees as provided in this Section 8.7 shall be entitled to the release and discharge of all Liens granted by it under the Security Documents and the Collateral Agent shall execute and deliver all release statements, financing statements, RV forms (radiation volontaire) or other documents necessary to effect such release and discharge.

8.8 Subordination of Intercompany Indebtedness

Each of the Issuer and the Guarantors (for the purposes of this Section 8.8, a “Creditor”) acknowledges and agrees that all present and future Intercompany Indebtedness (whether on account of principal, interest, indemnity or otherwise) and all security therefor is hereby postponed and made subordinate in right of payment to the prior payment in full of, (i) in the case of the Intercompany Indebtedness of the Issuer, the Guaranteed Obligations, and (ii) in the case of any Intercompany Indebtedness of a Guarantor, all present and future liabilities and obligations of such Guarantor pursuant to its Note Guarantee; provided that, so long as there is no Event of Default which is continuing and which has not been waived in writing by the Trustees, and Guaranteed Obligations have not been accelerated pursuant to this Indenture, each Creditor shall be entitled to receive and retain for its own account all payments in respect of the Intercompany Indebtedness made in the ordinary course of business or pursuant to the terms of the Intercompany Indebtedness, whether on account of principal, interest, indemnity or otherwise.

Following the occurrence of an Event of Default which is continuing and the acceleration of the Guaranteed Obligations pursuant to this Indenture, the Holders and the Trustees shall be entitled to receive payment in full in cash in respect of the Guaranteed Obligations (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in or determined in accordance with this Indenture, whether or not a claim for such interest would be allowed) before any Creditor shall be entitled to receive any payment or distribution in respect of Intercompany Indebtedness, and no payments will be made, given or permitted, directly or indirectly, by set-off, redemption, purchase or in any other manner, as payment of or security for the whole or any part of Intercompany Indebtedness. If a payment or distribution is made to a Creditor in contravention of this paragraph, such Creditor shall hold such payment in trust for the Holders and the Trustees and shall immediately pay over and deliver such payment to the Trustees.

8.9 Recourse against the Issuer

The Trustees or the Holders shall not be bound to exhaust their recourse against the Issuer, any Guarantor or others or under any other security before being entitled to payment from a Guarantor under this Indenture or a Note Guarantee. Each Guarantor hereby waives all benefit of discussion and division.

8.10 Additional Security

The Note Guarantees are in addition and without prejudice to any security of any kind now or hereinafter held by the Holders and the Trustees in respect of the Guaranteed Obligations and any other rights or remedies that the Holders and the Trustees might have.

8.11 Further Assurances

Each Guarantor shall forthwith and from time to time execute and do all deeds, documents and things which are necessary or advisable for giving the Holders and the Trustees a valid guarantee according to the intent of the Note Guarantees.

8.12 Settlement of Accounts

Any account settled or stated between the Trustees and the Issuer shall be accepted by the Guarantors as prima facie evidence that the amount thereby appearing due by the Issuer and/or the Guarantors to the Trustees or the Holders is so due, save and except manifest error.

8.13 Judgment Currency Provisions

(a)	Each Guarantor hereby agrees that payments hereunder on account of the Guaranteed Obligations shall be made in the currency in which each such Guaranteed Obligation is payable and if any payment is received in another currency, such payment shall constitute a discharge of the liability of the Guarantor only to the extent of the amount of the currency set forth herein which the Trustees may in accordance with normal procedures purchase with the amount of the other currency received by it on the next Business Day following such receipt and after deducting any costs of exchange.

(b)

If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the jurisdiction giving such judgment an amount due hereunder in any other currency, then the date on which the rate of exchange for conversion is selected by that court is referred to in this Section 8.13(b) as the “Conversion Date”. If there is a change in the rate of exchange between the currency set forth in the judgment and the currency due hereunder between the Conversion Date and the actual receipt by the Trustees of the amount due hereunder or under such judgment, any

Guarantor shall, notwithstanding such judgment, pay all such additional amounts to the Trustees as may be necessary to ensure that the amount received by the Trustees in the currency set forth in the judgment, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the currency set forth herein. The Guarantors’ liability under this Section 8.13(b) constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under the Note Guarantees.

8.14 Guaranteed Parties

Each Guarantor hereby acknowledges that (i) the Trustees act for and on behalf of each of the Holders as agents in connection with this Indenture and the Notes and (ii) the Note Guarantees granted in favour of the Trustees and each of the Holders hereunder are and shall be held by the Trustees for the benefit of the Holders and the Trustees.

ARTICLE 9

SATISFACTION AND DISCHARGE

9.1 Satisfaction and Discharge

This Indenture and the Notes shall be discharged (and all Liens on the Collateral securing the Notes shall be released) and this Indenture shall cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustees for cancellation; or

(b)	all the Notes that have not been delivered to the Trustees for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustees as trust funds in trust solely for the benefit of the Holders of the Notes, cash in Canadian dollars, non-callable Canadian government securities, or a combination of any of the foregoing, in amounts as shall be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustees for cancellation for principal of, or interest and premium, if any, on, such outstanding Notes on the Stated Maturity thereof or the applicable redemption date;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Trustees under this Indenture to apply the deposited money toward the payment of the Notes at the Stated Maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel to the Trustees stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral shall be released from the Liens securing the Notes, as provided under Section 10.6, upon a satisfaction and discharge in accordance with the provisions described above. Upon request, the Collateral Agent shall acknowledge the release of such Liens upon presentation of an Officer’s Certificate and an opinion of counsel, as provided in this Section 9.1.

9.2 Application of Trust Money

Subject to the provisions of Section 13.9 hereof, all money deposited with the Trustees pursuant to Section 9.1 hereof shall be held in trust and applied by them, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustees may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

9.3 Non-Presentation of Notes

If the Holder of any Note fails to surrender the same for payment on the date on which the principal thereof (and premium, if any, thereon) and interest thereon or represented thereby becomes payable, and does not within such time accept payment in respect thereof or give receipt therefor, if any, as the Trustees may require:

(a)	the Issuer shall be entitled to pay or deliver to the Trustees and direct them to set aside such payment or the Issuer will be entitled to make provision in form satisfactory to the Trustees in their absolute discretion for the payment thereof; or

(b)	in respect of monies deposited with the Trustees which may or should be applied to the payment of the Notes, the Issuer shall be entitled to direct the Trustees to set aside such monies; or

(c)

if the redemption was pursuant to a notice given by the Trustees, the Trustees may themselves set aside the monies in trust to be paid to the Holder of such Note upon due presentation or surrender thereof in accordance with the provisions of this Indenture, and thereupon the principal of (and premium, if any, on) or the interest payable on or represented by each Note in respect whereof such monies have been set aside shall be deemed to have been paid and thereafter such Notes will not be considered as outstanding under this Indenture and the Holder thereof shall thereafter have no right in respect thereof except that of receiving delivery and payment of the monies so set aside by the Trustees (without interest) upon due presentation and surrender thereof of the relevant Note, subject always to the provisions of Section 9.4. Any money so set aside may, and if remaining unclaimed for 60 days and upon request by written instructions of the Issuer shall, be invested by the Trustees in accordance with Section 13.9.

9.4 Repayment of Unclaimed Monies

Subject to any applicable laws relating to abandoned property, any cash or non-callable government securities set aside pursuant to Section 9.3 and not claimed by and paid to Holders of Notes as provided in such Section within three years after the date of such setting aside shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from trust, and the Holders shall thereafter, as unsecured creditors, look only to the Issuer for payment thereof (subject to any limitation provided by the laws of the Province of Québec), and all liability of the Canadian Trustee with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Canadian Trustee, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The Globe and Mail, national edition, and La Presse, or any other English language daily newspaper of general circulation in Canada and any other French language daily newspaper of general circulation in Québec, notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuer; and provided, further that the Canadian Trustee will transfer to the Issuer all or any portion of the remaining funds prior to the expiry of three years after such setting aside upon receipt from the Issuer, or one of its Subsidiaries, of an unconditional letter of credit from a Canadian chartered bank in an amount equal to or in excess of the amount of the funds to be so transferred.

ARTICLE 10

COLLATERAL AND SECURITY

10.1 Security Interest

The obligations of the Issuer and the Guarantors with respect to the Notes and the Note Guarantees, respectively, shall, on or prior to the Issue Date, be secured by a first-priority Lien, subject to Permitted Liens, in the Collateral pursuant to the Security Documents.

All of the Holders of Notes shall share in the benefit of the security interests granted under the Security Documents.

The Liens securing the Notes shall secure the payment and performance when due of all Obligations of the Issuer and any Guarantor under the Note Documents as provided in the Security Documents.

10.2 Collateral Agent

BNY Trust Company of Canada is hereby appointed as Collateral Agent for the benefit of the Holders of Notes. The Collateral Agent shall hold (directly or through co-agents or sub-agents), and shall be entitled to enforce, all Liens on the Collateral created by the Security Documents. The Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to the Trustees and the Issuer. The Collateral Agent may be removed at any time, with or without cause, by an Act of Required Holders. Neither the Corporation nor any of its Affiliates may act as Collateral Agent.

10.3 Intercreditor Agreement

On or prior to the incurrence of any Indebtedness pursuant to clauses (1) or (3) of the definition of Permitted Debt that is secured by a Permitted Lien on the Collateral, the Trustees, the Collateral Agent, the Issuer and the Guarantors shall negotiate in good faith and enter into an intercreditor agreement (the “Intercreditor Agreement”) with the holder of such Indebtedness. The Intercreditor Agreement shall provide for, among other things, the duties of the Collateral Agent, the manner in which, and the secured creditors from whom, the Collateral Agent shall take instructions, the relative rights and priorities of the secured creditors, the manner in which any proceeds of realization of Collateral are to be applied and certain other customary intercreditor matters relating thereto. The Intercreditor Agreement shall also provide for various advance notice requirements and other procedural provisions typical for agreements of this type.

10.4 Enforcement of Liens

If the Collateral Agent at any time receives written notice that any event has occurred that constitutes an Event of Default under this Indenture entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens under the Security Documents, it shall promptly deliver written notice thereof to the Trustees. Thereafter, the Collateral Agent may await direction by an Act of Required Holders and shall act, or decline to act, as directed by an Act of Required Holders, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent shall act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Holders. Unless it has been directed to the contrary by an Act of Required Holders, the Collateral Agent in any event may (but is not obligated to) take or refrain from taking such action with respect to any default under any Note Document as it may deem advisable and in the best interest of the Holders of Notes, subject in all cases to the terms of any Intercreditor Agreement.

10.5 Release of Liens on Collateral

In addition to (and subject to) the terms of any Intercreditor Agreement, the Liens on the Collateral shall be released and discharged and the Security Documents shall provide that the Liens on the Collateral shall be released and discharged:

(1)	in part, with respect to any Guarantor, upon the release of its Note Guarantee in accordance with the terms of this Indenture (including by virtue of a Restricted Subsidiary being designated as an Unrestricted Subsidiary);

(2)	in whole, upon payment in full and discharge of all outstanding Obligations under the Notes that are then outstanding and due and payable, at the time all of the Notes are paid in full and discharged;

(3)	as to any Collateral that is sold, transferred or otherwise disposed of by the Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Corporation or a Restricted Subsidiary in a transaction or other circumstance that does not violate Sections 5.8 and does not violate any of the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of, provided that the Collateral Agent’s Liens upon the Collateral shall not be released if the sale or disposition is subject to Section 5.14;

(4)	as to a release of less than all or substantially all of the Collateral (including by way of any amendment to, or waiver of, the provisions of this Indenture or any Security Document), if consent to the release of all Liens on such Collateral has been given by an Act of Required Holders;

(5)

as to a release of all or substantially all of the Collateral (including by way of any amendment to, or waiver of, the provisions of this Indenture or any Security Document), if consent to the release of all Liens on such Collateral has been given by a direction in writing delivered to the Collateral Agent by or with a resolution by, or the written consent of, the Holders of Notes representing at least 66 2/3% in aggregate principal amount of the then outstanding Notes; and

(6)	as to any Collateral that is sold, transferred or otherwise disposed of pursuant to the exercise of any rights or remedies by the Collateral Agent with respect to any Collateral securing the Notes or the Note Guarantees or the commencement or prosecution of enforcement by the holders of First Priority Lien Obligations of any of the rights or remedies under any security document securing First Priority Lien Obligations or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment.

The Security Documents shall provide that the Liens securing Obligations under the Note Documents shall extend to the proceeds of any sale of Collateral.

10.6 Release of Liens in Respect of the Notes

The Liens upon the Collateral shall no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture or the other Note Documents, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Liens on the Collateral shall terminate and be discharged:

(1)	upon satisfaction and discharge of this Indenture and the Notes as set forth under Article 9 at the time of such satisfaction and discharge;

(2)	upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are then outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(3)	in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions set forth under Article 7; or

(4)	by the Collateral Agent in connection with any enforcement of the Liens.

10.7 Order of Application

If any Collateral is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Agent in the Security Documents, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement shall be distributed by the Collateral Agent in the following order of application:

(1)	FIRST, to the payment or in reimbursement to the Trustees of their fees, costs, charges, expenses, borrowings, advances or other amounts furnished or provided by or at the request of the Trustees in or about the administration and execution of their trusts under, or otherwise in relation to, this Indenture, with interest thereon as herein provided, and to the payment of all amounts payable under the Security Documents on account of the Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co-trustee or agent of the Collateral Agent in connection with any Security Document, including amounts reasonably necessary to provide for the expenses of the Collateral Agent in maintaining and disposing of the Collateral;

(2)	SECOND, to the repayment of Applicable Indebtedness, secured by a Permitted Lien on the Collateral sold or realized upon;

(3)	THIRD, to the respective Holders of the Notes, equally and rateably, for application to the payment of all outstanding Notes up to the amount sufficient to pay in full in cash all outstanding Notes (including, to the extent legally permitted, all accrued and unpaid interest thereon, if any); and

(4)	FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses shall be paid to the Issuer or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

The provisions set forth in this Section 10.7 are intended for the benefit of, and shall be enforceable as a third party beneficiary by, each present and future Holder of Notes, the Trustees and the Collateral Agent as holder of Liens on the Collateral.

10.8 Amendment of Security Documents

Subject to Sections 10.5 and 10.6, no amendment or supplement to the provisions of any Security Document shall be effective without the approval of the Issuer or relevant Guarantors and the Collateral Agent acting as directed by an Act of Required Holders, except that:

(1)	any amendment or supplement that has the effect solely of:

(a)	adding or maintaining Collateral, or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Agent therein;

(b)	curing any ambiguity, omission, mistake, defect or inconsistency, or to maintain the validity of the Security Documents as a result of any change in any applicable legislation, rules or regulations, provided that such amendment or supplement does not materially adversely affect the rights under the Security Documents of any Holder of Notes;

(c)	providing for the assumption of any Guarantor’s obligations under the Note Documents in the case of a merger, consolidation, amalgamation or sale of all or substantially all of the assets of such Guarantor to the extent permitted by the terms of this Indenture and the other Note Documents, as applicable; or

(d)	making any change that would provide any additional rights or benefits to the Holders of Notes, the Collateral Agent or the Trustees or that does not adversely affect the rights under this Indenture or any other Note Document of any Holder of Notes, the Collateral Agent or the Trustees,

shall, in each case, become effective when executed and delivered by the Issuer or any other Guarantor party thereto, and the Collateral Agent;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any Holder of Notes:

(a)	to vote its outstanding Notes as to any matter described as subject to an Act of Required Holders (or amends the provisions of this clause (2) or the definition of “Act of Required Holders”),

(b)	to share in the order of application described under Section 10.7 in the proceeds of enforcement of or realization on any Collateral; or

(c)	to require that Liens securing Notes be released only as set forth in the provisions described above under Section 10.5 and 10.6;

shall become effective without a direction in writing delivered to the Collateral Agent by or with a resolution by, or the written consent of, the Holders of Notes representing at least 66 2/3% in aggregate principal amount of the then outstanding Notes; and

(3)	no amendment or supplement that imposes any obligation upon the Collateral Agent or the Trustees or adversely affects the rights of the Collateral Agent or the Trustees, respectively, in their individual capacities as such shall become effective without the consent of the Issuer and the Collateral Agent or the Trustees, respectively.

Any amendment or supplement to the provisions of the Security Documents that releases Collateral shall be effective only in accordance with the requirements set forth in the applicable Note Document referenced above under Section 10.5. Any amendment or supplement that results in the Collateral Agent’s Liens upon the Collateral no longer securing the Notes and the other Obligations under this Indenture may only be effected in accordance with Section 10.6.

The Security Documents and the first two paragraphs of this Section 10.8 shall not prohibit or otherwise restrict the Corporation or any of its Restricted Subsidiaries from making any amendments to the terms of the Intercompany Indebtedness outstanding from time to time without the approval or consent of the Collateral Agent, the Trustees or the Holders of Notes.

10.9 Voting

In connection with any matter under Security Documents requiring a consent of Holders of the Notes, the Holders of Notes shall cast their votes in accordance with the Note Documents and any Notes held by the Corporation or any Affiliate of the Corporation, beneficially or otherwise, shall be excluded from any vote to be cast. The amount of Notes to be voted shall equal the aggregate principal amount of Indebtedness represented by such Notes.

10.10 Maintenance of the Collateral

The Issuer shall, and shall cause each Guarantor (and the Security Documents shall provide the same), to maintain the Collateral that is necessary for the proper conduct of their business in good repair, working order and condition, subject to wear and tear occurring in the ordinary course of business. The Issuer and the Guarantors shall also be required to keep their insurable Property adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

10.11 Perfection and Non-Perfection of Security in Collateral

On the Issue Date, the Issuer and the Guarantors shall perfect (or render opposable to third parties) the Liens in the Collateral in the jurisdiction of domicile of the Issuer and Guarantors and in all such jurisdictions in which the Issuer or the Guarantors have material assets or have a principal place of business.

Security interests in personal property constituting Collateral shall be perfected by the filing of financing statements (or equivalent forms in all relevant jurisdictions) under personal property security legislation applicable to such personal property. Liens on Collateral constituting immoveable or real property shall be taken by way of a fixed charge in the owned immoveable or real property of the Issuer and the Guarantors only.

10.12 Further Assurances

The Issuer and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request (and the Security Documents shall provide the same), to assure and confirm that the Collateral Agent holds, for the benefit of the Holders of Notes, duly created and enforceable and perfected (opposable) Liens upon the Collateral (including any properties or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Note Documents.

If the Issuer or a Guarantor acquires Property (other than Excluded Property) after the Issue Date that is not automatically subject to a perfected (opposable) security interest or Lien under the Security Documents, or if a Subsidiary becomes a Guarantor, then the Issuer or the Guarantor shall provide security interests in and Liens on such Property (or, in the case of a new Guarantor, on all of its Property constituting Collateral) in favour of the Collateral Agent acting on behalf of the Trustees and the Holders of the Notes. Upon the reasonable request of the Collateral Agent or the Trustees at any time and from time to time, the Issuer and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect (render opposable), protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by this Indenture and the Security Documents for the benefit of the Holders of Notes.

10.13 Impairment of Security Interest

Neither the Issuer nor any of the Guarantors shall take or omit to take any action which would materially adversely affect or impair materially the Liens in favor of the Collateral Agent and the Holders of the Notes with respect to the Collateral. Neither the Issuer nor any of the Guarantors shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes and the Security Documents. The Issuer shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as reasonably necessary, or as the Trustees or Collateral Agent shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

10.14 Certificates of the Issuer

To the extent applicable, the Issuer shall comply (or cause compliance) with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property or securities from the lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Documents; provided that the Issuer will not be required to comply with all or any portion of Section 314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Any certificate or opinion required by Section 314(d) of the TIA may be an Officer’s Certificate except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustees in the exercise of reasonable care.

ARTICLE 11

MEETINGS OF HOLDERS OF NOTES

11.1 Purpose, Effect and Convention of Meetings

Subject to Sections 7.1, 7.2 and 7.3, wherever in this Indenture a consent, waiver, notice, authorization or resolution of the Holders is required, a meeting may be convened in accordance with this Article 11 to consider and resolve whether such consent, waiver, notice, authorization or resolution should be approved by such Holders.

The Trustees may at any time and from time to time convene a meeting of Holders, and the Trustees shall convene a meeting of Holders upon receipt of a request of the Issuer or a Holders’ Request and upon being funded and indemnified to its reasonable satisfaction by the Issuer or by the Holders signing such request against the costs which may be incurred in connection with the calling and holding of such meeting.

If the Trustees fail within 30 days after receipt of any such request and such indemnity to give notice convening a meeting, the Issuer or such Holders, as the case may be, may convene such meeting. Every such meeting shall be held in Montreal, Québec, or at such other place as may be approved or determined by the Trustees, the Issuer or the Holders as convened in accordance with this Section 11.1.

11.2 Notices of Meetings

Notice of a meeting of Holders shall be given to the Holders in the manner specified in Section 12.2 at least 25 days prior to the date of the meeting, and a copy of any notice sent by mail to Holders shall be sent by mail to the Trustees (unless the meeting has been called by them) and to the Issuer (unless the meeting has been called by it). A notice of a meeting of Holders shall state the time and place at which the meeting is to be held and shall state briefly the general nature of the business to be transacted thereat, and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 11. The accidental omission to give notice of a meeting to any Holder shall not invalidate any resolution passed at any such meeting. A Holder may waive notice of a meeting either before or after the meeting.

11.3 Chairman

A Person, who need not be a Holder, nominated in writing by the Trustees shall be the chairman of the meeting and if no Person is so nominated, or if the Person so nominated is not present within 30 minutes from the time fixed for the holding of the meeting, a majority of Holders present in person or represented by proxy shall choose an individual present to be the chairman of the meeting who need not be a Holder.

11.4 Quorum

The quorum for a meeting of Holders shall consist of two or more Holders present in person or represented by proxy and representing at least 25% of the aggregate principal amount of the Notes then outstanding. If a quorum is not present within 30 minutes from the time fixed for the holding of a meeting, the meeting, if convened by the Holders, shall be dissolved, but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day, in which case it shall be adjourned to the next following Business Day thereafter) at the same time and place, and no notice shall be required to be given in respect of such adjourned meeting. At the adjourned meeting, the Holders present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least 25% of the aggregate principal amount of the Notes then outstanding.

11.5 Power to Adjourn

The chairman of a meeting at which a quorum of Holders is present may, with the consent of the Holders of a majority of the aggregate principal amount of the Notes present or represented thereat, adjourn such meeting, and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

11.6 Show of Hands

Except as otherwise provided in this Indenture (including as provided in Sections 7.1, 7.2 and 7.3), every resolution submitted to a meeting shall be decided by a majority of the votes cast on a show of hands, and unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact. The chairman of any meeting shall be entitled, both on a show of hands and on a poll, to vote in respect of the Notes, if any, held by him.

11.7 Poll

On any resolution submitted to a meeting in respect of which the chairman of the meeting or one or more Holders or proxyholders for Holders demands a poll, a poll shall be taken in such manner and either at once or after an adjournment as the chairman of the meeting shall direct.

11.8 Voting

On a show of hands, every Person who is present and entitled to vote, whether as a Holder or as proxyholder for one or more Holders or both, shall have one vote. On a poll, the amount of Notes to be voted by each Holder present in person or represented by a proxy duly appointed by an instrument in writing shall equal the aggregate principal amount of Indebtedness represented by the Notes held by such Holder on the record date fixed for the meeting. A proxyholder need not be a Holder. In the case of joint Holders of a Note, any one of them present in person or represented by proxy at the meeting may vote in the absence of the other or others, but if more than one of them are present in person or represented by proxy, they shall vote together in respect of the Notes of which they are joint Holders.

In the case of a Global Certificate, the Depository may appoint or cause to be appointed a Person or Persons as proxies and shall designate the number of votes entitled to each such Person, and each such Person shall be entitled to be present at any meeting of Holders and shall be the Persons entitled to vote at such meeting in accordance with the number of votes set out in the Depository’s designation.

11.9 Regulations

A Trustee, or the Issuer with the approval of the Trustees, may from time to time make and from time to time vary such regulations as it shall from time to time think fit providing for or governing the following:

(a)	voting by proxy by Holders, the form of the instrument appointing a proxyholder (which shall be in writing) and the manner in which it may be executed, and the authority to be provided by any Person signing a proxy on behalf of a Holder;

(b)	the deposit of instruments appointing proxyholders at such place as the Trustees, the Issuer or the Holders convening the meeting, as the case may be, may, in the notice convening the meeting, direct and the time, if any, before the holding of the meeting or any adjournment thereof by which the same shall be deposited;

(c)	the deposit of instruments appointing proxyholders at an approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxyholders to be provided before the meeting to the Issuer or to the Trustees at the place at which the meeting is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

(d)	generally for the calling of a meeting of Holders and the conduct of business thereat.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Except as such regulations may provide, the only Persons who shall be recognized at a meeting as the Holders of any Notes, or as entitled to vote or be present at the meeting in respect thereof, shall be Holders and Persons whom Holders have by instrument in writing duly appointed as their proxyholders.

11.10 Issuer and Trustees may be Represented

The Issuer and the Trustees, by their respective officers, directors and employees, and the legal advisers of the Issuer and the Trustees may attend any meeting of the Holders, but shall have no voting rights.

11.11 Powers Cumulative

Any one or more of the powers or any combination of the powers in this Indenture stated to be exercisable by the Holders may be exercised from time to time, and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the rights of the Holders to exercise the same or any other such power or powers or combination of powers thereafter from time to time. No powers exercisable by the Holders shall derogate in any way from the rights of the Issuer under or pursuant to this Indenture or any Notes.

11.12 Minutes

Minutes of all resolutions and proceedings at every meeting of Holders shall be made and duly entered in books to be from time to time provided for that purpose by the Trustees at the expense of the Issuer, and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings had, or by the chairman of the next succeeding meeting of the Holders, shall be prima facie evidence of the matters therein stated and, unless the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed thereat or proceedings had shall be deemed to have been duly passed and had.

11.13 Form of Consent, Waiver, Notice, Authorization or Resolution

Any consent, waiver, notice, authorization or resolution which may be given by the Holders and any other action which may be taken or any other power which may be exercised by the Holders as provided in this Indenture may be given, taken or exercised, as applicable, (i) at a meeting held in accordance with this Article 11 by the Holders representing the requisite percentage of Notes pursuant to Article 7 or this Article 11, as applicable, or (ii) by an instrument signed by the Holders representing the requisite percentage of Notes pursuant to Article 7 or this Article 11, as applicable, in one or more counterparts. The expression “resolution”, when used in this Indenture, shall include any resolution passed pursuant to paragraphs (i) and (ii) of this Section 11.13. Notice of any resolution passed in accordance with this Article 11 shall be given by the Trustees to the Holders within 30 days of the date on which such resolution was passed.

11.14 Binding Effect of Resolutions

Every resolution passed by the Holders representing the requisite percentage of Notes pursuant to Article 7 or this Article 11, as applicable, by an instrument executed in accordance with Section 11.13 or at a meeting of Holders held in accordance with this Article 11 shall be binding upon all the Holders, whether signatories thereto or not or whether present at or absent from such meeting, as the case may be, and each and every Holder and the Trustees (subject to the provisions for its remuneration, indemnification and protection herein contained) shall be bound to give effect accordingly to every such instrument in writing and resolution.

11.15 Record Dates

If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other action, the Issuer may, at its option, by or pursuant to a certified resolution, fix in advance a record date, which need not be the date provided in Section 316(c) of the TIA to the extent it would otherwise be applicable, for the determination of such Holders entitled to provide such request, demand, authorization, direction, notice, consent, waiver or other action, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such certified resolution.

If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Notes then outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for this purpose the Notes then outstanding shall be computed as of such record date.

ARTICLE 12

NOTICES

12.1 Notice to the Issuer

Any notice to the Issuer under the provisions hereof shall be valid and effective if delivered to YPG Financing Inc. at: 16 Place du Commerce, Nuns’ Island, Verdun, Québec, H3E 2A5, or if sent by facsimile transmission (with receipt confirmed) at 514-934-4076, to the attention of the Senior Vice President, General Counsel and Secretary, and shall be deemed to have been validly given at the time of delivery or transmission if it is received prior to 4:00 p.m. (Montreal time) on a Business Day, failing which it shall be deemed to have been given on the next Business Day. The Issuer may from time to time notify the Trustees of a change in address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of the Issuer for all purposes of this Indenture.

12.2 Notice to Holders

Unless otherwise expressly provided in this Indenture, any notice to Holders under the provisions hereof shall be valid and effective if, in the case of Holders of registered Notes or a Global Certificate, it is delivered, sent by electronic communication or mailed postage prepaid, addressed to such Holders, at their addresses or electronic communication numbers, if any, appearing in any of the registers hereinbefore mentioned and, subject as provided in this Section 12.2, shall be deemed to have been received at the time of delivery or sending by electronic communication or on the fifth Business Day after mailing. Any notice made by delivery or sent by electronic communication on a day other than a Business Day, or after 4:00 p.m. (Montreal time) on a Business Day, shall be deemed to be received on the next following Business Day. All notices to joint Holders of any Notes may be given to whichever one of the Holders thereof is named first in the registers hereinbefore mentioned, and any notice so given shall be sufficient notice to all Holders of such Note. In the event of a postal disruption, notice to Holders shall be given or sent by other appropriate means. Any notice to the holders which are not registered holders shall be valid and effective and deemed to have been received by all such Holders if published once in a newspaper of general circulation published in Montreal, Québec, and such other cities, if any, at which registers in respect of such Notes are required to be kept. Accidental error or omission in giving notice or accidental failure to mail notice to any Holder shall not invalidate any action or proceeding founded thereon.

12.3 Notice to the Trustees

Any notice to the Trustees under the provisions hereof shall be valid and effective if delivered to an officer of the Trustees at, if to the Canadian Trustee, BNY Trust Company of Canada, 1001 de Maisonneuve Blvd. West, Suite 650, Montreal, Québec, H3A 3C8, Attention: Manager Fiduciary Services, or, if to the U.S. Trustee, The Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York, New York, United States, 10286, Attention: Manager, Global Americas, or if sent by facsimile transmission (with receipt confirmed), to the Canadian Trustee at 514-228-8662 or to the U.S. Trustee at 212-815-5366, shall be deemed to have been validly given at the time of delivery or transmission if it is received prior to 4:00 p.m. (Montreal time) on a Business Day, failing which it shall be deemed to have been given on the next Business Day. A Trustee may from time to time notify the Issuer of a change in address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of such Trustee for all purposes of this Indenture.

12.4 When Publication Not Required

If at any time a notice is required by this Indenture to be published in a particular city and no newspaper of general circulation is then being published and circulated on a daily basis in that city, the Issuer shall not be required to publish such notice in that city.

12.5 Waiver of Notice

Any notice provided for in this Indenture may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustees, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waivers.

12.6 Execution of Documents by Holders

Proof of execution of any document or instrument in writing, including a Holders’ Request, by any Holder may be made by a certificate of a notary public, or other officer with similar powers, that the Person signing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such excution, or in any other manner the Trustees consider adequate.

ARTICLE 13

CONCERNING THE TRUSTEE

13.1 Indenture Legislation

(a)	Subject to Section 1.10 of this Indenture, if and to the extent that any provision of this Indenture limits, qualifies or conflicts with a mandatory requirement of Indenture Legislation, such mandatory requirement shall prevail.

(b)	The Issuer agrees that it will at all times in relation to this Indenture and any action to be taken hereunder observe and comply with and be entitled to the benefits of Indenture Legislation and the TIA. The Trustees agree that they will at all times in relation to this Indenture and any action to be taken hereunder observe and comply with and be entitled to the benefits of Indenture Legislation.

13.2 Corporate Trustee Required Eligibility

For so long as required by applicable Canadian law, there shall be a Canadian trustee under this Indenture. Such Trustee shall at all times be a corporation organized under the laws of Canada or any province thereof and authorized under such laws and the laws of the Province of Québec to carry on trust business therein. If at any time the Canadian Trustee shall cease to be eligible in accordance with this Section 13.2, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 13.

This Indenture shall at all times have a U.S. Trustee that satisfies the requirements of Section 310(a) of the TIA.

13.3 Certain Duties and Responsibilities of Trustees

In the exercise of the rights, powers and duties prescribed or conferred by the terms of this Indenture, each Trustee shall act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances, and shall duly observe and comply with the provisions of any legislation and regulations which relate to the functions or role of such Trustee as a fiduciary hereunder.

None of the provisions of this Indenture shall require any Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers nor shall any Trustee be so compelled pursuant to any provisions contained in this Indenture unless such Trustee is indemnified and funded as required in this Indenture.

Any Trustee, upon the occurrence or at any time during the continuance of any act, action or proceeding, may require the Holders at whose instance it is acting to deposit with it Notes held by them, for which Notes such Trustee shall issue receipts.

Notwithstanding any other provisions of this Indenture to the contrary, every provision of this Indenture that by its terms relieves the Trustees of liability or entitles the Trustees to rely or act upon any evidence submitted to it is subject to applicable law, this Section 13.1 and Section 13.4.

No provision of this Indenture shall operate to confer any obligation, duty or power on any Trustee in any jurisdiction in which it does not have the legal capacity required to assume, hold or carry out such obligation, duty or power. For the purposes of this Section 13.1, legal capacity includes, without limitation, the capacity to act as a fiduciary in such jurisdiction.

No provision of this Indenture shall operate to confer any obligation on the Trustees (i) to see to, or to require evidence of, the registration or filing (or renewal thereof) of this Indenture or any instrument ancillary or supplemental hereto or (ii) to give notice to any Person of the execution hereof.

The Trustees shall comply with Section 313 of the TIA. The Trustees shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

13.4 No Conflict of Interest

Each Trustee represents to the Issuer that at the date of the execution and delivery of this Indenture there exists no material conflict of interest in such Trustee’s role as a fiduciary hereunder. If at any time a material conflict of interest exists in respect of a Trustee’s role as a fiduciary under this Indenture that is not eliminated within 90 days after such Trustee becomes aware that such a material conflict of interest exists, such Trustee shall resign from the trusts under this Indenture by giving notice in writing of such resignation and the nature of such conflict to the Issuer at least 60 days prior to the date upon which such resignation is to take effect, and shall on such date be discharged from all further duties and liabilities hereunder. The validity and enforceability of this Indenture and any Notes shall not be affected in any manner whatsoever by reason only of the existence of a material conflict of interest of a Trustee. The Trustees are subject to Section 310(b) of the TIA.

13.5 Conditions Precedent to Trustees’ Obligation to Act

The Trustees shall not be bound to give any notice or take any action or proceeding unless they are required to do so under the terms of this Indenture. No Trustee shall be required to take notice of an Event of Default under this Indenture, other than in respect of payment of any money required by any provision of this Indenture to be paid to it, unless and until such Trustee is notified in writing of such Event of Default by any Holder or the Issuer. In the absence of such notice, the Trustees may for all purposes of this Indenture assume that no Event of Default has occurred.

The obligation of any Trustee to commence or continue any act, action or proceeding under this Indenture shall be conditional upon its receipt of the following:

(a)	a Holders’ Request, requisition in writing from the Issuer, or such other notice or direction as is required pursuant to this Indenture, specifying the action or proceeding which such Trustee is requested, directed or authorized to take,

(b)	sufficient funds to commence or continue such act, action or proceeding, and

(c)	an indemnity satisfactory to such Trustee to protect and hold harmless such Trustee against the costs, charges, expenses and liabilities to be incurred thereby and any loss and damages it may suffer by reason thereof.

13.6 Replacement of Trustee

No resignation or removal of any Trustee and no appointment of a successor Trustee pursuant to this Section 13.6 shall become effective until the acceptance of appointment by the successor Trustee under Section 13.7.

Any Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Issuer 60 days’ notice in writing or such shorter notice as the Issuer may accept as sufficient. The Holders shall have power at any time to remove a Trustee and to appoint a new Trustee. The Issuer may remove a Trustee on 60 days’ notice in writing to such Trustee or on such shorter notice as such Trustee may accept as sufficient. In the event of any Trustee resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Issuer shall forthwith appoint a new Trustee unless a new Trustee has already been appointed by the Holders; failing such appointment by the Issuer, the retiring Trustee, at the Issuer’s expense, or any of the Holders may apply to any court of competent jurisdiction on such notice as such court may direct, for the appointment of a new Trustee; but any new Trustee so appointed by the Issuer or by the court shall be subject to removal as aforesaid by the Holders. Any new Trustee appointed under any provision of this Section 13.6 shall be an entity authorized to carry on the business of a trust company in the Province of Québec and of every other jurisdiction where such authorization is necessary to enable it to act as Trustee hereunder. Any new Trustee appointed under any provision of this Section 13.6 to replace the U.S. Trustee shall be a corporation organized and doing business under the laws of the United States or of any state or Territory or of the District of Columbia, and of every other jurisdiction where such authorization is necessary to enable it to act as Trustee hereunder, or a corporation or other person permitted to act as trustee pursuant to Section 310(a) of the TIA. On any new appointment the new Trustee shall be vested with the same property powers, rights, duties and responsibilities as if it had been originally named herein as Trustee without any further assurance, conveyance, act or deed; but there shall be immediately executed at the expense of the Issuer, all such conveyances or other instruments as may, in the opinion of counsel, be necessary or advisable for the purpose of assuring the same to the new Trustee.

13.7 Acceptance of Appointment by Successor

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Holders and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuer or, the successor Trustee, such retiring Trustee shall, upon payment of all amounts due to it under this Indenture, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and conforming to such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified under this Article 13.

13.8 Trustees May Deal in Notes

Subject to Sections 13.1 and 13.4, the Trustees may buy, sell, lend upon and deal in the Notes and generally contract and enter into financial transactions with the Issuer or any of its Affiliates otherwise, without being liable to account for any profits made thereby.

13.9 Investment of Monies Held by Trustees

Upon receipt of a written direction from the Issuer, any funds that may at any time be held by a Trustee, subject to the terms hereof, shall be invested in an Authorized Investment by such Trustee in its name in accordance with such direction. Any direction from the Issuer to such Trustee shall be in writing and shall be provided to such Trustee no later than 9:00 a.m. (Montreal time) on the day on which the investment is to be made. Any such direction received by a Trustee after 9:00 a.m. (Montreal time) or received on a day that is not a Business Day, shall be deemed to have been given prior to 9:00 a.m. (Montreal time) the next Business Day.

In addition to any written direction to invest cash in an Authorized Investment, a Trustee may hold cash balances constituting part or all of the fund and may, but need not, invest same in its deposit department; but such Trustee shall not be liable to account for any profit to any parties to this Indenture or to any other Person or entity other than at a rate, if any, established from time to time by the Trustee.

No Trustee shall be held liable for any losses incurred in the investment of any funds in Authorized Investments.

All interest or other income received by a Trustee in respect of any investment or deposit made pursuant to the provisions of this Section 13.9, shall belong to the Issuer, and unless and until such Trustee shall have declared the principal, interest and premium, if any, on the Notes to be due and payable, such Trustee shall pay over to the Issuer all such interest and other income forthwith upon receipt thereof by such Trustee.

13.10 Trustees Not Required to Give Security

No Trustee shall be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of this Indenture.

13.11 Trustees Not Required to Possess Notes

All rights of action under this Indenture may be enforced by the Trustees without the possession of any of the Notes or the production thereof at any trial or other proceedings relative thereto.

13.12 Financial Statements

Following receipt of financial statements by the Trustees pursuant to this Indenture, the Trustees shall, while such statements are current, maintain custody of same and make same available for inspection by Holders upon reasonable request made in writing by such Holders. No obligation shall rest with the Trustees to analyze such statements, or evaluate the performance of the Issuer as indicated by such financial statements, in any manner whatsoever.

13.13 Evidence of Compliance

The Issuer shall forthwith furnish to the Trustees evidence of compliance with the conditions specified in this Indenture relating to the issue, authentication and delivery of Notes hereunder, the satisfaction and discharge of this Indenture or the taking of any other action to be taken by the Trustees at the request of or on the application of the Issuer. Such evidence shall consist of the following:

(a)	an Officer’s Certificate stating that such conditions have been complied with in accordance with the terms of this Indenture;

(b)	in the case of conditions, compliance with which are by this Indenture subject to review or examination by counsel, an opinion of such counsel that such conditions have been complied with in accordance with the terms of this Indenture, including any statements required by applicable laws;

(c)	whenever applicable law requires that evidence of compliance be in the form of a statutory declaration, the Trustees may accept such statutory declaration in lieu of an Officer’s Certificate; any such statutory declaration may be made by an Authorized Officer of the Issuer to whom such authority is delegated by the Board of Directors of the Issuer from time to time; and

(d)	such additional evidence of compliance with any provision hereof and in such form as may be prescribed by applicable law or as the Trustees may reasonably require by written notice to the Issuer.

Each certificate or opinion, including each Officer’s Certificate or opinion of counsel (for greater certainty, other than an Officer’s Certificate provided pursuant to Section 4.7 or Section 5.4), with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

In giving an opinion of counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

13.14 Form of Evidence

Evidence furnished to the Trustees which relates to a matter other than the issue, authentication and delivery of Notes or the satisfaction and discharge of this Indenture may consist of or otherwise be in accordance with a report or opinion of any solicitor, auditor, accountant, engineer or appraiser or any other Person whose qualifications give authority to a statement made by such Person, but if such report or opinion is furnished by a director, officer or employee of the Issuer it shall be in the form of a statutory declaration or a certificate.

Evidence furnished to the Trustees pursuant to Section 13.13 or this Section 13.14 shall include:

(a)	a statement by the Person giving the evidence declaring that such Person has read and understands the provisions hereof relating to the conditions precedent with respect to compliance with which such evidence is being given;

(b)	a statement describing the nature and scope of the examination or investigation upon which the statements or opinions contained in the evidence are based; and

(c)	a statement declaring that, in the belief of the Person giving the evidence, such Person has made such examination or investigation as is necessary to enable such Person to make the statements or give the opinions contained or expressed therein.

13.15 Certain Rights of Trustees

Subject to the provisions of Section 13.1,

(a)	the Trustees may conclusively act and rely as to the truth of the statements and correctness of the opinions expressed in, shall not be bound to make any investigation into the facts or matters of, and shall be fully protected in acting or relying or refraining from acting upon, any resolution, certificate, statement, statutory declaration, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	any request or direction of the Issuer shall be sufficiently evidenced by a request of the Issuer or order of the Issuer and any certified resolution of the Board of Directors of the Issuer;

(c)	whenever in the administration of this Indenture a Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, rely and act upon an Officer’s Certificate;

(d)	the Trustees at the expense of the Issuer may each employ or retain such counsel and such other experts and advisers as such Trustee believes is necessary to enable it to determine and discharge its duties hereunder, and the advice or opinion of the Trustee’s counsel, experts or advisers shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)	the Trustees shall not be under any obligation to exercise any of the rights or powers vested in them by this Indenture at the request or direction of any of the Holders pursuant to this Indenture unless such Holders shall have offered to the Trustees sufficient funding and indemnity against the costs, expenses and liabilities which might be incurred by them in compliance with such request or direction, and provisions of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustees shall be subject to the provisions of this Section 13.15(e);

(f)	the Issuer shall provide to the Trustees an incumbency certificate setting out the names and sample signatures of persons authorized to give instructions to the Trustees hereunder. The Trustees shall be entitled to rely on such certificate until a revised certificate is provided to it hereunder. The Trustees shall be entitled to refuse to act upon any instructions given by a party which are signed by any person other than a person described in the incumbency certificate provided to it pursuant to this Section;

(g)	the Trustees shall be entitled to rely, and act upon, any direction, order, instruction, notice or other communication provided to it hereunder which is sent to it by facsimile transmission or electronic delivery;

(h)	the Trustees shall not be liable for any consequential, punitive or special damages; and

(i)	the Trustees shall not incur any liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustees (including, but not limited to, any provision of any present or future applicable law or any act of a Governmental Authority or any act of God or war).

13.16 Merger, Consolidation or Succession to Business

Any entity into which any Trustee may be merged or with which it may be amalgamated or consolidated, or any entity resulting from any merger, amalgamation or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee hereunder, provided such entity shall be otherwise qualified under this Article 13, without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

13.17 Action by Trustees to Protect Interests

Each Trustee shall have power to institute and maintain such actions and proceedings as it may consider necessary or expedient to preserve, protect or enforce its interests and the interests of the Holders.

13.18 Compensation and Indemnity

The Issuer shall pay to each Trustee from time to time compensation for its services hereunder as agreed separately by the Issuer and such Trustee, and shall reimburse each Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by such Trustee in the administration or execution of its duties under this Indenture (including the reasonable and documented compensation and disbursements of its counsel and all other advisers and assistants not regularly in its employ), both before any default hereunder and thereafter until all duties of such Trustee under this Indenture shall be finally and fully performed. No Trustee’s compensation shall be limited by any law on compensation of a Trustee of an express trust. Any amount due under this Section 13.18 and unpaid 30 days after request for such payment shall bear interest from the expiration of such 30 days at a rate per annum equal to the then current rate charged by the applicable Trustee from time to time, payable on demand.

The Issuer shall indemnify and agrees to hold each Trustee, its directors, officers and employees harmless from and against any and all taxes, charges, costs, expenses, damages, claims, demands and liabilities to which they, or any of them, may become subject, including legal and accounting costs, for or in respect of anything done or omitted to be done in connection with this Indenture, except such as may arise from the negligence, wilful misconduct or lack of good faith of such Trustee, its directors, officers and employees or the material breach of any term of this Indenture by such Trustee, its directors, officers and employees, such indemnification to survive the resignation or removal of such Trustee and the termination of this Indenture.

The Issuer need not reimburse any expense or indemnify against any loss or liability incurred by any Trustee through gross negligence, wilful misconduct, violation of law, or bad faith.

13.19 Authority to Carry on Business

The Canadian Trustee represents to the Issuer that, at the date of execution and delivery by it of this Indenture, it is authorized to carry on the business of a trust company in each of the provinces of Canada. If the Canadian Trustee ceases to be authorized to carry on such business in any province of Canada, the validity and enforceability of this Indenture and the Notes issued under this Indenture shall not be affected in any manner whatsoever by reason only of such event, but within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, such Trustee either shall become so authorized or shall resign in the manner and with the effect specified in Section 13.6.

The U.S. Trustee represents to the Issuer that, at the date of execution and delivery by it of this Indenture, it is authorized to carry on the business of a trust company in each of the states of the United States. If the U.S. Trustee ceases to be authorized to carry on such business in any state of the United States, the validity and enforceability of this Indenture and the Notes issued under this Indenture shall not be affected in any manner whatsoever by reason only of such event, but within 90 days after ceasing to be authorized to carry on the business of a trust company in any state of the United States, such U.S. Trustee either shall become so authorized or shall resign in the manner and with the effect specified in Section 13.6.

13.20 Trustees Not Liable in Respect of Depository

The Trustees shall not have any liability whatsoever for:

(a)	any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes held by and registered in the name of a Depository;

(b)	maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or

(c)	any advice or representation made or given by or with respect to a Depository and made or given herein with respect to rules of such Depository or any action to be taken by a Depository or at the direction of a Participant of a Depository.

13.21 Trustees Appointed Attorney

The Issuer hereby irrevocably appoints the Trustees to be the attorneys of the Issuer during the continuance of an Event of Default in the name and on behalf of the Issuer to execute any documents and to do any acts and things which the Issuer ought to execute and do, and has not executed or done, under the covenants and provisions contained in this Indenture and generally to use the name of the Issuer in the exercise of all or any of the powers hereby conferred on the Trustees, with full powers of substitution and revocation.

13.22 Acceptance of Trusts

Each Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions set forth in this Indenture and in trust for the Holders from time to time, subject to the terms and conditions of this Indenture.

Notwithstanding any other provision of this Indenture, the Notes or any Supplemental Indenture, including, without limitation, any references in this Indenture, the Notes or any Supplemental Indenture, to a trust or to the Trustees as trustees or acting as trustees, no trust within the meaning of Chapter II of Title Six of Book Four of the Civil Code of Québec is intended to be or is established or constituted by this Indenture, the Notes or any Supplemental Indenture. In addition, the provisions contained in Title Seven of Book Four of the Civil Code of Québec shall not be applicable in this Indenture in respect of the administration of the property of others by the Trustees.

13.23 No Liability for Certain Deposited Monies

No Trustee shall bear liability for monies deposited other than with such Trustee. The Trustees shall disburse monies according to this Indenture only to the extent that monies have been deposited with them.

13.24 No Liability for Breach by Issuer

No Trustee shall bear liability or responsibility whatever or be in any way responsible for the consequences of any breach by the Issuer of any obligation herein contained or of any act of any director, officer, employee or agent of the Issuer.

13.25 No Liability for Statements of Fact

No Trustee shall be liable for or by reason of any statements of fact or recitals in this Indenture or any document accessory thereto (except the representation contained in Section 13.4) or required to verify the same.

13.26 No Liability when in Good Faith

No Trustee shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction or request of the applicable Holders specified herein and, in determining the authority and number of Holders in such regard, shall be required only to make reasonable inquiries. No Trustee shall be liable for any error of judgment made in good faith by an officier of such Trustee unless it shall be proved that such Trustee was negligent in ascertaining the pertinent facts.

13.27 Privacy Laws

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. Despite any other provision of this Indenture, no party to this Indenture shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Issuer shall, prior to transferring or causing to be transferred personal information to the Trustees, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustees shall use commercially reasonable efforts to ensure that their services hereunder comply with Privacy Laws. Specifically, the Trustees agree: (a) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (b) to use personal information solely for the purposes of providing their services under or ancillary to this Indenture and not to use it for any other purpose except with the consent of or direction from the Issuer or the individual involved; (c) not to sell or otherwise improperly disclose personal information to any third party; and (d) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

13.28 Initial Appointment of Trustees

The Issuer hereby appoints (i) BNY Trust Company of Canada as the initial Canadian Trustee and (ii) The Bank of New York Mellon as the initial U.S. Trustee, and BNY Trust Company of Canada and The Bank of New York Mellon hereby accept such respective appointments. As to any duty or obligation of a Trustee relating to the Notes, the Canadian Trustee shall have the primary responsibility for such duty or obligation, unless the context otherwise requires, and such other provision, including any reference to the U.S. Trustee therein, shall be interpreted to give effect to this paramount provision. Unless the context otherwise requires, any action to be performed by the Trustees under this Indenture may be performed by any one of the Canadian Trustee or the U.S. Trustee or both of them, and any such act shall bind both such Trustees. So long as the Trustees are Affiliates, if a consent is required of the Trustees, it may be given by one Trustee and such consent shall be deemed to be given by both Trustees.

13.29 Reports by the Trustees

If required by TIA Section 313(a), within 60 days after each January 31 beginning with January 31, 2013, the U.S. Trustee shall mail to each Holder as required by TIA Section 313(c) a brief report dated as of such date that complies with TIA Section 313(a). The Canadian Trustee also shall comply with TIA Section 313(b).

A copy of each such report at the time of its mailing to Holders shall be filed by the U.S. Trustee with each stock exchange in the United States, if any, on which the Notes are listed. The Issuer shall notify the U.S. Trustee if and when the Notes are listed on any stock exchange in the United States.

ARTICLE 14

SUPPLEMENTAL INDENTURES AND CORRECTIONS

14.1 Supplemental Indentures

From time to time the Issuer and each Guarantor and the Trustees may, subject to the provisions of this Indenture, execute and deliver “Supplemental Indentures”, which thereafter shall form part hereof, or may take any other action for any one or more of the following purposes:

(a)	adding to the covenants of the Issuer or otherwise amending the terms hereof if in the opinion of the Trustees, relying on the opinion of counsel, such addition or amendment shall not be prejudicial to the interests of the Holders generally;

(b)	evidencing the succession (or successive successions) of another corporation to the Corporation, the Issuer or a Guarantor and the obligations assumed by such successor in accordance with the provisions of this Indenture and the Note Guarantees; and

(c)	making such provisions not inconsistent with this Indenture as may be necessary or desirable with respect to matters or questions arising hereunder including the making of any modification in the forms of the Notes, that do not affect the substance thereof and which in the opinion of the Trustees, relying on the opinion of counsel, it may be expedient to make, if in the opinion of the Trustees such provisions or modification shall not be prejudicial to the interests of the Holders generally.

14.2 Corrections

The Trustees may also, without the consent or concurrence of the Holders, by Supplemental Indenture or otherwise, concur with the Issuer in making any changes or corrections in this Indenture that (a) in the opinion of the Trustees or their counsel is of a format, minor or technical nature, or that (b) they shall have been advised by their counsel are required for the purpose of curing or correcting any ambiguity or defective or inconsistent provision or clerical omission or mistake or manifest error contained herein or in any Supplemental Indenture, provided that, in either case in the opinion of counsel, the rights of the Holders are not adversely affected thereby.

14.3 Effect of Supplemental Indentures

Upon the execution of any Supplemental Indenture, this Indenture shall be modified in accordance therewith, such Supplemental Indenture shall form a part of this Indenture for all purposes, and every Holder shall be bound thereby. Any Supplemental Indenture may contain terms which add to, modify or negate any of the terms contained in this Indenture, and to the extent that there is any difference between the terms of this Indenture and the terms contained in a Supplemental Indenture, the terms contained in the Supplemental Indenture shall be applicable to the Notes to which such Supplemental Indenture relates and the corresponding terms contained in this Indenture shall not be applicable unless otherwise indicated in such Supplemental Indenture.

14.4 Execution of Supplemental Indentures

In executing or accepting the additional trusts created by any Supplemental Indenture permitted by this Indenture or the modifications thereby of the trusts created by this Indenture, the Trustees shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such Supplemental Indenture is authorized or permitted by this Indenture. The Trustees may, but shall not be obligated to, enter into any such Supplemental Indenture which affects the Trustees’ own rights, duties or immunities under this Indenture or otherwise.

ARTICLE 15

MISCELLANEOUS

15.1 Communication by Holders with Other Holders

Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustees, the Registrar and any other Person shall have the protection of Section 312(c) of the TIA.

15.2 Counterparts and Formal Date

This Indenture may be executed in several counterparts, each of which, when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of December 20, 2012.

15.3 No Personal Liability of Directors, Officers, Employees and Securityholders

No director, officer, employee, incorporator or securityholder of the Corporation, the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Corporation, the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.4 Governing Law

This Indenture, the Notes, any Note Guarantees and the Security Documents (other than any U.S. Security Documents) shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec. The U.S. Security Documents shall be governed by the laws of the state of New York.

15.5 Certificates and Opinions

Any certificate made or given under or for the purpose of satisfying any provision of this Indenture or evidencing the compliance with any provision of this Indenture by one or more Authorized Officers or directors of the Issuer or a Guarantor may be based, in so far as it relates to legal matters, upon an opinion of counsel, unless such person or persons signing the certificate knows, or with the exercise of reasonable care should have known, that the opinion with respect to the matters upon which his or their certificate is based as aforesaid is erroneous. Any opinion made or given by counsel may be based, in so far as it relates to factual matters and information which is in the possession of the Issuer or a Guarantor, upon the certificate of an officer or officers of the Issuer or a Guarantor, unless such counsel knows, or in the exercise of reasonable care should have known, that the certificate with respect to the matters upon which its opinion is based as aforesaid is erroneous. Any such certificate or opinion, as the case may be, made or given by an Authorized Officer, Authorized Officers, director or directors of the Issuer or a Guarantor or by counsel may be based, in so far as it relates to accounting matters, upon the certificate or opinion of an auditor or accountant unless such officer, director or counsel, as the case may be, knows, or in the exercise of reasonable care should have known, that the certificate or opinion with respect to the matters upon which his certificate or opinion is based as aforesaid is or are erroneous.

15.6 Severability

If, in any jurisdiction, any provision of this Indenture or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Indenture and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other party or circumstances.

15.7 Successors and Assigns

All covenants and agreements in this Indenture by the Issuer shall bind its successors and assigns, whether expressed or not.

15.8 Benefits of Indenture

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the Holders and the Trustees, any benefit or any legal or equitable right, remedy or claim under this Indenture.

15.9 No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

15.10 Choice of Language

The parties hereby acknowledge that they have expressly required this Indenture and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. In the event of any contradiction, discrepancy or difference between the English language version and the French language version of the texts of the forms of Notes, the English language version shall govern. Les parties reconnaissent avoir expressément demandé que la présente convention ainsi que tout avis, tout état de compte et tout autre document à être ou pouvant être donnés ou conclus en vertu des dispositions des présentes, soient rédigés en anglais seulement.

[Signature Pages Follow]

Dated as of ____________________, 2012.

YPG FINANCING INC.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

BNY TRUST COMPANY OF CANADA, as Canadian Trustee

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as U.S. Trustee

By:
Name:
Title:

BNY TRUST COMPANY OF CANADA, as Collateral Agent

By:
Name:
Title:

YELLOW MEDIA LIMITED

By:
Name:	François D. Ramsay
Title:	Authorized Signatory

YELLOW PAGES GROUP CORP.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

YPG (USA) HOLDINGS, INC.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

YELLOW PAGES GROUP, LLC

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

WALL2WALL MEDIA INC.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

SCHEDULE A

FORM OF NOTE

[Face of Note]

CUSIP/ISIN

9.25% Senior Secured Notes due 2018

No.	$

YPG FINANCING INC.

promises to pay to              or registered assigns,

the principal sum of $                                                                                                                                                on November 30, 2018 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture.

Interest Payment Dates: Last day of February, May, August and November of each year (or, if such day is not a Business Day, on the next Business Day)

Record Dates: February 15, May 15, August 15 and November 15

Dated: December 20, 2012

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer as of the date first written above.

YPG FINANCING INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

BNY TRUST COMPANY OF CANADA, as Canadian Trustee

By:
Authorized Signatory

[Back of Note]

9.25% Senior Secured Notes due 2018

[Each definitive certificate representing Notes originally issued to an “affiliate” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act), as well as all certificates issued in exchange for or in substitution of the foregoing Notes, will bear a legend to the following effect:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF YPG FINANCING INC. (THE “ISSUER”) THAT SUCH NOTE MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER OR A SUBSIDIARY OF THE ISSUER, (B) IN A TRANSACTION REGISTERED UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (D) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS IN THE UNITED STATES OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTIONS; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) AND (D) ABOVE, A DULY EXECUTED DECLARATION, IN A FORM REASONABLY SATISFACTORY TO THE TRUSTEES AND THE ISSUER, AND, IF REQUESTED BY THE TRUSTEES OR THE ISSUER, A LEGAL OPINION REASONABLY SATISFACTORY TO THE TRUSTEES AND THE ISSUER, MUST FIRST BE PROVIDED.

DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY,” MAY BE OBTAINED FROM THE TRUSTEES UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE TRUSTEES AND THE ISSUER AND, IF REQUESTED BY THE TRUSTEES OR THE ISSUER, A LEGAL OPINION SATISFACTORY TO THE TRUSTEES AND THE ISSUER.”]

[Each Global Certificate (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO YPG FINANCING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE

NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

THIS NOTE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CDS OR A NOMINEE OF CDS. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN CDS OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF NOTE AS A WHOLE BY CDS TO A NOMINEE OF CDS OR BY A NOMINEE OF CDS TO CDS OR ANOTHER NOMINEE OF CDS AND/OR THEIR RESPECTIVE SUCCESSORS) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.”]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest

YPG Financing Inc., a corporation existing under the Canada Business Corporations Act (the “Issuer”), promises to pay interest on the principal amount of this Note at 9.25% per annum from and including the Issue Date until maturity. The Issuer shall pay interest quarterly in arrears on the last day of February, May, August and November of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on February 28, 2013. Interest on the Notes shall accrue from and including the Issue Date or, if interest has already been paid, from and including the most recent date on which interest has been paid, to but excluding the applicable Interest Payment Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Issuer shall pay interest on overdue principal and premium, if any, from time to time on demand at the same rate then in effect to the extent lawful; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest payable shall be calculated, in the case of the first interest period or any other interest period that is shorter than a full quarter interest period due to redemption or repurchase, on the basis of a 360-day year comprised of twelve 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year divided by 360.

2. Method of Payment

The Issuer shall pay interest on the Notes to the Persons who are registered holders at the close of business on the February 15, May 15, August 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose in Montreal, Québec, or, at the option of the Issuer, payment of interest may be made by cheque mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, interest and premium, if any, on all Notes represented by a Global Certificate and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar

Initially, the Canadian Trustee shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuer or any of its Affiliates may not act in any such capacity.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of December 20, 2012 (as amended, amended and restated, adjusted, supplemented or otherwise modified from time to time, the “Indenture”) among the Issuer, the Guarantors, the Trustees and the Collateral Agent. The Notes are subject to all such terms stated in the Indenture and those made a part of the Indenture by reference to the TIA, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuer. The Notes shall be secured, equally and ratably, by a first-priority Lien, subject to Permitted Liens, in the Collateral pursuant to the Security Documents. The Notes are secured by a pledge of Collateral pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5. Optional Redemption

At any time and from time to time prior to May 31, 2017, the Issuer may redeem all or part of the Notes at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 105% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

At any time and from time to time on or after May 31, 2017, the Issuer may redeem all or part of the Notes at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

6. Mandatory Redemption

In accordance with Section 4.3 of the Indenture and subject to (i) the maintenance by the Corporation of a balance in cash and Cash Equivalents (the “Cash Balance”), including any amounts available to be drawn under any Credit Facility (for greater certainty, the amount of such availability shall be reduced taking into account the amount of any issued and outstanding letters of credit in the manner and to the extent contemplated by the applicable credit documents) that is secured by a Permitted Lien pursuant to clause (2) of the definition of “Permitted Liens”, of $75 million (the “$75 Million Minimum Cash Balance”) as of a Mandatory Redemption Payment Date (as defined below) (as such amount may be reduced in accordance with Section 4.3 of the Indenture), and (ii) any adjustments to be made to the $75 Million Minimum Cash Balance pursuant to the Indenture, on the last day of May and November of each year (or if such day is not a Business Day, on the next Business Day) (each a “Mandatory Redemption Payment Date”), commencing on May 31, 2013, the Issuer shall deposit with the Paying Agent an amount equal the sum of (i) 75% of the Corporation’s Excess Cash Flow for the immediately preceding six-month period ended March 31 or September 30, as applicable (each a “Mandatory Redemption Period”) plus (ii) any Designated Net Proceeds (such sum referred to hereafter as a “Mandatory Redemption Payment”), to redeem, without premium or penalty, the maximum principal amount of Notes (plus accrued and unpaid interest, if any, on the Notes and the amount of all fees and expenses incurred in connection therewith) that may be redeemed with the applicable Mandatory Redemption Payment. The redemption price shall be equal to 100% of the aggregate principal amount of Notes, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date). The Notes to be redeemed with a Mandatory Redemption Payment in respect of any Mandatory Redemption Period shall be deemed to have been redeemed and fully paid, satisfied and discharged on the date the Issuer has deposited with the Paying Agent the applicable Mandatory Redemption Payment.

In accordance with Section 4.3 of the Indenture and notwithstanding any other provision, in the event that (i) the aggregate amount of the Mandatory Redemption Payments due on May 31, 2013 and November 30, 2013 (collectively, the “2013 Mandatory Redemption Payments”) is less than $100 million (the “2013 Minimum Mandatory Redemption Payment”), the Issuer shall deposit with the Paying Agent, on the Mandatory Redemption Payment Date occurring on the last day of November of 2013 (or if such day is not a Business Day, on the next Business Day), together with the applicable Mandatory Redemption Payment, an amount equal to the difference between the applicable 2013 Minimum Mandatory Redemption Payment and the 2013 Mandatory Redemption Payments, (ii) the aggregate amount of the Mandatory Redemption Payments due on May 31, 2014 and November 30, 2014 (collectively, the “2014 Mandatory Redemption Payments”) is less than $75 million (the “2014 Minimum Mandatory Redemption Payment”), the Issuer shall deposit with the Paying Agent, on the Mandatory Redemption Payment Date occurring on the last day of November of 2014 (or if such day is not a Business Day, on the next Business Day), together with the applicable Mandatory Redemption Payment, an amount equal to the difference between the applicable 2014 Minimum Mandatory Redemption Payment and the 2014 Mandatory Redemption Payments, and (iii) the aggregate amount of the Mandatory Redemption Payments due on May 31, 2015 and November 30, 2015 (collectively, the “2015 Mandatory Redemption Payments”) is less than $50 million (less any amount by which the 2014 Mandatory Redemption Payments, in the aggregate, exceeded $75 million) (the “2015 Minimum Mandatory Redemption Payment”), the Issuer shall deposit with the Paying Agent, on the Mandatory Redemption Payment Date occurring on the last day of November of 2015 (or if such day is not a Business Day, on the next Business Day), together with the applicable Mandatory Redemption Payment, an amount equal to the difference between the applicable 2015 Minimum Mandatory Redemption Payment and the 2015 Mandatory Redemption Payments, provided, however, that to the extent that any amount is deposited by the Issuer in order to meet a Minimum Mandatory Redemption Payment, no adjustment shall be made to such Minimum Mandatory Redemption Payment in order to maintain the $75 Million Minimum Cash Balance.

7. Repurchase at the Option of Holder

Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuer to repurchase all or any part (in minimum denominations of the lesser of a Holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall mail a notice to the Trustees and each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

Upon the incurrence or issuance by the Corporation or any of its Restricted Subsidiaries of any (i) Subordinated Indebtedness or (ii) Disqualified Stock or preferred stock, in either case, providing for the payment of regularly scheduled dividends in cash that would be payable pursuant to the terms of such Disqualified Stock or preferred stock at any time while the Notes are outstanding (an “Incurrence of Subordinated Indebtedness Event”), the Issuer shall, within 30 days after the receipt of any Subordinated Indebtedness Net Proceeds from such incurrence or issuance, make an offer (an “Incurrence of Subordinated Indebtedness Offer”) to each Holder of Notes to repurchase, without premium or penalty, the maximum principal amount of Notes that may be repurchased with such Subordinated Indebtedness Net Proceeds. The offer price for any Incurrence of Subordinated Indebtedness Offer shall be equal to the applicable redemption price among the redemption prices set forth in the table below (expressed as percentages of the aggregate principal amount of Notes), plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) and shall be payable in cash.

Year	Redemption Price
2012	104.50%
2013	104.50%
2014	104.50%
2015	103.50%
2016	102.50%
2017 (prior to May 31, 2017)	102.50%
From and after May 31, 2017	100.00%

The Issuer shall send a notice to each Holder of Notes with a copy to the Trustees describing the Incurrence of Subordinated Indebtedness Offer and offering to repurchase Notes on a given date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice.

In accordance with Section 5.8 of the Indenture, the Issuer shall be required to offer to purchase the Notes upon certain Asset Sales.

8. Denominations, Transfer, Exchange

The Notes are in registered form without coupons in denominations of $1.00 or an integral multiple of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustees may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

9. Persons Deemed Owners

The registered holder may be treated as the owner of this Note for all purposes.

10. Note Guarantees

This Note shall be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustees and the Holders.

11. Amendment, Supplement and Waiver

The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 7 of the Indenture.

12. Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture.

13. Trustee Dealings with Issuer

Each Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not a Trustee.

14. No Recourse against Others

A director, officer, employee, incorporator, stockholder or agent of the Issuer or any of the Guarantors, as such, shall not have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until authenticated by the manual signature of a Trustee or an authenticating agent.

16. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustees may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

17. Governing Law

The Indenture, the Notes, any Note Guarantees and the Security Documents shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

18. Copies of The Indenture

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

16 Place du Commerce

Nuns’ Island

Verdun, Québec

H3E 2A5

Attention: Senior Vice President, General Counsel and Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature: (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustees).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 5.8 or Section 5.9 of the Indenture, check the appropriate box below:

☐ Section 5.8                     ☐ Section 5.9

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 5.8 or Section 5.9 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature: (Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustees).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL CERTIFICATE *

The following exchanges of a part of the Notes represented by this Global Certificate for an interest in Notes represented by another Global Certificate or for a Note represented by a definitive certificate, or exchanges of a part of Notes represented by another Global Certificate or Note represented by a definitive certificate for an interest in Notes represented by this Global Certificate, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Certificate	Amount of increase in Principal Amount of this Global Certificate	Principal Amount of this Global Certificate following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

SCHEDULE B.1

TRANSFER CERTIFICATION FORM

To:	[ ], as registrar and transfer agent

for securities of

YPG Financing Inc.

Montreal, Québec

Re: 9.25% Senior Secured Notes due 2018 (the “Notes”)

Reference is hereby made to the Indenture, dated as of [     ] (the “Indenture”), among YPG Financing Inc., the Guarantors named therein and the Trustees. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             (the “Transferor”) owns Note[s] evidenced by certificate number                         , or interest in such Note[s], in the principal amount of $                         and proposes to transfer $                         in principal amount of such Note[s] or interests (the “Transfer”), to                             (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 903 OF REGULATION S: Transferor is an “affiliate” of the Issuer (as such term is defined under Rule 144 of the U.S. Securities Act) holding the Note subject to transfer in definitive form and the Transfer is being effected pursuant to and in accordance with Rule 903 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States or a U.S. Person (as defined in Regulation S) and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the 40-day distribution compliance period (as defined in Regulation S of the U.S. Securities Act), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Note will be subject to the restrictions on transfer enumerated in the Indenture and the Securities Act, and shall be evidenced by a physical certificate bearing the legend required in Section 2.6 of the Indenture.

2. ☐ CHECK IF TRANSFER IS PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OTHER THAN RULE 903 OF REGULATION S. The Transfer is being effected in compliance with the transfer restrictions provided for in Section 2.6(e) of the Indenture and as set forth in the Note and in compliance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. The Transfer is being effected pursuant to and in accordance with Rule 144 under the U.S. Securities Act and in compliance with the transfer restrictions contained in the Indenture and the Notes and any applicable blue sky securities laws of any state of the United States and (ii) after the Transfer, the restrictions on transfer contained in the Indenture and the Notes and the legend set forth in Section 2.6 of the Indenture are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Note will no longer be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture.

or

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 904 OF REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 904 under the U.S. Securities Act and in compliance with the transfer restrictions contained in the Indenture and the Notes and any applicable blue sky securities laws of any state of the United States and (ii) after the Transfer, the restrictions on transfer contained in the Indenture and the Notes and the legend set forth in Section 2.6 of the Indenture are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Note will no longer be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture.

or

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION TO A PERSON THAT IS NOT AN AFFILIATE OF THE ISSUER. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and the Notes and any applicable blue sky securities laws of any State of the United States and (ii) after the Transfer, the restrictions on transfer contained in the Indenture and the Notes and the legend set forth in Section 2.6 of the Indenture are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Note will no longer be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture.

or

(d) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION TO A PERSON THAT IS AN AFFILIATE OF THE ISSUER. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and the Notes and any applicable blue sky securities laws of any State of the United States and (ii) after the transfer, the restrictions on transfer contained in the Indenture and the Notes and the legend set forth in Section 2.6 of the Indenture are required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Note will be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture, and the Transferor hereby certifies that the Transferee has been informed of such restrictions.

or

(e) ☐ CHECK IF TRANSFER IS BEING EFFECTED TO THE ISSUER OR A SUBSIDIARY THEREOF.

or

☐ CHECK IF TRANSFER IS BEING EFFECTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH THE PROSPECTUS DELIVERY REQUIREMENTS THEREOF.

SCHEDULE B.2

EXCHANGE CERTIFICATION FORM

To:	[ ], as registrar and transfer agent

for securities of

YPG Financing Inc.

Montreal, Québec

Re: 9.25% Senior Secured Notes due 2018 (the “Notes”)

Reference is hereby made to the Indenture, dated as of [ ] (the “Indenture”), among YPG Financing Inc., the Guarantors named therein and the Trustees. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                        (the “Owner”) owns Note[s] evidenced by Certificate number                             or beneficial interests in such Note[s] which are held by the Owner in definitive form, in the principal amount of $                         and proposes to exchange such Note[s], for interests held through the book-based system, represented by a Global Certificate (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

(i) the beneficial interest is being acquired for the Owner’s own account without transfer;

(ii) such Exchange has been effected in compliance with the transfer restrictions applicable to such Note and in compliance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States;

(iii) the restrictions on transfer contained in the Indenture and the legend set forth in Section 2.6(e) of the Indenture are not required in order to maintain compliance with the U.S. Securities Act; and

(iv) it understands that upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6(e) of the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                                              .

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:

B-1

SCHEDULE C

FORM OF NOTE GUARANTEE

For value received, each of the undersigned (including any successor Person under the Indenture) hereby, solidarily (jointly and severally), unconditionally and irrevocably guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of December 20, 2012 (the “Indenture”) among YPG Financing Inc. (the “Issuer”), the Guarantors party thereto, BNY Trust Company of Canada, as trustee (the “Canadian Trustee”), The Bank of New York Mellon, as trustee (the “U.S. Trustee”, and together with the Canadian Trustee, the “Trustees”) and BNY Trust Company of Canada, as collateral agent, (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustees all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. This Note Guarantee shall become effective in accordance with Article 8 of the Indenture and its terms shall be evidenced therein. Each Holder, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustees as attorneys in fact of such Holder for such purpose.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

IN WITNESS HEREOF, each Guarantor has caused this Notation of Guarantee to be signed manually or by facsimile by its duly authorized officer.

[INSERT NAME OF GUARANTOR(S)]

By:
Name:
Title:

C-1

SCHEDULE D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                 , 20    , among                                     (the “Guaranteeing Subsidiary”), a subsidiary of YPG Financing Inc. (or its permitted successor), a corporation existing under the Canada Business Corporations Act (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), BNY Trust Company of Canada, as trustee under the Indenture referred to below (the “Canadian Trustee”), The Bank of New York Mellon (the “U.S. Trustee”, and together with the Canadian Trustee, the “Trustees”), and BNY Trust Company of Canada, as collateral agent under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustees an indenture (the “Indenture”) dated as of December 20, 2012 providing for the issuance of 9.25% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustees a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 7.1 of the Indenture, the Trustees are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustees mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee

The Guaranteeing Subsidiary hereby agrees to provide an unconditional and irrevocable Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 8 thereof.

3. No Recourse against Others

No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this

Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the Canadian securities laws.

4. Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

5. Counterparts

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings

The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustees

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

8. Choice of Language

The parties hereby acknowledge that they have expressly required this Supplemental Indenture and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. In the event of any contradiction, discrepancy or difference between the English language version and the French language version of the texts of the forms of Notes, the English language version shall govern. Les parties reconnaissent avoir expressément demandé que la présente convention ainsi que tout avis, tout état de compte et tout autre document à être ou pouvant être donnés ou conclus en vertu des dispositions des présentes, soient rédigés en anglais seulement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                                 , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[ISSUER]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[TRUSTEE], as Canadian Trustee

By:
Name:
Title:

[TRUSTEE], as U.S. Trustee

By:
Name:
Title:

[COLLATERAL AGENT], as Collateral Agent

By:
Name:
Title:

SCHEDULE E

RECONCILIATION AND TIE BETWEEN

THE TRUST INDENTURE ACT OF 1939 AND THE INDENTURE

Trust Indenture Act Section	Indenture Section
§ § 310 (a)	13.2, 13.6, 13.28
(b)	13.4
§ § 311 (a)	13.3
(b)	13.3
§ § 312 (a)	13.1, 13.2, 13.5
(b)	15.1
(c)	5.1
§ § 313	10.14, 13.3, 13.29
§ § 314 (a)	5.2
(b)	5.2, 10.14
(c) (1)	13.13
(c) (2)	13.13
(c) (3)	Not Applicable
(d)	5.2, 10.14
(e)	13.13
§ § 315 (a)	13.3, 13.15
(b)	6.12
(c)	13.3, 13.17
(d)	13.3, 13.15
(e)	6.15
§ § 316 (a) (1) (A)	6.11
(a) (1) (B)	7.1, 7.2
(a) (2)	7.1, 7.2
(b)	6.7, 7.1, 7.2
(c)	11.15
§ § 317 (a) (1)	6.3
(a) (2)	6.4
(b)	2.3
§ § 318 (a)	1.10

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